Exhibit 2.1

SHARE PURCHASE AGREEMENT

DECEMBER 1, 2011

AMONG

AMOCO CANADA INTERNATIONAL HOLDINGS B.V.

AS VENDOR

- AND -

PLAINS MIDSTREAM CANADA ULC

AS PURCHASER

[*****] indicates redacted terms for which confidential treatment has been requested from the Securities and Exchange Commission (“SEC”). The redacted information has been filed separately with the SEC.

SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation	26
1.3	Knowledge	27
1.4	Entire Agreement	27
1.5	Governing Law	27
1.6	Accounting Principles	27
1.7	Currency Conversion	28
1.8	Disclosure	28
1.9	Parol Evidence	28
1.10	Schedules	29
1.11	Interpretation if Closing Does Not Occur	31
1.12	Conflicts	31

ARTICLE 2 PURCHASE AND SALE		31
2.1	Actions by Vendor and Purchaser Regarding Purchase	31
2.2	Place of Closing	33
2.3	Tender	33
2.4	Escrow Agreement	33

ARTICLE 3 PURCHASE PRICE		33
3.1	Purchase Price	33
3.2	Payment of Purchase Price and Interim Cash Flow Amount	33
3.3	Post Closing Adjustment to the Working Capital Amount	34
3.4	Interim Cash Flow Adjustment	36
3.5	Expert Determination	37
3.6	Purchase Price Allocation	39

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF VENDOR		40
4.1	Incorporation and Registration	40
4.2	Capitalization and Ownership	40
4.3	Right to Sell Shares	40
4.4	Shares of Purchased Entities	41
4.5	Due Authorization	42
4.6	Enforceability of Obligations	43
4.7	Required Approvals	43
4.8	Material Consents	43
4.9	Financial Statements	43
4.10	Business Carried on in the Ordinary Course; Compliance with Applicable Laws and Environmental Laws	44
4.11	Entity Assets	44
4.12	Operation of Entity Assets	45
4.13	Governmental Authorizations; Compliance Therewith	45
4.14	Material Contracts	45

4.15	Powers of Attorney	46
4.16	Futures Transactions	46
4.17	Certain Material Obligations and Authorizations for Expenditure	46
4.18	Guarantees	46
4.19	Borrowed Money	46
4.20	Minute Books	47
4.21	Environmental Matters	47
4.22	Litigation and Unsatisfied Judgements (other than Tax)	47
4.23	Employee Matters	48
4.24	Intellectual Property	49
4.25	Taxes	49
4.26	Treaty-Protected Property	51
4.27	Commissions and Fees	51
4.28	[*****]	51

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		51
5.1	Incorporation	51
5.2	Due Authorization	51
5.3	Enforceability of Obligations	52
5.4	Investment Canada Act	53
5.5	Governmental Authorizations	53
5.6	Commissions and Fees	53
5.7	Purchaser as Principal	53
5.8	Sufficient Funds	53
5.9	Purchaser Guarantor	53

ARTICLE 6 REGARDING MATERIAL CLAIMS, REPRESENTATIONS, WARRANTIES AND COVENANTS		54
6.1	Material Claims	54
6.2	Deductible in respect of Claims	55
6.3	Limitation of Liability	56
6.4	Survival of Vendor’s Representations, Warranties, Covenants and Indemnities and Limitations on Claims	57
6.5	Survival of Purchaser’s Representations, Warranties, Covenants and Indemnities	58
6.6	No Consequential Damages	58
6.7	No Other Representations, Warranties or Covenants of Vendor	58
6.8	No Other Representation, Warranties or Covenants of Purchaser	60
6.9	Restrictions on Claims	60
6.10	Acknowledgement Regarding Scope of Entity Assets	61

ARTICLE 7 PURCHASER’S CONDITIONS		64
7.1	Correctness and Accuracy of Representations and Warranties	64
7.2	Performance of Obligations	64
7.3	Required Approvals Obtained	65
7.4	Material Consents Obtained	65
7.5	No Legal Impediment to Closing	65
7.6	No Injunctions or Restraints	65
7.7	Completion of the Reorganization	65
7.8	IT Related Matters	65

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

2

7.9	Vendor’s Closing Deliveries	65
7.10	Payment of Interim Cash Flow Amount	67
7.11	No Damage or Destruction Event	67

ARTICLE 8 VENDOR’S CONDITIONS		67
8.1	Correctness and Accuracy of Representations and Warranties	67
8.2	Performance of Obligations	67
8.3	Required Approvals Obtained	68
8.4	Material Consents Obtained	68
8.5	No Legal Impediment to Closing	68
8.6	No Injunctions or Restraints	68
8.7	Completion of the Reorganization	68
8.8	IT Related Matters	68
8.9	Purchaser’s Closing Deliveries	68

ARTICLE 9 OTHER COVENANTS		69
9.1	Conduct of Business Prior to Closing	69
9.2	Negative Covenants	70
9.3	Credit Support Obligations	72
9.4	Bank Accounts	72
9.5	Access to Material Facilities	73
9.6	Actions to Satisfy Closing Conditions	74
9.7	Preservation of Records	74
9.8	Filings for Required Approvals	74
9.9	HSR Filings	77
9.10	Employee Related Matters	77
9.11	Insurance	77
9.12	Purchase Not Conditional on Financing	78
9.13	Reorganization	78
9.14	Return of Excluded Assets	78
9.15	Delivery of Books and Records	79
9.16	Excluded Owned IP License	80
9.17	IT Related Matters	80
9.18	Confidentiality	80
9.19	Compliance with Privacy Laws	82
9.20	Dispute Resolution	83
9.21	Vendor Standards	84
9.22	Additional Contracts and Litigation Updates	85
9.23	Contracts for NGL Extraction Rights and Gas Supply	85
9.24	Additional Financial Information	86
9.25	Post Closing Cooperation and Access	87
9.26	Leased Rail Cars	87
9.27	Regulatory Matter	87
9.28	Litigation Matter	88
9.29	Covenants in Schedules	88
9.30	Contracts in Non-Purchased Entities	88

3

ARTICLE 10 INDEMNIFICATION		89
10.1	Mutual Indemnities for Breaches of Representations, Warranties and Covenants; Other Matters	89
10.2	Purchaser Indemnity Relating to Environmental Liabilities and Abandonment and Reclamation Obligations	90
10.3	Purchaser Indemnity Relating to the Business and Other Matters	91
10.4	Vendor Indemnity Relating to Certain Liabilities	91
10.5	Vendor Indemnity Relating to the Non-NGL Business	92
10.6	Procedures Relating to Indemnification Between Vendor and Purchaser	93
10.7	Indemnification Procedures for Third Party Claims (other than Tax Claims)	93
10.8	Holding of Indemnities	95
10.9	Claims Net of Insurance	96
10.10	Mitigation	96
10.11	Adjustment to Purchase Price	96
10.12	Subrogation	96
10.13	Access and Co-operation in Respect of Vendor Indemnified Matters	97
10.14	Assignment of Benefits under Indemnified Litigation Claims	97
10.15	Litigation Support Agreement	98
10.16	No Waiver of Indemnification Rights	98

ARTICLE 11 TAX MATTERS		98
11.1	Liabilities for Taxes	98
11.2	Tax Returns	100
11.3	Remittance of Tax	100
11.4	Tax Refunds	101
11.5	Confidentiality of Tax Information	101
11.6	No Section 338 Election	102
11.7	Tax Claims	102
11.8	Assistance and Cooperation	103
11.9	Coordination with Other Provisions	104
11.10	Tax Changes Post-Closing	105
11.11	Certain Closing Day Transactions	105

ARTICLE 12 TERMINATION AND CLOSING		105
12.1	Termination	105
12.2	Walk Right Threshold	106
12.3	Notice of Termination	107
12.4	[*****]	107
12.5	Deposit	109
12.6	Remedies Exclusive; Specific Performance	109
12.7	Exception to Confidentiality Agreement	109
12.8	Confidential Information	109

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

4

ARTICLE 13 GENERAL		110
13.1	Waiver	110
13.2	Public Notices	110
13.3	Assignment	111
13.4	Notices	112
13.5	Further Assurances	113
13.6	No Recourse	113
13.7	Time of the Essence	114
13.8	Amendment	114
13.9	Invalidity	114
13.10	Counterparts	114
13.11	Enforcement	114
13.12	No Third-Party Beneficiaries	114
13.13	Expenses	114
13.14	Removal of Name	115

5

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of December 1, 2011 between:

Amoco Canada International Holdings B.V.
a corporation incorporated under the laws of the Netherlands
(the “Vendor”)

- and -

Plains Midstream Canada ULC
a corporation incorporated under the laws of Alberta
(the “Purchaser”)

RECITALS:

A.                                   Vendor has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Vendor, the Shares on the terms and conditions of this Agreement.

B.                                     Purchaser Guarantor has agreed to guarantee the obligations of Purchaser on the terms set forth in the Purchaser Parent Guarantee.

C.                                     Vendor Guarantor has agreed to guarantee the obligations of Vendor on the terms set forth in the Vendor Parent Guarantee.

IN CONSIDERATION of the covenants, agreements, representations, warranties and payments herein set forth, the Parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set forth below:

“Abandonment and Reclamation Obligations” means any and all past, present and future Liabilities of any of the Purchased Entities or their predecessors or successors in interest (and any and all Losses associated with or related to such Liabilities), whether under Contracts, Previously Owned Asset Agreements or Applicable Law, in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to any of the following:

(a)                            the abandonment of assets, including the closing, decommissioning, dismantling or removal of tangibles, equipment and facilities and the plugging and abandonment of wells, and

(b)                           the restoration, remediation or reclamation of the Environment, including the surface or subsurface of lands performed or to be performed in connection with or as a part of the activities described in item (a) of this definition.

and any and all Claims associated with or relating to any of the foregoing.

“Accounting Firm” means Deloitte and Touche LLP, Chartered Accountants or another nationally recognized accounting firm agreed upon by the Parties.

“Affiliate” means, as to a Person, any other Person controlling, controlled by or under common control with that Person where “control”, “controlling” or “controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contract, partnership agreement, trust arrangement or other means, either directly or indirectly, that results in control in fact, provided however, that direct or indirect ownership of shares of a corporation carrying more than 50% of the voting rights shall constitute control of that corporation, and further provided that:

(a)                                  the Purchased Entities shall be conclusively deemed to be Affiliates of Vendor as to any matter or thing relating to the period prior to Closing Time, and

(b)                           the Purchased Entities shall be conclusively deemed to be Affiliates of Purchaser as to any matter or thing relating to the period after the Closing Time.

“Agreement” means this Share Purchase Agreement, including the recitals and all Schedules and Exhibits hereto, and includes all written instruments supplementing, amending or confirming this Agreement agreed to by the Parties after the date hereof.

“Alaska Gas Records” means all documents, information, books and records (including electronic copies thereof) of BP Exploration (Alaska) Inc. (“BPXA”), the Corporation or their Affiliates relating to the Alaska gas pipeline projects sponsored by Denali — The Alaska Gas Pipeline LLC (“Denali”) or TransCanada Alaska Company, LLC (“TransCanada”), including records provided to BPXA, the Corporation or their Affiliates by Denali or TransCanada.

“Applicable Laws” means all Laws (including Privacy Laws), other than Environmental Laws, but including any Laws to the extent that they relate to Abandonment and Reclamation Obligations.

“Base Price” has the meaning given to that term in Section 3.1.

“Books and Records” means original or copies, including electronic copies, of books and records, including financial and accounting records, corporate records, inventory and other asset records, sales and purchase records, customer files, production and other operational data, equipment maintenance data, cost and pricing information, supplier lists, customer lists, business reports, plans and projections, title documents, surveys, files and correspondence that:

(a)                                  are in the possession or under the control of Vendor or its Affiliates,

(b)                           reflect material transactions that have occurred within a period of five (5) years prior to the date hereof,

(c)                            relate exclusively to the Business as conducted by the Purchased Entities, and

(d)                           are necessary for the conduct of the Business after Closing by the Purchased Entities,

but specifically excluding the following (collectively, the “Excluded Books and Records”):

(i)                                     any Divestiture Information and any other information pertaining to the sale process leading to the Purchase,

(ii)                                  any information, documents, books and records that relate to or are included in Excluded Assets,

(iii)                               the Alaska Gas Records,

(iv)                              financial or other data and information that cannot, with reasonable commercial efforts, be identified by Vendor or be segregated by Vendor or its Affiliates (including the Purchased Entities) from the data, information and records systems of Vendor and its Affiliates,

(v)                                 any such books and records insofar as they relate to pension plans or matters pertaining to pensions for the benefit of any employee or former employee of Vendor or any of its Affiliates (including the Purchased Entities),

(vi)                              any such books and records insofar as they relate to employees of Vendor or any of its Affiliates other than Entity Employees, and any such books and records insofar as they relate to historical pay, performance, attendance, disciplinary or medical information of Transferred Employees, including personnel files, under Schedule 9.10 Part B except where such information is expressly necessary to deliver new employment terms commensurate with the terms of Schedule 9.10 Part B,

(vii)                           any such books and records insofar as they are Tax Records of Vendor or of any of its Affiliates or any of the Purchased Entities,

(viii)                        any such books and records that pertain to risk management matters, except for books and records relating to Futures Transactions that will be outstanding at the Closing Time, and

(ix)                                any books and records other than those books and records described in (a) through (d) above.

Nothing in this definition shall limit Purchaser’s right to receive the records described in Sections 9.15(a) to (e).

“Business” means the business presently and heretofore carried on by the Purchased Entities and their predecessors in interest relating to the purchase, extraction, gathering, fractionation, storage, transportation and wholesale marketing of NGLs.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Calgary, Alberta, Houston, Texas, Luxembourg, the Netherlands and London, England are open for business during normal banking hours.

“Canada Transportation Act” means the Canada Transportation Act (Canada).

“Canada Transportation Act Approval” means:

(a)                                  Purchaser shall have received a notice from the Minister of Transport pursuant to subsection 53.1(4) of the Canada Transportation Act that the Minister of Transport is of the opinion that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation, or

(b)                           the transactions contemplated by this Agreement shall have been approved by the Governor in Council in accordance with subsection 53.2(7) of the Canada Transportation Act,

and, in either such case, the completion of the transactions contemplated by this Agreement is not prohibited under subsection 53.2(1) of the Canada Transportation Act.

“Canadian Dollars” means lawful money of Canada.

“Canadian Purchased Entities” has the meaning given to that term in Section 4.25;

“Claim” means any action, claim, demand, lawsuit, audit proceeding or arbitration, or any proceeding or investigation by a Governmental Authority including, except where otherwise expressly excluded, a Tax Claim.

“Closing” means the closing of the Purchase as contemplated by this Agreement.

“Closing Consideration” has the meaning given to that term in Section 3.2(a)(ii).

“Closing Date” means, without derogating from the fact that Closing is subject to the satisfaction or waiver, at or before the Closing Time, of each of the conditions set out in Article 7 and Article 8:

(a)                                  if the date on which the Regulatory Condition is satisfied is on or before the seventh (7th) day of a calendar month, then the 1st day of the calendar month following the month in which the Regulatory Condition is satisfied (whether or not a Business Day), or

(b)                           if the date on which the Regulatory Condition is satisfied is after the seventh (7th) day of a calendar month, then the 1st day of the second calendar month following the month in which the Regulatory Condition is satisfied (whether or not a Business Day) , or

(c)                            such other date as the Parties may agree upon in writing as the date on which the Closing shall take place;

provided, however, that if the IT Condition has not been satisfied by the Closing Date as defined in (a), (b) or (c) above, either Party shall have the right, on written notice to the other Party given at least ten (10) Business Days prior to such Closing Date, to extend the Closing Date to the 1st day of the calendar month next following such Closing Date (whether or not a Business Day), and, in like manner, if the IT Condition has not been satisfied by the extended Closing Date, either Party shall have the right, on written notice to the other Party given at least ten (10) Business Days prior to the extended Closing Date, to extend the Closing Date to the 1st day of the calendar month next following the extended Closing Date (whether or not a Business Day).

For the avoidance of doubt, the Closing Date may not be extended by more than two months due to the inability of either Party to satisfy the IT Condition.

“Closing Document” means a document or certificate delivered at the Closing Time pursuant to this Agreement.

“Closing Interim Cash Flow Amount” has the meaning given to that term in Section 3.4(a).

“Closing Time” means 9:00 a.m. (Calgary time)/5:00 p.m. (Central European time) on the Closing Date, or such other time on such date as the Parties may agree upon in writing.

[*****]

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act or any person authorized to act on behalf of the Commissioner.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means, in respect of the Purchase, that:

(a)                                 an advance ruling certificate pursuant to section 102 of the Competition Act shall have been issued by the Commissioner, or

(b)                                 a “no action letter” in form and substance satisfactory to Purchaser acting reasonably shall have been received from the Commissioner indicating that she does not, at that time, intend to make an application under section 92 of the Competition Act and either:

(i)                                     any applicable waiting period under section 123 of the Competition Act has expired or been terminated, or

(ii)                                  a waiver under section 113(c) of the Competition Act of the obligation to notify the Commissioner and supply information shall have been granted by the Commissioner.

“Conditions” means either or both of Vendor’s Conditions and Purchaser’s Conditions, as applicable.

“Confidential Contracts” means those Contracts described or referred to in Schedule 1.1A.

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

“Confidential Information” means, as to any Person, all Trade Secrets and all proprietary and confidential manufacturing, financial, marketing, operational, organizational, know-how, personnel, customer or vendor, technical and other information or data relating to the business of such Person, including, without limitation, all correspondence, memoranda, notes, summaries, analyses, compilations, forecasts, studies, models, extracts of and documents and records reflecting, based upon or derived from such information or data, regardless of who prepares it, as well as all copies and other reproductions thereof, whether in writing or stored or maintained on computer-related or other electronic media.

“Confidentiality Agreements” means the Confidentiality Agreement made as of January 28, 2011 between the Corporation and Plains All American Pipeline, L.P. (the “January 28, 2011 Confidentiality Agreement”), Consent Agreement Regarding Confidential Information made as of June 15, 2011 between BP Canada Energy Company and AltaGas Extraction and Transmission Limited Partnership; Assignment Agreement And Consent To Disclosure made as of June 21, 2011 among BP Canada Energy Company, Plains All American Pipeline, L.P., and Nova Chemicals Corporation, as amended; Assignment Agreement And Consent To Disclosure made as of June 23, 2011 among BP Canada Energy Company, Plains All American Pipeline, L.P., and Provident Energy Ltd., as amended; Assignment Agreement And Consent To Disclosure made as of June 27, 2011 among BP Canada Energy Company, Plains All American Pipeline, L.P., and Shell Canada Energy, as amended; Assignment Agreement And Consent To Disclosure made as of July 7, 2011 among BP Canada Energy Company, Plains All American Pipeline, L.P., and Imperial Oil, as amended; Assignment Agreement And Consent To Disclosure made as of July 15, 2011 among BP Canada Energy Company, Plains All American Pipeline, L.P., and Dow Chemical Canada ULC, as amended; Assignment Agreement And Consent To Disclosure made as of July 31, 2011 among BP Canada Energy Company, Plains All American Pipeline, L.P., and Inter Pipeline Fund, as amended; and Assignment Agreement and Consent to Disclosure entered into effective November 22, 2011 between BP Canada Energy Company, BP Canada Energy Resources Company, Dome NGL Pipeline Ltd., Kinder Morgan Canada Company, Kinder Morgan Cochin ULC, and Plains All American Pipeline, L.P.

“Constating Document” means, in respect of a Person, the articles of incorporation, amalgamation or continuance, bylaws, memorandum of association, partnership agreement or similar constituting document of a Person, as the case may be.

“Contracts” means, with respect to any Person, any contracts, leases, licences and contractually binding arrangements, agreements and commitments of that Person, and includes (i) all quotations, orders or tenders for contracts which remain open for acceptance, and (ii) all manufacturers’ or suppliers’ warranties, guarantees or commitments (express or implied).

“Corporation” means BP Canada Energy Company or its successor by amalgamation pursuant to the Reorganization.

“Covenant Notice Period” has the meaning given to that term in Section 6.4(b).

“Credit Support” has the meaning given to that term in Section 9.3(a).

“Credit Support Counterparty” has the meaning given to that term in Section 9.3(a).

“Damage or Destruction Event” means damage, destruction, condemnation, expropriation or other casualty loss or impairment of use with respect to any of the Entity Assets.

“Data Room” means the virtual data room established by or for Vendor through Merrill Datasite and each physical data room established by or for Vendor, in each such case, containing information, materials and records pertaining to the Business and the Purchased Entities to which Purchaser was granted access.

“Dedicated ERP Environment” has the meaning given to that term in Schedule 9.17 hereof.

“Deposit” has the meaning given to that term in Section 3.2(a)(i).

“Disclosed Personal Information” has the meaning given to that term in Section 9.19(a).

“Discretionary Inventory” means “Discretionary Inventory” as described in Schedule 1.1I.

“Divestiture Information” means all information, documents, books and records in respect of, relating to or in connection with:

(a)                                 the valuation of any of the Purchased Entities, the shares of any of the Purchased Entities, including the Shares, any of the Entity Assets or the Business or any part thereof,

(b)                           any advice from Vendor’s Counsel, Vendor’s Investment Bankers and any other Related Party of Vendor, including the Purchased Entities, with respect to the divestiture of any of the Purchased Entities, the shares of any of the Purchased Entities, including the Shares, any of the Entity Assets or the Business or any part thereof, or

(c)                            the process and proceedings with respect to any such divestiture,

but excluding any confidentiality agreements entered into by Vendor, or any of the Purchased Entities or any of their respective Affiliates in connection with the proposed sale of the Business.

“Effective Date” means October 1, 2011.

“Effective Time” means 11:59 p.m. (Calgary time) on September 30, 2011.

“Employee Benefit Arrangements” means all benefit, incentive and compensation schemes, arrangements and policies for the benefit generally of Entity Employees, including share and cash-based incentive and compensation arrangements, and benefits relating to sickness, ill-health, injury, disability, lifestyle, time-off, employee loans, retirement (including pension benefits and retirement benefit plans), death, leaving service or termination of employment.

“Employment Agreements” means all employment, severance, change of control, retention, bonus or similar agreements with Entity Employees, whether written or unwritten, including work place rules and policies applicable to and for the benefit of Entity Employees.

“Employee Obligations” means obligations to Entity Employees under Employment Agreements and Employee Benefit Arrangements.

“Encumbrance” means any lien, mortgage, charge, pledge, hypothecation, security interest or other encumbrance or adverse claim of any kind or character whatsoever.

“Entity Assets” means all of the tangible and intangible property (whether real, personal, absolute or contingent, legal or beneficial or mixed), rights, benefits, privileges and other property or assets owned, held or leased by the Purchased Entities at the Closing Time to the extent used by them in connection with the ownership or operation of the Business, including, in any event, all the interests of the Purchased Entities in the Material Facilities, the Leased Entity Assets, the Material Contracts, the Entity IP, the Title and Operating Documents and the Books and Records.  For greater certainty, “Entity Assets” shall not include any Excluded Assets.

“Entity Employees” means the “Employees” as defined in Schedule 9.10 Part A and whose employment transfers with the Business as contemplated by Part A of Schedule 9.10 Part A and the “Transferred Employees” as defined in Schedule 9.10 Part B.

“Entity IP” has the meaning given to that term in Section 4.24(a).

“Environment” means the components of the earth and includes:

(a)                                 air, land and water,

(b)                           all layers of the atmosphere,

(c)                            all organic and inorganic matter and living organisms, and

(d)                           the interacting natural systems that include components referred to in (a), (b) and (c) above,

and “Environmental” means of or in relation to the Environment.

“Environmental Approvals” means all Governmental Authorizations issued or required pursuant to Environmental Laws.

“Environmental Laws” means all Laws relating in whole or in part to the Environment or the protection thereof, and/or the storage, generation, use, handling, manufacture, processing, transportation, treatment, Release, disposal, reclamation or remediation of Hazardous Substances, but excluding any such Laws to the extent that they relate to Abandonment and Reclamation Obligations.

“Environmental Liabilities” means any and all past, present and future Liabilities of any of the Purchased Entities or any of their predecessors or successors in interest (and any and all Losses associated with or relating to such Liabilities) in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to any of the following:

(a)                                 the manufacture, construction, processing, distribution, use, holding, collection, accumulation, generation, treatment, stabilization, storage, disposal, handling or transportation of Hazardous Substances,

(b)                           compliance with present and future Environmental Laws and Environmental Approvals,

(c)                            Releases of Hazardous Substances or other substances, and

(d)                           the removal, assessment, monitoring, sampling, response, abatement, clean-up, investigation and reporting of contamination or pollution of or other adverse effects on the Environment, including Liability to third parties for Losses suffered by them in respect thereof, and any and all Claims associated with or relating to any of the foregoing, but excluding Abandonment and Reclamation Obligations (and any and all Claims, Liabilities and Losses associated with or relating to Abandonment and Reclamation Obligations).

“Environmental Matters” means any activity, event or circumstance in respect of or relating to Hazardous Substances, including the storage, use, holding, collection, accumulation, assessment, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation or Release thereof on, at or into the Environment, but excluding any such activity, event or circumstance in respect of or relating to Abandonment and Reclamation Obligations.

“Environmental Order” means any order, complaint or notice issued, filed, imposed or consented to by a Governmental Authority relating to actual or alleged non-compliance with Environmental Law.

“Escrow Agent” means any Person defined as such under an Escrow Agreement.

“Escrow Agreement” means any one or more escrow agreements providing for the holding of the Closing Consideration and the Share Documents pending Closing in accordance with Section 2.1(b) in such form as may be agreed by the Parties.

“Exchange Rate” means, with respect to the conversion, translation or exchange of Canadian Dollars into U.S. Dollars or U.S. Dollars into Canadian Dollars, as the case may be, on or for a particular day, the noon spot rate for the applicable currency exchange published by the Bank of Canada on or for such day, or if such day is not a Business Day, on or for the immediately preceding Business Day.

“Excluded Assets” means all of the tangible and intangible property (whether real, personal, absolute or contingent, legal or beneficial or mixed), rights, benefits, privileges and other property or assets owned or held by the Purchased Entities or their predecessors to the extent not used by them in connection with the ownership or operation of the Business, including, in any event all property and assets (a) relating to or used in connection with the petroleum and natural gas exploration and production business conducted by Vendor, the Purchased Entities or any of their respective Affiliates or predecessors; or (b) described, referred to or listed in Schedule 1.1B.

“Excluded Books and Records” has the meaning given to that term in the definition of “Books and Records”.

“Excluded IP” means any and all Intellectual Property used by one or more of the Purchased Entities at Closing that is (a) owned by Vendor or any of its Affiliates (other than a Purchased Entity)(the “Excluded Owned IP”), including that Excluded Owned IP identified or listed in

Exhibit “A” to Schedule 1.1B, or (b) used by a Purchased Entity pursuant to a license agreement between Vendor or any of its Affiliates (other than a Purchased Entity) and a Person other than Vendor or any of its Affiliates (the “Excluded Licensed IP”), including that Excluded Licensed IP identified or listed in Exhibit “B” to Schedule 1.1B; provided that Vendor shall be entitled to revise Schedule 1.1B from time to time prior to Closing to reflect changes in Excluded IP made in the ordinary course of business by Vendor and its Affiliates and, upon delivery of a revised Schedule 1.1B to Purchaser, the revised Schedule 1.1B shall supersede and replace the Schedule 1.1B so revised, and provided further that such changes in Excluded IP shall not result in material reductions or alterations in the functionality of the Dedicated ERP Environment.

“Existing Credit Support Obligations” has the meaning given to that term in Section 9.3(a).

“Expert Determination” has the meaning given to that term in Subsection 3.5(a)(i).

“Final Interim Cash Flow Amount” has the meaning given to that term in Section 3.4(d).

“Financial Encumbrance” means any Encumbrance securing the payment of an amount of money due and owing as at the Closing Time and any Encumbrance securing an obligation to repay borrowed money.

“Financial Statements” means the financial statements relating to the Business attached hereto as Schedule 1.1C.

“Futures Transaction” means any derivatives transaction (including an agreement with respect thereto) entered into by the Purchased Entities in relation to the Business for the purposes of mitigating commodity, interest or currency risk, which is commonly referred to as a hedge transaction, rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transaction) or any combination of these transactions, provided however, for greater clarity, and without limiting the generality of the foregoing, an agreement for the future delivery of a commodity intended to be settled by the delivery of such commodity in the future is not a “Futures Transaction” for the purposes hereof.

“Governmental Authority” means any government, regulatory or administrative authority, government department, bureau, agency, commission, board or tribunal or court having jurisdiction on behalf of any nation, province or state or subdivision thereof or any municipality, district or subdivision thereof.

“Governmental Authorizations” means all permits, licenses, exemptions, orders, variances, approvals, consents and other authorizations issued by a Governmental Authority under Applicable Law or Environmental Law.

“Guarantee”, or any derivative thereof, means any guarantee granted by a Purchased Entity to another Person, other than another Purchased Entity, pursuant to which the Purchased Entity guarantees the payment or performance of any indebtedness or other obligation of any other Person, other than another Purchased Entity, and excludes, in any event, (i) indemnities granted in the Ordinary Course of Business by a Purchased Entity to another Person in a Contract in which such indemnity is incidental to the primary purpose of the Contract, and (ii) Material Contracts listed in Schedule 4.14(a).

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws including pollutants, irritants, contaminants, dangerous goods and substances, toxic or hazardous substances and materials, petroleum and its derivatives and by-products (including NGLs) and other hydrocarbons, all as defined in or pursuant to any Environmental Laws.

“HSR Act” means the Hart Scott Rodino Antitrust Improvement Act.

“IFRS” means International Financial Reporting Standards.

“Indemnification Notice” has the meaning given to that term in Section 10.6.

“Indemnified Litigation Claims” means the Vendor Indemnified Litigation Claims and the litigation Claims for which Vendor has indemnified Purchaser pursuant to Section 10.4(c).

“Indemnified Party” has the meaning given to that term in Section 10.1(a).

“Indemnifying Party” has the meaning given to that term in Section 10.1(a).

“Information Memorandum” means the Confidential Information Memorandum dated January 2011 relating to the potential sale of the Business.

“Intellectual Property” means all intellectual property rights, arising from or in respect of the following, whether protected, created or arising under Applicable Laws of Canada or the United States or any other jurisdiction or under any international convention: (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals, and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing, (c) Internet domain names, (d) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, and (e) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, and other information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case, excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Interest Rate” means two per cent (2%) per annum.

“Interim Cash Flow Amount” means the amount defined in and calculated in accordance with Schedule 1.1M.

“Interim Financial Statements” means the interim unaudited financial statements of the Business for the nine month period ended September 30, 2011 included in the Financial Statements.

“Interim Period” means the period from and including the Effective Date until and including the day immediately before the Closing Date.

“Interim Period Cash Flow Statement” has the meaning given to that term in Section 3.4.

“Interim Period Financial Statements” means the unaudited financial statements relating to the Business for the Interim Period.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Approval” means the responsible Minister designated pursuant to the Investment Canada Act has sent a notice to Purchaser that he is satisfied that the Purchase is likely to be of net benefit to Canada or is deemed to be so satisfied pursuant to Part IV of the Investment Canada Act.

“IST Contracts” means (i) contracts for the purchase, sale or exchange of natural gas, electricity or any transportation or transmission capacity or storage in respect of natural gas or electricity and any swaps, options or other derivatives in respect thereof, (ii) master netting agreements, credit support addenda and other margining agreements in connection with the contracts referred to in (i) above, (iii) brokerage agreements, (iv) agency agreements, (v) asset management agreements, (vi) consultancy agreements, (vii) exchange participation agreements, (viii) electronic subscription agreements, (ix) confidentiality agreements, and (x) any other agreements and arrangements entered into in connection with the natural gas or electricity trading and marketing business currently carried on by the Purchased Entities, in any of the foregoing cases, to which any of the Purchased Entities is a party.

“IT Condition” has the meaning given to that term in Section 7.8.

“KPMG Report” means, collectively, the report prepared by KPMG dated February 28, 2011 in connection with the sale of the Business entitled “Canadian Natural Gas Liquids Business Due diligence assistance” and the report prepared by KPMG dated March 28, 2011 in connection with the sale of the Business entitled “Canadian Natural Gas Liquids Business Addendum to the due diligence report dated February 28, 2011”.

“Laws” means all laws, statutes, rules, regulations, official directives and orders of Governmental Authorities (whether administrative, regulatory, legislative, executive or otherwise) including judgments, orders and decrees of courts, commissions or bodies exercising similar functions.

“Leased Entity Assets” means all of the tangible and intangible property used and leased by the Purchased Entities in connection with the ownership or operation of the Business including rail cars to the extent transferred to the Purchased Entities pursuant to Schedule 1.1L, all leased real property on or in which the Material Facilities and storage caverns are located and all real property described in Schedule 4.11.  For greater certainty, Leased Entity Assets shall not include Excluded Licensed IP.

“Liabilities” means liabilities and obligations, whether under common law, in equity, under Applicable Law, Environmental Law or otherwise, whether tortious, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise.

“Litigation Support Agreement” means an agreement substantially in the form attached as Exhibit C.

“Losses” means, in respect of a Person and in relation to a matter (including a Liability), any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that Person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of legal counsel (on a solicitor and its own client basis), other professional advisors and consultants incurred in connection therewith and reasonable costs of investigating and defending Claims associated with or relating to that matter, regardless of whether those Claims are sustained.

“Material Adverse Effect” means any adverse effect or adverse change (other than as a result of or in respect of matters or changes contemplated or permitted by this Agreement) that, in either such case, results or could reasonably be expected to result in aggregate Losses to the Purchaser and the Purchased Entities in excess of U.S.$150,000,000, but does not include any adverse effect or adverse change caused by or resulting from (i) the Permitted Pre-Closing Actions, (ii) the resignation of any of the Entity Employees, (iii) the fact that the Business is presently supported by Vendor and Vendor’s Affiliates (other than the Purchased Entities) and the withdrawal of that support after Closing, (iv) the termination of any Contracts (other than by Vendor, a Purchased Entity or any Affiliate thereof) (A) for the sale of NGLs, or (B) for the purchase of NGL extraction rights, or (C) for the supply of natural gas and NGLs at field gas processing facilities and straddle plants, in each such case, as a result of the transactions contemplated hereby, (v) general economic conditions or changes therein, (vi) fiscal or monetary policies of Governmental Authorities or changes therein, (vii) changes to the cost or price of services or commodities, (viii) changes in the oil and gas business or the NGLs business generally (including any change or effect resulting from any regulatory action or intervention of general application or from changes to Applicable Law or Environmental Law), (ix) changes in interest rates, currency exchange rates and stock markets generally, (x) changes in Law, or (xi) the announcement or pendency of the transactions contemplated herein.

“Material Claim” has the meaning given to that term in Section 6.1.

“Material Consent” means any approval or consent required to be described, referred to or listed in Schedule 4.8.

“Material Contract” means any Contract that is binding upon any of the Purchased Entities:

(a)                                 under which any of the obligations of any of the parties thereto remains outstanding,

(b)                           that relates to the conduct of the Business or the operation of the Entity Assets, and

(c)                            which either:

(i)                                     is an ownership or operating agreement relating to a Material Facility or the Empress II Straddle Plant,

(ii)                                  is an agreement with a remaining term of two (2) years or more for the fractionation, processing or transportation of 5,000 barrels per day or more of NGLs,

(iii)                               is an agreement with a remaining term of two (2) years or more for the storage of 100,000 barrels or more of NGLs,

(iv)                              is an agreement for the sale of approximately 10,000,000 U.S. gallons or more of NGLs in either the 2011/2012 contract year or the 2012/2013 contract year,

(v)                                 is an agreement for the purchase of approximately 300,000 barrels or more of NGLs in either the 2011/2012 contract year or the 2012/2013 contract year,

(vi)                              is an agreement for the purchase or sale of any commodity between Vendor or any Affiliate of Vendor other than a Purchased Entity, on the one hand, and a Purchased Entity, on the other, or

(vii)                           is an agreement, understanding or arrangement for the purchase of NGL extraction rights, make up gas and fuel gas from, or the sale of residue gas to, the Purchased Entities’ affiliated Integrated Supply and Trading division, where “2011/2012 contract year” refers to the 12 month period commencing in 2011 and ending in 2012 to which the sale or purchase obligations under the applicable Contract relate and “2012/2013 contract year” refers to the 12 month period commencing in 2012 and ending in 2013 to which the sale or purchase obligations under the applicable Contract relate.  For greater certainty Material Contracts shall not include Contracts governing the use of Excluded Licensed IP.

“Material Facilities” means the facilities described as “Material Facilities” in Schedule 1.1D and a “Material Facility” means any one of the Material Facilities.

“NGL Inventory” means “Discretionary Inventory”, “Exchange Inventory” and “Neutral Inventory”, as described in Schedule 1.1I.

“NGLs” means ethane, propane, normal butane, iso-butane, pentanes and heavier hydrocarbons, frac oil, solvent and synthetic crude oil used for batch segregation purposes, or any combination thereof, and other substances found in small quantities in the foregoing substances.

“Non-NGL Business” means any business, other than the Business, presently or heretofore carried on by the Purchased Entities and their predecessors in interest, including, any business or activities associated with the Excluded Assets.

“Notice” has the meaning given to that term in Section 13.4.

“Notice Period” has the meaning given to that term in Section 6.5.

“Ordinary Course of Business”:

(a)                                 means conduct that is consistent with prudent NGLs industry practice and the current practices of the applicable Purchased Entities and is or are taken in the ordinary course of normal day-to-day operations of the Purchased Entities, and

(b)                           shall be deemed, in any event, to include:

(i)                                     all reasonably necessary actions taken by any of the Purchased Entities in connection with, in contemplation of or in preparation for the Purchase, the Closing, any Permitted Pre-Closing Action or any other action or transaction contemplated or permitted by this Agreement,

(ii)                                  in respect of any Contract pertaining to the Business, the termination, renegotiation, renewal or amendment thereof in accordance with the usual business practices of the Purchased Entities with respect thereto, and

(iii)                               the settlement of any Claims and litigation for and in respect of which Vendor has the obligation to indemnify Purchaser hereunder.

“Outside Date” means the earlier of (i) if the Regulatory Condition is satisfied on or before the Regulatory Condition Deadline, the Business Date next following the last date to which the Closing Date may be extended in accordance with the definition of “Closing Date”, and (ii) if the Regulatory Condition is not satisfied on or before the Regulatory Condition Deadline, the Business Day next following the Regulatory Condition Deadline.

“Parties” means, collectively, Vendor and Purchaser, and, individually, either of them.

“Permitted Contest” means action taken by any of the Purchased Entities in good faith by appropriate proceedings diligently pursued to contest any Taxes, Claim or Encumbrance, provided that proceeding with that action would not reasonably be expected to risk the occurrence of a Material Adverse Effect.

“Permitted Encumbrance” means, in respect of Vendor, any of the Purchased Entities and any of the Entity Assets, as the case may be:

(a)                                 undetermined or inchoate liens and incidental to construction by or current operations of such Person (including liens of carriers, warehousemen, mechanics, materialmen, builders, operators, processors and landlords) which have not been filed pursuant to Applicable Laws or Environmental Laws against such Person or in respect of which no steps or proceedings to enforce such lien have been initiated or which relate to obligations which are not due or delinquent, or if due or delinquent, are being contested by a Permitted Contest,

(b)                           easements, rights-of-way, covenants, servitudes, licenses, zoning or other similar rights or restrictions in respect of property owned, leased or otherwise held by, or subject to any rights of, that Person, whether or not recorded (including rights-of-way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables)

which, either alone or in the aggregate, do not materially detract from the value of such property or materially impair its use in the operation of the business of that Person,

(c)                            any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment laws or regulations,

(d)                           the right reserved to or vested in any Governmental Authority by the terms of any lease, easement, license, franchise, grant or permit held by such Person or by any statutory provision to terminate any such lease, easement, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof,

(e)                            liens for Taxes, assessments or other charges or levies by Governmental Authorities which are not at the time delinquent or, if delinquent, are being contested by a Permitted Contest,

(f)                             rights of general application reserved to or vested in any Governmental Authority to levy Taxes on any of the Entity Assets or the income therefrom, or to limit, control or regulate any of the Entity Assets or operations in respect of the Entity Assets in any manner,

(g)                            all reservations, limitations, provisos and conditions in the original grants or transfers from the Crown or any unit of federal, provincial, state or local government of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title, including those provided for in any applicable statute governing title to real property,

(h)                           public and statutory liens not yet due arising by operation of law,

(i)                               the terms and conditions of, and Encumbrances arising under, the Title and Operating Documents, including provisions for penalties, suspensions and forfeitures arising under or pursuant to any of the Title and Operating Documents,

(j)                              rights of first refusal, rights of first offer and/or options, applicable to the Entity Assets which are not triggered by the Purchase,

(k)                           the rights of third parties to purchase NGLs pursuant to sale contracts entered into in the Ordinary Course of Business,

(l)                               Encumbrances contained in any agreement for the purchase, sale or transportation of natural gas or NGLs entered into in the Ordinary Course of Business,

(m)                       any defects or deficiencies in title to the Entity Assets disclosed by Vendor or any of Vendor’s Affiliates to Purchaser on or before the date hereof or that are specifically waived in writing by Purchaser,

(n)                           Encumbrances:

(i)                                     to secure obligations on surety or appeal bonds and other obligations of a like nature, or

(ii)                                  to secure performance of tenders, statutory obligations, leases and licenses,

provided that each of those liens is entered into in the Ordinary Course of Business and only secures sums not overdue or sums being contested by a Permitted Contest,

(o)                           judgment liens, but only for so long as enforcement of such judgment liens is not allowed (whether by appeal, bonding, order of a court, agreement or otherwise),

(p)                           any Encumbrance which secures Purchase Money Obligations,

(q)                           security given by Vendor or any of the Purchased Entities to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operation of the Business or the Entity Assets, which individually or in the aggregate do not materially detract from the value of the Entity Assets or materially impair the use of the Entity Assets in the operation of the Business,

(r)                              leases, including equipment leases, entered into the Ordinary Course of Business,

(s)                             the terms and conditions of, and Encumbrances arising under, any and all Contracts pertaining to the Business, including Material Contracts,

(t)                              obligations under Applicable Laws, Environmental Laws and Abandonment and Reclamation Obligations,

(u)                           any cash collateral which secures outstanding letters of credit or bankers’ acceptances under banking facilities,

(v)                           zoning entitlement and other land use laws, rules or regulations,

(w)                         Encumbrances with respect to capital leases,

(x)                           Encumbrances securing obligations of any of the Purchased Entities to any of the other Purchased Entities,

(y)                           any Encumbrance filed or registered, or in respect of which notation has been made, at any land titles, land registry and/or recorder’s office, or in any public registry in any jurisdiction in which any of the Entity Assets are located, or at any of the personal property registries in Alberta, Saskatchewan, Manitoba, Ontario and Nova Scotia, and any Encumbrance reflected in the real property records of any applicable Governmental Authority in the United States in which any of the Entity Assets are located,

(z)                            Encumbrances in favour of, held by, or created by, Purchaser or any of Purchaser’s Affiliates,

(aa)                    Encumbrances described or referred to in Schedule 1.1E or any other Schedule attached hereto,

(bb)                    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Encumbrance referred to in the preceding subparagraphs, so long as any extension, renewal or replacement of such Encumbrance is limited to all or any part of the same property that secured the Encumbrance extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased,

(cc)                      any Encumbrance held by a Person encumbering the Entity Assets, or any part or portion thereof, in respect of which Vendor delivers a valid written release or no interest letter to Purchaser at or prior to Closing,

(dd)                    Claims relating to title to the Entity Assets described or referred to in Schedule 1.1E, Schedule 1.1H (but only for those claims listed under the heading “Claims Related to NGL Business”) or Schedule 4.22(a), and

(ee)                      the limited ownership interest of Shell Canada Limited or its successor provided for in the Agreement for the Purchase and Sale of Natural Gas Liquids, dated March 8, 1989, as amended, and the Agreement for the Construction, Ownership and Operation of Natural Gas Liquids Facilities, dated April 1, 1990, as amended, each made between Amoco Canada Petroleum Company Ltd. and Shell Canada Limited relating to:

(i)                                     Fort Saskatchewan and Edmonton Storage,

(ii)                                  Superior Storage, and

(iii)                               Sarnia Storage and Fractionation,

as defined in Schedule 1 to the first agreement described above;

provided, however, notwithstanding the foregoing, Financial Encumbrances shall not be “Permitted Encumbrances”.

“Permitted Pre-Closing Actions” means any of the following:

(a)                                 the Reorganization and any and all steps and actions contemplated thereby,

(b)                                 the transfer of Excluded Assets by any of the Purchased Entities to any Affiliate of Vendor, including the assignment of the IST Contracts by any of the Purchased Entities to an Affiliate of Vendor,

(c)                                  the transfer of assets related to the Business to any of the Purchased Entities by any Affiliate of Vendor, provided such transfer shall not be materially adverse to the Business,

(d)                                 the settlement of accounts between Purchased Entities, on the one hand, and Vendor and its Affiliates (other than the Purchased Entities) on the other and all steps and transactions related thereto, and

(e)                                  anything done or not done with the written consent of Purchaser.

“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited or unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority or other entity, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

“Personal Information” means identifiable information about an Entity Employee.

“Previously Owned Asset Agreements” means any Contracts, whether an ownership or operating agreement, a purchase and sale agreement or any other type of agreement, to which a Purchased Entity or any predecessor thereof is a party and which relates to a Previously Owned Asset.  For the avoidance of doubt, “Previously Owned Asset Agreements” includes that certain [*****].

“Previously Owned Assets” means all of the tangible and intangible property (whether real, personal, absolute or contingent, legal or beneficial or mixed), rights, benefits, privileges and other property or assets previously owned or held by the Purchased Entities or their predecessors in interest and that were used by them in connection with the Business.  For the avoidance of doubt, “Previously Owned Assets” includes [*****].

“Privacy Laws” means any and all Laws relating to privacy and the collection, use and disclosure of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law (including the Personal Information Protection Act (Alberta)).

“Purchase” means the purchase by Purchaser of the Shares from Vendor as contemplated by this Agreement.

“Purchase Money Obligations” means any debt or other obligations of any of the Purchased Entities created or assumed to finance any part of the purchase price of real or tangible personal property, including any extensions, renewals or refunding of any such debt.

“Purchase Price” has the meaning given to that term in Section 3.1.

“Purchase Price Allocation” has the meaning given to that term in Section 3.6.

“Purchased Entities” means the Corporation and each of the other corporations and entities listed in Schedule 1.1F.

“Purchaser Guarantor” means Plains All American Pipeline, L.P.

“Purchaser Indemnified Abandonment and Reclamation Obligations” means Abandonment and Reclamation Obligations in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to:

(a)                                 the Business,

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

(b)                                 the ownership or operation of any of the Entity Assets, including Abandonment and Reclamation Obligations incurred under Previously Owned Asset Agreements that relate to Entity Assets, or

(c)                                  any of the activities carried out in connection with the Business,

provided, however, that “Purchaser Indemnified Abandonment and Reclamation Obligations” shall not include any matter for which and to the extent that Vendor is liable to Purchaser under the indemnities contained in Section 10.1(a) for a breach of the representations and warranties set forth in Sections 4.21 only, Section 10.4, or Section 10.5.

“Purchaser Indemnified Environmental Liabilities” means Environmental Liabilities in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to:

(a)                                 the Business,

(b)                                 the ownership or operation of any of the Entity Assets, including Environmental Liabilities incurred under Previously Owned Asset Agreements that relate to Entity Assets, or

(c)                                  any of the activities carried out in connection with the Business,

provided, however, that “Purchaser Indemnified Environmental Liabilities” shall not include any matter for which and to the extent that Vendor is liable to Purchaser under the indemnities contained in Section 10.1(a) for a breach of the representations and warranties set forth in Sections 4.21 only, Section 10.4, or Section 10.5.

“Purchaser Indemnified Parties” has the meaning given to that term in Section 10.1(a)

“Purchaser Parent Guarantee” means the guarantee executed and delivered to Vendor by Purchaser Guarantor concurrently with the execution and delivery of this Agreement.

“Purchaser’s Counsel” means Bennett Jones LLP.

“Purchaser’s Conditions” has the meaning given to that term in Article 7.

“Purchaser’s ICF Objection” has the meaning given to that term in Section 3.4(b).

“Purchaser’s Objection” has the meaning given to that term in Section 3.3(b).

“Purchaser’s Process Agent” has the meaning given to that term in Section 9.20.

“Regulatory Condition” has the meaning given to that term in Section 7.3.

“Regulatory Condition Deadline” means June 30, 2012.

“Related Party” means, in reference to a Party or the Purchased Entities, as the case may be:

(a)                                 its Affiliates,

(b)                           its directors, officers and employees,

(c)                            its Affiliates’ directors, officers and employees,

(d)                           its Representatives, and

(e)                            its Affiliates’ Representatives.

“Release” means any actual, alleged or threatened release, escape, spill, emission, leaking, seepage, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance on, into or through the Environment.

“Reorganization” means the transactions and other matters described or referred to in Schedule 1.1G and any changes thereto which would not reasonably be expected to materially and adversely affect the value of the Business to Purchaser.

“Representatives” means, in reference to a Person, its representatives, agents, legal counsel, consultants and advisors and, in reference to Vendor, includes Vendor’s Counsel and Vendor’s Investment Bankers.

“Required Approvals” means the Competition Act Approval, the Investment Canada Act Approval and the Canada Transportation Act Approval.

“Senior Officers” means with respect to:

(a)                                 Vendor, a managing director of Vendor;

(b)                                 the Corporation, the President and the Secretary of the Corporation; and

(c)                                  Purchaser, the President and the Secretary of Purchaser.

“Share Documents” has the meaning given to that term in Section 7.9(a).

“Shares” means all of the issued and outstanding common shares in the capital of the Corporation at the Closing Time.

“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including the failure to withhold, collect or remit any tax), including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, alternative minimum, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security tax, all surtaxes, all customs duties and import and export taxes, and all employment insurance, health insurance and Canada and other Governmental Authority pension plan and workers compensation premiums or contributions, but for greater certainty does not include the Cash Tax Adjustment as defined in Schedule 1.1M.

“Tax Act” means the Income Tax Act (Canada).

“Tax Benefit” has the meaning given to that term in Section 11.1(d).

“Tax Claim” has the meaning given to that term in Section 11.7(a).

“Tax Rate” has the meaning given to that term in Section 11.1(d).

“Tax Records” means any and all Tax Returns and working papers relating to the preparation of Tax Returns, correspondence with Tax authorities in relation to Tax matters and all paper and electronic files and data related thereto.

“Tax Returns” includes all returns, reports, declarations, elections, designations, notices, filings, forms, information returns, remittances and similar statements filed or required to be filed with a Governmental Authority or provided or required to be provided to any Governmental Authority in respect of Taxes.

“Third Party Claim” means any Claim made against a Party or any of its Related Parties by another Person other than the other Party or any of the other Party’s Related Parties.

“Title and Operating Documents” means:

(a)                                 certificates of title, deeds, leases, documents granting underground storage rights, rights-of-way, easements, including pipeline easements, licenses, road use agreements, permits and other contracts granting surface interests and other documents of title,

(b)                                 purchase and sale agreements,

(c)                                  agreements for the construction, ownership and operation of facilities,

(d)                                 agreements providing for the gathering, measurement, processing, compression or transportation of NGLs,

(e)                                  operating agreements and procedures,

(f)                                   trust declarations and other agreements, and

(g)                                  agreements for the purchase, sale, fractionation, extraction or storage of natural gas and NGLs or the purchase or sale of crude oil, natural gas and synthetic crude oil, by virtue of which the Entity Assets are held or which pertain to the ownership, development or operation of the Entity Assets.

“Trade Secrets” has the meaning given to that term in the definition of Intellectual Property.

“Transition Services Agreement” means an agreement substantially in the form attached as Exhibit D.

“Treaty-Protected Property” has the meaning given to that term in subsection 248(1) of the Tax Act.

“United States Dollars”, “U.S. Dollars” and “U.S. $” means lawful money of the United States of America.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“U.S. Purchased Entities” has the meaning given to that term in Section 9.15.

“Vendor Fundamental Representations” has the meaning given to that term in Section 6.4(a).

“Vendor Guarantor” means BP Corporation North America Inc.

“Vendor Indemnified Abandonment and Reclamation Obligations” means Abandonment and Reclamation Obligations in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to:

(a)                                 the Non-NGL Business,

(b)                           the ownership or operation of any of the Excluded Assets or any of the other properties and assets owned or operated by the Purchased Entities or their predecessors used in connection with the Non-NGL Business,

(c)                            any of the activities carried out by the Purchased Entities or their predecessors in connection with the Non-NGL Business, or

(d)                           the ownership or operation of any of the Previously Owned Assets,

excluding Abandonment and Reclamation Obligations under the Previously Owned Asset Agreements that relate to the Entity Assets.

“Vendor Indemnified Environmental Liabilities” means Environmental Liabilities in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to:

(a)                                 the Non-NGL Business,

(b)                           the ownership or operation of any of the Excluded Assets or any of the other properties and assets owned or operated by the Purchased Entities or their predecessors used in connection with the Non-NGL Business,

(c)                            any of the activities carried out by the Purchased Entities or their predecessors in connection with the Non-NGL-Business, or

(d)                           the ownership or operation of any of the Previously Owned Assets,

excluding Environmental Liabilities incurred under the Previously Owned Asset Agreements that relate to the Entity Assets.

“Vendor Indemnified Litigation Claims” means those Claims described, referred to or listed in Schedule 1.1H.

“Vendor Indemnified Matters” means and refers to any Liability, Loss or Claim in respect of which Vendor is obligated to indemnify a Purchaser Indemnified Party hereunder.

“Vendor Indemnified Parties” has the meaning given to that term in Section 10.1(a).

“Vendor Parent Guarantee” means the guarantee executed and delivered to Purchaser by Vendor Guarantor concurrently with the execution and delivery of this Agreement.

“Vendor’s Conditions” has the meaning given to that term in Article 8.

“Vendor’s Counsel” means Fraser Milner Casgrain LLP.

“Vendor’s ICF Review Period” has the meaning given to that term in Section 3.4(c).

“Vendor’s Insurance” has the meaning given to that term in Section 9.11.

“Vendor’s Investment Bankers” means Credit Suisse Securities (Europe) Limited and its Affiliates.

“Vendor’s Process Agent” has the meaning given to that term in Section 9.20.

“Vendor’s Review Period” has the meaning given to that term in Section 3.3(c).

“Warranty Notice Period” has the meaning given to that term in Section 6.4(a).

“Working Capital Amount” means the amount, whether positive or negative, calculated as of the Effective Time for the Purchased Entities to the extent only that such amount (and the components thereof referred to below) relates to the Business or the Entity Assets, equal to the aggregate of:

(a)                                 cash on hand or on deposit with banks or other depositories,

(b)                           accounts receivable and accrued receivables, including any Tax receivable (other than amounts that are, or relate to, income Taxes) and including any account receivable or accrued receivable from or owed by any of the Affiliates of a Purchased Entity, less the allowance for doubtful accounts,

(c)                            prepaid expenses including prepaid Taxes, Tax instalments paid to Governmental Authorities, amounts on deposit with Governmental Authorities relating to Tax matters, reassessments or appeals and operating advances, but in all cases excluding amounts that are, or relate to, income Taxes,

(d)                           Discretionary Inventory and Exchange Inventory, and

(e)                            other current assets not described above, including any mark-to-market balance sheet amounts of financial derivatives contracts,

minus

(f)                             U.S. $185,212,000,

(g)                           accounts payable and accrued current liabilities, including any Tax payable (other than amounts that are, or relate to, income Taxes), including the accrued Exchange Inventory liability and including any account payable or accrued liability to or payable to any of the Affiliates of a Purchased Entity,

(h)                           accrued Taxes relating to any period ended at or before the Effective Time, whether or not the same have become due, and calculated on the assumption that each of the Purchased Entities had a fiscal year for purposes of the relevant tax legislation ending at the Effective Time, but in all cases excluding amounts that are, or relate to, income Taxes,

(i)                               other current liabilities not described above, including any mark-to-market balance sheet amounts of financial derivative contracts, but specifically excluding provisions for Abandonment and Reclamation Obligations and Environmental Liabilities included in the Interim Financial Statements,

(j)                               liabilities identified on the balance sheet in the Interim Financial Statements as “Noncurrent liabilities — Other payables”, and

(k)                            any other liabilities of the Purchased Entities as of the Effective Time as determined in accordance with IFRS.

For the purposes of this definition:

(i)                                     Discretionary Inventory and Exchange Inventory shall be valued in accordance with Schedule 1.1I.

(ii)                                  inventory, other than NGL Inventory, shall be valued at book value,

(iii)                               for clarity, Tax receivables and Tax payables will include receivables and payables for or in respect of goods and services and harmonized sales taxes due to or from the Purchased Entities, but not recovered or paid at the Effective Time,

(iv)                              accounting provisions for deferred income taxes shall not be treated as a current asset or a current liability and will not affect the calculation of the Working Capital Amount,

(v)                                 all amounts shall be calculated on a consolidated basis without duplication for the Purchased Entities in accordance with IFRS,

(vi)                              any contingent Tax liabilities contemplated by Section 4.25(e) shall not be taken into account in calculating the Working Capital Amount,

(vii)                           amounts in respect of any item that is otherwise expressed in a currency other than U.S. Dollars shall be translated into U.S. Dollars at the Exchange Rate on September 30, 2011, and

(viii)                        the Working Capital Amount shall not include the value of NGL Inventory other than Discretionary Inventory, and shall exclude amounts in respect of the Excluded Assets.

1.2                               Certain Rules of Interpretation

In this Agreement (including the Schedules):

(a)                            all references to a time are references to local time in Calgary, Alberta,

(b)                           except as otherwise expressly provided herein, all references to money amounts are to United States Dollars,

(c)                            references to an Article, Section or Schedule mean and refer to the specified Article, Section or Schedule of or to this Agreement,

(d)                           descriptive headings or titles of Articles, Sections and Schedules have been inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of those Articles, Sections or Schedules, and shall not be used in interpreting those Articles, Sections or Schedules,

(e)                            use of words in the singular or plural shall include the other, or with a particular gender shall include any other gender, and shall not limit the scope or exclude the application of any provision of this Agreement to any Person or Persons or circumstances as the context otherwise permits;

(f)                              whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement:

(i)                                     unless otherwise provided herein, that approval or consent may not be unreasonably withheld, conditioned or delayed, and

(ii)                                  if notification of that approval or consent (or the refusal of that approval or consent) is not delivered within the applicable time limit, then, unless otherwise expressly specified herein, the Party whose consent or approval is required shall be conclusively deemed not to have provided its approval or consent,

(g)                           except as otherwise expressly provided herein, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending the period to the next Business Day following, if the last day of the period is not a Business Day,

(h)                           except as otherwise expressly provided herein, whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, that payment shall be made or action taken on the next Business Day following that day,

(i)                               where the words “including” or “includes” appear in this Agreement, including the Schedules, those words mean “including (or includes) without limitation”,

(j)                               any references herein to an agreement, instrument or writing shall be a reference to that agreement, instrument or writing, as amended from time to time prior to the date hereof,

(k)                            any reference herein to a law, statute, regulation or other enactment shall be a reference to that law, statute, regulation or enactment as amended, replaced or superseded from time to time, and

(l)                               all references in this Agreement to the words “herein”, “hereby”, “hereof”, “hereto”, and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or Schedule except as otherwise expressly provided herein.

1.3                               Knowledge

(a)                            Unless and to the extent specifically provided otherwise, any reference in this Agreement (including in the Schedules) to “the knowledge” or to “the best of the knowledge” of Vendor or to any matter of which Vendor is “aware” or expressions of similar meaning will be deemed to mean the actual knowledge or awareness of the individuals named in Part 1 of Schedule 1.3 without any obligation on those individuals to make investigation or inquiry.

(b)                           Unless and to the extent specifically provided otherwise, any reference in this Agreement to “the knowledge” or to “the best of the knowledge” of Purchaser or to any matter of which Purchaser is “aware” or expressions of similar meaning will be deemed to mean the actual knowledge or awareness of the individuals named in Part 2 of Schedule 1.3, without any obligation on those individuals to make investigation or inquiry.

1.4                               Entire Agreement

Other than the Confidentiality Agreements, this Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

1.5                               Governing Law

This Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be governed by and interpreted in accordance with the laws of Alberta and the laws of Canada applicable therein, and shall be treated in all respects as an Alberta contract.

1.6                              Accounting Principles

Except as otherwise expressly provided herein:

(a)                            references to generally accepted accounting principles means a reference to those principles as they are stated from time to time, and

(b)                           all accounting terms not otherwise defined in this Agreement have the meanings assigned to them,

in accordance with IFRS.

1.7                               Currency Conversion

Except as otherwise expressly provided herein,

(a)                            all amounts referred to herein with respect to the calculation, but not the payment, of any Liabilities, Losses and Claims that would otherwise normally be denominated, quantified or calculated in Canadian Dollars shall, for purposes of this Agreement, be converted to U.S. Dollars at the Exchange Rate as of the date on which the Loss, Liability or Claim is suffered, sustained or incurred by or made against the relevant Person, and

(b)                           all amounts referred to herein with respect to payments required to be made in U.S. Dollars that would otherwise normally be denominated in Canadian Dollars shall, for purposes of this Agreement, be converted to and paid in U.S. Dollars at the Exchange Rate as of the date of payment.

1.8                               Disclosure

Reference to any matter on any Schedule shall not be deemed to be an acknowledgement by Vendor, or to otherwise imply, that the matter meets or exceeds any applicable threshold of materiality or any other relevant threshold.

1.9                               Parol Evidence

All:

(a)                            proposed unsigned drafts of this Agreement and of documents delivered pursuant to this Agreement, and

(b)                           comments thereon provided or made by any Party or its advisors directly in connection with the negotiation of this Agreement and the transactions contemplated hereby,

are confidential and agreed to have been and to be made on a “without prejudice” basis, such that in any legal proceeding the subject or outcome of which materially involves or depends on the interpretation of this Agreement or any such document, none of the Parties shall:

(c)                            enter any of the said comments or drafts in evidence in any such proceeding,

(d)                           make any of the said comments or drafts available to any party to such proceeding, or

(e)                            refer to any of the said comment or drafts in any such proceeding,

unless required by Law.

1.10                        Schedules

The Schedules and Exhibits to this Agreement, as listed below, are attached to and are an integral part of this Agreement:

SCHEDULES

Schedule 1.1A	Confidential Contracts

Schedule 1.1B	Excluded Assets

Schedule 1.1C	Financial Statements

Schedule 1.1D	Material Facilities

Schedule 1.1E	Other Permitted Encumbrances

Schedule 1.1F	Purchased Entities, Authorized Capital and Jurisdiction of Incorporation or Formation

Schedule 1.1G	Reorganization

Schedule 1.1H	Vendor Indemnified Litigation Claims

Schedule 1.1I	Valuation of NGL Inventory

Schedule 1.1L	Leased Rail Cars

Schedule 1.1M	Interim Period Cash Flow Amount

Schedule 1.3	Individuals Having Knowledge

Schedule 3.2(d)	Canadian Withholding Tax Matters

Schedule 3.3(a)	Working Capital Statement

Schedule 4.5(e)	Conflicts with Constating Documents, Etc.

Schedule 4.7	Governmental Authorizations

Schedule 4.8	Material Consents

Schedule 4.10	Exceptions to Ordinary Course of Business, Compliance with Applicable Laws and Environmental Laws and No Material Change

Schedule 4.11	Leased Entity Assets

Schedule 4.13(b)	Defaults Under Governmental Authorizations

Schedule 4.14(a)	Material Contracts

Schedule 4.14(c)	Defaults Under Material Contracts

Schedule 4.15	Powers of Attorney

Schedule 4.16	Futures Transactions

Schedule 4.17	Certain Material Obligations and Authorizations for Expenditure

Schedule 4.18	Guarantees

Schedule 4.19	Indebtedness for Borrowed Money

Schedule 4.21(a)	Environmental Orders

Schedule 4.22(a)	Open Litigation Claims

Schedule 4.24(a)	Entity IP

Schedule 4.24(c)	IP Infringement Claims, Etc.

Schedule 4.25(a)	Tax Audits

Schedule 4.25(d)	Tax Objections and Appeals

Schedule 6.10(f)	Pre-Closing Curative Matters

Schedule 9.10	Employee Matters

Schedule 9.11	Vendor’s Insurance

Schedule 9.17	IT Related Matters

Schedule 9.24(a)	Accounting Information Required After Signing of the Agreement

Schedule 9.24(b)	Additional Financial Information

Exhibit A	[Intentionally Deleted]

Exhibit B	Form of Excluded Owned IP License

Exhibit C	Form of Litigation Support Agreement

Exhibit D	Form of Transition Services Agreement

1.11                        Interpretation if Closing Does Not Occur

If Closing does not occur, each provision of this Agreement which presumes that Purchaser has acquired the Shares shall be construed as having been contingent on Closing having occurred.

1.12                        Conflicts

Except as otherwise expressly provided herein, if there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Closing Document, the provision of the body of this Agreement shall prevail.

ARTICLE 2
PURCHASE AND SALE

2.1                               Actions by Vendor and Purchaser Regarding Purchase

(a)                            Subject to Section 2.1(b) and the other terms and conditions of this Agreement, at the Closing Time:

(i)                                     Vendor shall sell the Shares to Purchaser and Purchaser shall purchase the Shares from Vendor,

(ii)                                  Purchaser shall pay the Purchase Price to Vendor, and

(iii)                               each Party shall deliver to the other Party all documents required to be delivered by it pursuant to Article 7 or Article 8, as the case may be.

(b)                           The Parties agree that if the Closing Date is not a Business Day, then:

(i)                                     the Closing Consideration and the documents required to be delivered pursuant to Article 7 and Article 8 shall be delivered as follows:

(A)                              the Closing Consideration shall be delivered by Purchaser, and the Share Documents shall be delivered by Vendor, to one or more of the Escrow Agents;

(B)                                the documents required to be delivered pursuant to Section 7.9 by Vendor, other than the Share Documents, shall be delivered by Vendor to Purchaser’s Counsel; and

(C)                                the documents required to be delivered pursuant to Section 8.9 by Purchaser shall be delivered by Purchaser to Vendor’s Counsel;

in each case on the Business Day immediately preceding the Closing Date to be held in escrow by the Escrow Agents, Purchaser’s Counsel or Vendor’s Counsel as the case may be pursuant to the Escrow Agreements by the Escrow Agents and by counsel upon mutually agreed upon escrow conditions, in each case, giving effect to the terms of this Section 2.1(b),

(ii)                                  at the Closing Time, if the Vendor’s Conditions have been satisfied or waived by the Vendor in accordance with this Agreement, Vendor shall so notify each of the Escrow Agent and Purchaser’s Counsel in writing (with a copy to the Purchaser), and, in like manner, if the Purchaser’s Conditions have been satisfied or waived by Purchaser in accordance with this Agreement, Purchaser shall so notify each of the Escrow Agent and Vendor’s Counsel in writing (with a copy to the other Vendor),

(iii)                               if the Vendor’s Conditions and the Purchaser’s Conditions have been satisfied or waived by the applicable Party and notice thereof given by both Parties in writing as contemplated by Section 2.1(b)(ii), then on the Business Day next following the Closing Date, the Escrow Agent and Vendor’s Counsel, as applicable, shall release to Purchaser the Share Documents and the other Closing Documents to which Purchaser is entitled hereunder, and the Escrow Agents and Purchaser’s Counsel, as applicable, shall release to Vendor the Closing Consideration and the other Closing Documents to which Vendor is entitled hereunder, provided that no Closing Documents, including the Share Documents, shall be released from escrow until Vendor has confirmed receipt of the Closing Consideration and has so notified the Escrow Agents and Purchaser’s Counsel (which Vendor agrees to do promptly upon receiving confirmation of receipt of the Closing Consideration) at which time such Closing Documents, including the Share Documents, shall be released to the Parties as provided above.

(iv)                              upon release of the documents and payments as contemplated by and in accordance with Section 2.1(b)(iii), Closing shall be deemed to have occurred at the Closing Time and legal title to and beneficial ownership of the Shares shall be deemed to have passed to Purchaser at the Closing Time and all right, title and interest in and to the Closing Consideration shall be deemed to have passed to Vendor at the Closing Time, and

(v)                                 if notices by both Purchaser and Vendor are not given pursuant to Section 2.1(b)(ii) at the Closing Time, then, on the Business Day next following the Closing Date, the Escrow Agent and Vendor’s Counsel, as applicable, shall return to Purchaser the Closing Consideration and the other Closing Documents delivered by Purchaser in escrow, and the Escrow Agent and Purchaser’s Counsel, as applicable, shall return to Vendor the Share Documents and the other Closing Documents delivered by Vendor in escrow, without prejudice to the right of either Party to seek such remedies as may be available to it under Article 12 as a result of Closing having failed to occur.

2.2                               Place of Closing

The Closing shall take place at the Closing Time at the principal business office of Vendor in Rotterdam, Netherlands, and the offices of Vendor’s Counsel in Calgary, Alberta, or at such other place as may be agreed upon in writing by Vendor and Purchaser.  The Closing Documents referred to in Section 7.9(a) to (d) and Section 8.9(b) shall be delivered at Rotterdam, Netherlands and the remaining Closing Documents shall be delivered in Calgary, Alberta.

2.3                               Tender

Any tender of documents or money under this Agreement may be made on the Parties or their respective counsel and, except as otherwise expressly provided herein, money shall be tendered by wire transfer of immediately available funds to the account specified by the Party to which payment is being made.  Notwithstanding anything to the contrary herein contained, Closing shall be deemed not to have occurred until, in respect of any wire transfer of funds to be effected at or before the Closing Time, the recipient of such wire transfer shall have received confirmation from its bank of the receipt of such funds.

2.4                               Escrow Agreement

The Parties shall use their utmost good faith to negotiate and enter into one or more Escrow Agreements and agree upon escrow arrangements among counsel providing for the matters contemplated in Section 2.1(b) within fifteen (15) Business Days of the date hereof.

ARTICLE 3
PURCHASE PRICE

3.1                               Purchase Price

The amount payable by Purchaser to Vendor for the Shares (the “Purchase Price”) shall be an amount equal to U.S.$1,665,800,000 (the “Base Price”), plus an amount equal to the Base Price multiplied by the Interest Rate multiplied by a fraction the numerator of which is the number of days from and including the Effective Date to but excluding the Closing Date and the denominator of which is 365.

The Purchase Price shall be subject to adjustment as expressly provided herein.

3.2                               Payment of Purchase Price and Interim Cash Flow Amount

(a)                            The Purchase Price shall be paid by Purchaser to Vendor as follows:

(i)                                     on execution and delivery of this Agreement, Purchaser shall pay to Vendor, or such other Person as Vendor directs in writing, U.S.$50,000,000 (the “Deposit”), provided however, that if this Agreement is executed on a day other than a Business Day or after-hours on a Business Day, Purchaser shall deliver the Deposit to Vendor, or such other Person as Vendor directs in writing, at the designated bank account before 12:00 noon (Calgary time) on the next Business Day, failing which Vendor may terminate this Agreement, and

(ii)                                  subject to Section 2.1(b), at the Closing Time, Purchaser shall pay to Vendor, or such other Person as Vendor directs in writing, an amount (the “Closing Consideration”) equal to the Purchase Price minus the Deposit, together with all interest accrued on the Deposit net of any withholding tax applicable to such interest.

Subject to Section 2.1(b), at the Closing Time, the Deposit, together with all interest accrued thereon net of any applicable withholding tax applicable to such interest in accordance with Section 3.2(b), shall be retained by Vendor and applied towards payment of the Purchase Price.

(b)                           The Deposit shall accrue interest at the Interest Rate.  Vendor will withhold and remit to the applicable Governmental Authority tax on such interest unless Purchaser provides appropriate documentation before the Closing Time that such withholding is not required.

(c)                            Each of the Parties agrees to the terms and conditions set forth in Schedule 3.2(d).  Subject to compliance by Vendor with the terms and conditions set forth in Schedule 3.2(d), no amount of the Purchase Price, or any adjustments thereto, shall be subject to any withholding on account of Taxes or otherwise.

(d)                           At least five (5) Business Days before the Closing Date, Vendor shall deliver to Purchaser wire transfer instructions for the payment of the Closing Consideration.

(e)                            Vendor shall cause the Closing Interim Cash Flow Amount (if positive) to be paid to the Corporation by wire transfer of immediately available funds to the Corporation not later than the Business Day immediately before the Closing Date.  At least five (5) Business Days before the Closing Date, Vendor shall establish a bank account in the name of the Corporation for this purpose and, subject to Closing occurring, at the Closing Time the signing authority for such account shall be changed from Vendor’s representatives to Purchaser’s representatives.  Vendor shall be entitled to cause the Corporation to pay to Vendor, prior to the Closing Date, the Closing Interim Cash Flow Amount (if negative).

3.3                               Post Closing Adjustment to the Working Capital Amount

(a)                            Schedule 3.3(a) contains a statement (the “Working Capital Statement”) setting forth the Working Capital Amount as determined by Vendor as at the Effective Time.  Within thirty (30) Business Days of the date hereof, Vendor will deliver to Purchaser general ledger detail for each line item in the Working Capital Statement and provide Purchaser with such additional detail with respect thereto as reasonably requested by Purchaser within a reasonable period of time following the request, but in no event later than 10 Business Days following such request.

(b)                           If, after the date hereof, Purchaser disputes Vendor’s determination of the Working Capital Amount as set forth in the Working Capital Statement, Purchaser will so notify Vendor, in writing, within 90 days of the receipt of the general ledger detail described in Section 3.3(a) (the “Purchaser’s Objection”).  The Purchaser’s Objection will set forth a specific description of the basis of the dispute and the adjustments to the Working Capital Statement that Purchaser believes should be made.  If Purchaser does not deliver a Purchaser’s Objection within that 90 day period, the Working Capital Statement shall be deemed to be conclusive and binding on the Parties.

(c)                                  Vendor will have 60 days (the “Vendor’s Review Period”) from receipt of the Purchaser’s Objection to review the Purchaser’s Objection and respond to it in writing.  If Vendor does not respond in writing to the Purchaser’s Objection within the Vendor’s Review Period, the Working Capital Statement shall be adjusted in accordance with the Purchaser’s Objection and shall be deemed to be conclusive and binding on the Parties.  If Vendor does respond in writing within the Vendor’s Review Period, then the Parties will thereafter attempt in good faith to reach an agreement with respect to any matters in dispute.  If Vendor and Purchaser reach such agreement, the Working Capital Statement shall be adjusted in accordance with such agreement and shall be deemed to be conclusive and binding on the Parties.  If Vendor and Purchaser are unable to resolve the matters in dispute within fifteen (15) days following the end of the Vendor’s Review Period, either Vendor or Purchaser may notify the other in writing of their wish to have the matter finally resolved by Expert Determination pursuant to Section 3.5.

(d)                                 In the event the Working Capital Amount set out in the Working Capital Statement as finally settled pursuant to this Section 3.3 or Section 3.5, as the case may be, is greater than U.S.$10,000,000, Purchaser shall pay to Vendor, and the Purchase Price shall be increased by, the amount by which the Working Capital Amount is greater than zero.  In the event the Working Capital Amount set out in the Working Capital Statement as finally settled pursuant to this Section 3.3 or Section 3.5, as the case may be, is less than negative U.S.$10,000,000, Vendor shall pay to Purchaser, and the Purchase Price shall be decreased by, the amount by which the Working Capital Amount is less than zero.  No payment shall be required to be made under this Section 3.3(d) unless Closing occurs.

(e)                                  Any payment required pursuant to Section 3.3(d) shall be made within fifteen (15) Business Days following the final determination of the Working Capital Amount in accordance with this Section 3.3 or Section 3.5, together with interest thereon at the Interest Rate from and including the Effective Date to but excluding the date of payment.  No further adjustments shall be made to the Purchase Price with respect to the Working Capital Amount.  Any such payment (excluding the part thereof that is interest) shall be treated by Vendor and Purchaser as an adjustment to the Purchase Price.  Any interest paid by Purchaser shall be regarded as interest payable in consideration of the delayed payment of the Purchase Price at Closing.

(f)                                   Vendor and Purchaser shall cooperate, and shall cause the Purchased Entities to cooperate, with each other, to facilitate the settlement of the Working Capital Statement in accordance with this Section 3.3 or Section 3.5.  During the period of time from and after the date hereof through to the time the Working Capital Amount is finally determined in accordance with this Section 3.3 or Section 3.5, Vendor or Purchaser shall afford, and cause the Purchased Entities to afford, to the Accounting Firm, the Parties and the Parties’ Related Parties, in connection with the settlement of the Working Capital Statement as contemplated by this Section 3.3 or Section 3.5, reasonable access during normal business hours to all the Books and Records, properties, personnel and work papers in their possession relevant thereto.

(g)                            For greater certainty, no adjustment pursuant to this Section 3.3 shall be subject to any of the thresholds, deductibles or caps set forth in Articles 6 or 10.

(h)                           The Parties acknowledge and agree that the final determination of the Working Capital Amount may not occur until after Closing and any dispute with respect to the Working Capital Statement shall not delay Closing.

3.4                               Interim Cash Flow Adjustment

(a)                           Vendor shall prepare the Interim Period Financial Statements on a basis consistent with the Financial Statements and on a basis that fairly presents, in all material respects, the financial condition and results of operations for the Business as at the date thereof, and for the Interim Period.  Vendor shall also prepare a draft statement (the “Interim Period Cash Flow Statement”) setting forth the calculation, for the purpose of Closing, of the Interim Cash Flow Amount in accordance with Schedule 1.1M (the “Closing Interim Cash Flow Amount”).  Vendor shall deliver the draft Interim Period Financial Statements and a draft Interim Period Cash Flow Statement to Purchaser not later than five (5) Business Days prior to the Closing Date.  The draft Interim Period Financial Statements and the draft Interim Period Cash Flow Statement shall, to the extent necessary, use estimates made in good faith by Vendor.  Vendor shall deliver final Interim Period Financial Statements and a final Interim Period Cash Flow Statement not later than the later of: (i) sixty (60) days after the Closing Date, and (ii) fourteen (14) days after the Working Capital Statement is finally settled pursuant to Section 3.3 or Section 3.5.  Purchaser shall provide, and shall cause the Purchased Entities to provide, all such access to books and records and personnel as Vendor reasonably requires to prepare the final Interim Period Financial Statements and a final Interim Period Cash Flow Statement.

(b)                           If Purchaser disputes Vendor’s determination of the Interim Cash Flow Amount as set forth in the final Interim Period Cash Flow Statement, Purchaser will so notify Vendor, in writing, within 180 days from the date on which Vendor delivers to Purchaser the final Interim Period Cash Flow Statement (the “Purchaser’s ICF Objection”).  The Purchaser’s ICF Objection shall set forth a specific description of the basis of the dispute and the adjustments to the Interim Period Cash Flow Statement that Purchaser believes should be made.  If Purchaser does not deliver a Purchaser’s ICF Objection within that 180 day period, the final Interim Period Cash Flow Statement shall be deemed to be conclusive and binding on the Parties.

(c)                            Vendor will have 90 days (“Vendor’s ICF Review Period”) from receipt of the Purchaser’s ICF Objection to review the Purchaser’s ICF Objection and respond to it in writing.  If Vendor does not respond in writing to the Purchaser’s ICF Objection within the Vendor’s ICF Review Period, the final Interim Period Cash Flow Statement shall be adjusted in accordance with the Purchaser’s ICF Objection and shall be deemed to be conclusive and binding on the Parties.  If Vendor does respond in writing within the Vendor’s ICF Period, then the Parties will thereafter attempt in good faith to reach an agreement with respect to any matters in dispute.  If Vendor and Purchaser reach such agreement, the final Interim Period Cash Flow Statement shall be adjusted in accordance with such agreement and shall be deemed to be conclusive and binding on the Parties.  If Vendor and Purchaser are unable to resolve the matters in dispute within fifteen (15) days following the end of the Vendor’s ICF Period, either Vendor or Purchaser may notify the other in writing of their wish to have the matter finally resolved by Expert Determination pursuant to Section 3.5.

(d)                           In the event the Interim Cash Flow Amount set out in the final Interim Period Cash Flow Statement as finally settled pursuant to this Section 3.4 or Section 3.5 (the “Final Interim Cash Flow Amount”) is greater than the Closing Interim Cash Flow Amount, Vendor shall cause to be paid to the Corporation the amount by which the Final Interim Cash Flow Amount is greater than the Closing Interim Cash Flow Amount.  In the event the Final Interim Cash Flow Amount is less than the Closing Interim Cash Flow Amount, Purchaser shall pay Vendor, or cause the Corporation to pay to Vendor, the amount by which the Final Interim Cash Flow Amount is less than the Closing Interim Cash Flow Amount.

(e)                            Any payment required pursuant to Section 3.4(d) shall be made within fifteen (15) Business Days following the final determination of the Interim Period Cash Flow Amount in accordance with this Section 3.4 or Section 3.5, together with interest thereon at the Interest Rate from and including the Effective Date to but excluding the date of payment.  Any such payment (excluding the part thereof that is interest) shall be treated by Vendor and Purchaser as an adjustment to the Purchase Price.  No further adjustments shall be made to the Purchase Price with respect to the Interim Period Cash Flow Amount.  Any interest paid by Purchaser shall be regarded as interest payable in consideration of the delayed payment of the Purchase Price at Closing.

(f)                             Vendor and Purchaser shall cooperate, and Purchaser shall cause the Purchased Entities to cooperate, with each other, to facilitate the settlement of the final Interim Period Cash Flow Statement in accordance with this Section 3.4 or Section 3.5.  During the period of time from and after the Closing Date through to the time the Interim Period Cash Flow Amount is finally determined in accordance with this Section 3.4 or Section 3.5, Vendor and Purchaser shall afford, and Purchaser shall cause the Purchased Entities to afford, to the Accounting Firm, the Parties and the Parties’ Related Parties, in connection with the settlement of the final Interim Period Cash Flow Statement as contemplated by this Section 3.4 or Section 3.5, reasonable access during normal business hours to all of the Books and Records, properties, personnel and work papers relevant thereto.

(g)                            For greater certainty, no adjustment pursuant to this Section 3.4 shall be subject to any of the thresholds, deductibles or caps set forth in Articles 6 or 10.

3.5                               Expert Determination

(a)                           If Vendor and Purchaser are unable to resolve matters in dispute as contemplated in Section 3.3(c) or 3.4(c) within 15 days following the end of the Vendor’s Review Period or Vendor’s ICF Review Period, as the case may be, either Vendor or Purchaser may notify the other in writing that the dispute shall be referred for resolution by the Accounting Firm in which case the Accounting Firm shall determine, only with respect to the remaining differences so submitted, whether and to what extent, if any, the Working Capital Statement or the final Interim Period Cash Flow Statement, as the case may be, requires adjustment.  Notwithstanding Section 9.20, which shall not apply to this Section 3.5, any dispute arising pursuant to Section 3.3(c) or 3.4(c) referred to the Accounting Firm in accordance with this Section 3.5 shall be resolved in accordance with the following:

(i)                                    The Accounting Firm shall act as an expert (and not as an arbitrator) in making its determination (the “Expert Determination”).  Any applicable law relating to arbitration shall not apply to the Accounting Firm or to the Expert Determination or the procedure by which the Expert Determination is reached.  For the avoidance of doubt, the Expert Determination shall not be referable to arbitration pursuant to Section 9.20.

(ii)                                 Within 5 Business Days of receiving the Accounting Firm’s written confirmation and acknowledgement of its appointment to act as expert in the Expert Determination, Vendor and Purchaser shall each prepare and deliver to the Accounting Firm: (A) a written statement (such statement not to exceed 10 pages) addressing the matters in dispute; and (B) any relevant supporting documents.  Vendor and Purchaser shall at the same time deliver to the respective other Party copies of its materials provided to the Accounting Firm.

(iii)                              The Accounting Firm shall be entitled to make a determination and issue its decision based only on the written statements and supporting documents received from Vendor and Purchaser.

(iv)                             For the avoidance of doubt, there shall be no unilateral communications between either Vendor or Purchaser and the Accounting Firm at any time during the Expert Determination.

(v)                                The Accounting Firm may obtain independent professional, legal and/or technical advice as it considers is reasonably required and it advises Vendor and Purchaser of its intention in advance of obtaining such assistance.

(vi)                             Vendor and Purchaser shall request that the Accounting Firm make its determination within twenty (20) Business Days after the Accounting Firm has delivered to Vendor and Purchaser the Accounting Firm’s written confirmation and acknowledgement of its appointment to act as expert in the Expert Determination.  Such determination shall be made in writing and shall include reasonable details regarding the reasons for the Accounting Firm’s determination.

(vii)                          In resolving any disputed item, the Accounting Firm must not assign a value to that item greater than the greatest value for that item claimed by either Vendor or Purchaser or less than the smallest value for that item claimed by either Vendor or Purchaser.  The Accounting Firm shall not have the jurisdiction to award any form of damages or costs or to award specific performance, injunctive relief or any other equitable relief, nor will the Accounting Firm have the authority to modify or amend, in any respect, the provisions of this Agreement or any related agreements.

(viii)                       Vendor and Purchaser agree that subject to Subsections 3.5(a)(ix) and 3.5(a)(x) below, any Expert Determination decision of the Accounting Firm made in accordance with this Section 3.5 shall be deemed to be agreed to and to be conclusive, final and binding on Vendor and Purchaser and may, where permitted and following the expiry of the ten (10) day period referred to in Section 3.5(a)(x), be filed in any court of competent jurisdiction and enforced by Vendor or Purchaser as a final judgment of such court.

(ix)                             Vendor or Purchaser may only challenge the Expert Determination decision of the Accounting Firm (A) for manifest error or fraud on the part of the Accounting Firm; (B) for failure by the Accounting Firm to disclose any relevant interest or duty which materially conflicts with its function as expert and/or which may prejudice the Expert Determination; or (C) by reason of the Accounting Firm having, in the Expert Determination, decided on any matter that is not, by the terms of this Section 3.5, expressly within the jurisdiction of the Accounting Firm.  Notwithstanding Section 9.20 of this Agreement, any challenge permitted to be made in respect of an Expert Determination decision of the Accounting Firm shall be made in the court of competent jurisdiction sitting in Calgary, Alberta.

(x)                                The Accounting Firm may, on its own initiative or at the written request of a Party (which must also be given to the other Party) correct, in a revised and replacement Expert Determination, any mathematical or typographical errors, in the Expert Determination, provided that no such correction shall be made unless it is made and the revised and replacement Expert Determination is delivered to the Parties within ten (10) days following the day upon which the Expert Determination decision was delivered to the Parties.

(xi)                             For the avoidance of doubt: (A) Section 9.20 of this Agreement shall not apply to challenges to Expert Determination decisions; and (B) apart from challenges to Expert Determination decisions of the Accounting Firm and the resolution of the disputes provided for in Section 8.5 of the Litigation Support Agreement, Vendor and Purchaser do not submit to the jurisdiction of the Alberta courts for purposes of resolving any disputes or disagreements that may arise out of, pursuant to or in connection with this Agreement.

(xii)                          Vendor and Purchaser will each pay one half of the fees and disbursements incurred by the Accounting Firm concerning any Expert Determination referred to the Accounting Firm.

(b)                           The Working Capital Statement or the final Interim Period Cash Flow Statement, as the case may be, shall be revised to reflect any revisions as agreed to by the Parties or as determined by the Accounting Firm.

3.6                              Purchase Price Allocation

Prior to the Closing Time, Vendor and Purchaser shall use reasonable and good faith efforts to agree in writing to an allocation of the Purchase Price consistent with Section 1060 of the Code and the U.S. Treasury regulations thereunder (the “Purchase Price Allocation”).  In the event that agreement on Purchase Price Allocation is not reached by the Closing Time, neither Vendor nor Purchaser shall have any further obligation to attempt to agree on a Purchase Price Allocation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VENDOR

Vendor represents and warrants to Purchaser that:

4.1                               Incorporation and Registration

(a)                           Vendor is a duly incorporated corporation, validly existing under the laws of the Netherlands.

(b)                           Vendor Guarantor is a duly incorporated corporation and is validly existing under the laws of the State of Indiana.

(c)                            At the Closing Time, each of the Purchased Entities will be a corporation or other entity duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation as set forth in Schedule 1.1F and will have all necessary corporate or other power and capacity to own and lease its property and assets and to carry on the business conducted by it.

(d)                           At the Closing Time, each of the Purchased Entities will, in all material respects, be in good standing under the laws of the jurisdiction of its incorporation or formation and neither the nature of the business of, nor the locations or character of the property and assets owned or leased by, any of the Purchased Entities will require any of the Purchased Entities to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction where it is not so registered, licensed or qualified.

4.2                               Capitalization and Ownership

(a)                           At the Closing Time, the Corporation shall be a direct wholly-owned subsidiary of Vendor and each of the other Purchased Entities shall be a direct or indirect wholly-owned subsidiary of the Corporation.

(b)         Other than the other Purchased Entities and the ownership of ten (10) shares in the capital of Alberta One-Call Corporation (representing a 10.96% equity ownership interest therein), at the Closing Time, the Corporation shall have no subsidiaries.

4.3                               Right to Sell Shares

(a)                           At the Closing Time, Vendor shall have the exclusive right to sell, assign and transfer the Shares as provided in this Agreement.

(b)                           At the Closing Time, any restrictions on the transfer of the Shares that are set out in the Constating Documents of the Corporation will have been complied with so as to permit the transfer of the Shares to Purchaser.

(c)                            On the completion of the Purchase, Purchaser shall acquire from Vendor good legal and beneficial title to the Shares free and clear of all Encumbrances other than restrictions on transfers set out in the Constating Documents of the Corporation and any Encumbrances arising out of any action taken by Purchaser or any of its Affiliates.

(d)                           As of the date hereof, no person, other than Purchaser pursuant to this Agreement, has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vendor of any of the Shares.

(e)                            At the Closing Time, no person, other than Purchaser pursuant to this Agreement, shall have any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vendor of any of the Shares.

4.4                               Shares of Purchased Entities

(a)                           At the Closing Time, the authorized capital of each of the Purchased Entities, other than Dome Petroleum LLC and 123456 Delaware LLC, shall be as set forth in Schedule 1.1F and the Shares shall be the only issued and outstanding shares in the capital of the Corporation.

(b)                           At the Closing Time, all of the issued and outstanding shares or member interests (as applicable) of the Purchased Entities shall have been duly and validly issued and shall be outstanding as fully paid and non-assessable shares or member interests, as the case may be.

(c)         At the Closing Time, all of the issued and outstanding shares of the Corporation shall be held by Vendor, and all of the issued and outstanding shares and member interests (as the case may be) of the other Purchased Entities shall be held by the Corporation or one or more of the directly or indirectly wholly-owned subsidiaries of Corporation, in each case free and clear of all Encumbrances other than restrictions on transfers set out in the Constating Documents of the Purchased Entities and any Encumbrances arising out of any action taken by Purchaser or any of its Affiliates.

(d)                           At the Closing Time, there will be no contract, option or other right (including preferential or other similar rights) of any Person binding upon, or which may become binding upon, the registered and beneficial owner of the shares or member interests (as applicable) of the Purchased Entities to sell, assign, pledge, charge, mortgage or transfer or in any other way dispose of or encumber any such shares other than, in the case of the Shares, rights in favour of Purchaser pursuant to this Agreement.

(e)                            At the Closing Time, there will be no securities convertible, exchangeable or exercisable into, or rights, options or warrants to purchase or otherwise acquire, any unissued shares or other ownership interests in the capital of any of the Purchased Entities.

(f)                             There exists no shareholder or other agreement or declaration which affects the transferability of the Shares, and there exists no voting trust agreement, unanimous shareholder agreement, share pooling agreement or other Contract restricting or otherwise relating to voting or dividend rights with respect to the Shares or the shares or member interests (as applicable) of any of the Purchased Entities.

4.5                               Due Authorization

(a)                           Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder.

(b)                           Vendor Guarantor has all necessary corporate power, authority and capacity to enter into the Vendor Parent Guarantee and to carry out its obligations under the Vendor Parent Guarantee.

(c)                            The execution and delivery of this Agreement and the performance of Vendor’s obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Vendor.

(d)                           The execution and delivery of the Vendor Parent Guarantee and the performance of Vendor Guarantor’s obligations under the Vendor Parent Guarantee have been duly authorized by all necessary corporate action on the part of Vendor Guarantor.

(e)                            Except as described or referred to in Schedule 4.5(e), and subject to satisfaction of the Regulatory Condition, neither the execution and delivery of this Agreement by Vendor, nor the performance of Vendor’s obligations under this Agreement, nor the consummation of the Reorganization will conflict with, or result in the violation, termination or breach of, or render Vendor or the Purchased Entities in default of, or result in the termination or in a right of termination of, or accelerate the performance required by, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     the Constating Documents of Vendor or any of the Purchased Entities,

(ii)                                  any material Contract to which Vendor is a party or by which Vendor is bound,

(iii)                               any Applicable Laws, Environmental Laws or Governmental Authorizations applicable to Vendor.

(f)                             Neither the execution and delivery of the Vendor Parent Guarantee by Vendor Guarantor, nor the performance of Vendor Guarantor’s obligations under the Vendor Parent Guarantee will conflict with, or result in the violation or breach of, or render Vendor Guarantor in default of, or result in the termination or cancellation or in a right of termination or cancellation of, or accelerate the performance required by, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     the Constating Documents of Vendor Guarantor,

(ii)                                  any material Contract to which Vendor Guarantor is a party or by which Vendor Guarantor is bound, or

(iii)                               any Applicable Laws, Environmental Laws or Governmental Authorizations applicable to Vendor Guarantor.

4.6                              Enforceability of Obligations

(a)                           This Agreement constitutes a legal, valid and binding obligation of Vendor, enforceable against Vendor in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally and to general principles of equity.

(b)                           The Vendor Parent Guarantee constitutes a legal, valid and binding obligation of Vendor Guarantor, enforceable against Vendor Guarantor in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally and to general principles of equity.

4.7                               Required Approvals

Except as described or referred to in Schedule 4.7, and except for the Required Approvals and any Governmental Authorizations normally granted by the relevant Governmental Authority after Closing, and except for Governmental Authorizations the failure of which to obtain, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no Governmental Authorizations are:

(a)                           required on the part of Vendor in connection with the Purchase or Vendor’s performance of its obligations under this Agreement,

(b)                           required on the part of the Purchased Entities in connection with the Purchase or to preserve the rights of the Purchased Entities under any existing Governmental Authorizations, or

(c)                            required on the part of Vendor Guarantor in connection with the performance of its obligations under the Vendor Parent Guarantee.

4.8                               Material Consents

Schedule 4.8 describes, refers to or lists all approvals or other consents required to be obtained under Material Contracts as a result of the transactions contemplated herein so as to (i) preserve the rights of the Purchased Entities under such Material Contracts, or (ii) not trigger any rights of any Person under any Material Contract that could vest if a change in control of any Purchased Entity occurs.

4.9                               Financial Statements

The Financial Statements (subject to usual year-end adjustments in the case of the Interim Financial Statements and taking into account the basis on which the Financial Statements were prepared as described in the notes to the annual financial statements contained in the Financial Statements and the other notes to the Financial Statements):

(a)                           are complete and accurate in all material respects, and

(b)                           fairly present, in all material respects, the financial condition and results of operations for the Business as at the respective dates of, and for the respective periods referred to in, such financial statements, in accordance with IFRS consistently applied during the periods presented.

Purchaser acknowledges that as at the dates of and for the periods referred to in the Financial Statements certain Excluded Assets were included in the Business as at such dates and for such periods.

4.10                        Business Carried on in the Ordinary Course; Compliance with Applicable Laws and Environmental Laws

Except as described or referred to in Schedule 4.10, or as otherwise permitted or contemplated by this Agreement (including the Permitted Pre-Closing Actions), since September 30, 2011 to the date hereof:

(a)                           the Business has been carried on in the Ordinary Course of Business,

(b)                           the Business has been conducted in compliance, in all material respects, with all Applicable Laws and Environmental Laws,

(c)                            none of the Purchased Entities has acquired or disposed of or agreed to acquire or dispose of any Entity Assets other than in the Ordinary Course of Business, nor have any of the Purchased Entities incurred or assumed or agreed to incur or assume any liabilities other than in the Ordinary Course of the Business, and

(d)                           there has been no material adverse change in the financial condition or in the assets or liabilities of the Business arising from developments specific to the Business not generally affecting other entities similarly situated in the NGLs industry in Canada or the United States.

4.11                        Entity Assets

(a)                           Except for Permitted Encumbrances and those Encumbrances created after the date hereof in compliance with Sections 9.1 or 9.2:

(i)                                    Vendor does not warrant title to the Entity Assets, but does warrant that the Purchased Entities own their interests in the Entity Assets (which, in the case of the Material Facilities, are the undivided percentage ownership interests set forth in Schedule 1.1D and, in the case of the real property or leases thereof on or in which the Material Facilities that are operated by one of the Purchased Entities are located (other than pipeline rights of way and easements), are the undivided percentage ownership interests set forth in Schedule 4.11) (collectively the “said interests”), free and clear of all Encumbrances and Claims created by, through or under Vendor or any of its Affiliates or any of the Purchased Entities, and

(ii)                                  neither Vendor nor the Purchased Entities have committed any act or omission whereby any of the said interests of the Purchased Entities to the Entity Assets or any part or portion thereof may be cancelled or determined.

(b)                           Schedule 4.11 sets forth a true and complete list of (i) all leased real property on or in which the Material Facilities and storage caverns are located that are Leased Entity Assets excluding pipeline rights of way and easements, and (ii) the leases under which they are held, other than the real property and leases referred to in Section 4.11(a).

4.12                        Operation of Entity Assets

The Entity Assets, in respect of which any of the Purchased Entities is the operator, and, to Vendor’s knowledge, as at the date hereof, the Entity Assets, in respect of which none of the Purchased Entities is the operator, have been operated in accordance with good NGLs industry practice in Canada or, where applicable, the United States in effect at the time that the operations were conducted except to the extent failure to have done so would not reasonably be expected to have a Material Adverse Effect.

4.13                        Governmental Authorizations; Compliance Therewith

(a)                           The Purchased Entities hold all Governmental Authorizations required under Applicable Law to own or operate the Entity Assets owned or operated by them except to the extent failure to hold same would not reasonably be expected to have a Material Adverse Effect.

(b)                           Except as described or referred to in Schedule 4.13(b), to Vendor’s knowledge, none of the Purchased Entities is in default under any Governmental Authorization referred to in Section 4.13(a) except to the extent such defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.14                        Material Contracts

(a)                           Schedule 4.14(a) includes, as at November 30, 2011, a complete and accurate list of all Material Contracts, a copy of each of which, other than the Confidential Contracts, has been made available to the Purchaser.

(b)                           Each of the Material Contracts (excluding non-contractual understandings and arrangements and any Material Contracts which have not been fully executed by the parties thereto) is enforceable in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(c)                            Except as described or referred to in Schedule 4.14(c), none of the Purchased Entities, and, to the knowledge of Vendor, no other party to any Material Contract, is in default under any Material Contract, except to the extent such defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.15                        Powers of Attorney

Except to the extent referred to, described or listed herein or in Schedule 4.15, at the Closing Time, no Person will hold any outstanding power of attorney granted by any of the Purchased Entities other than powers of attorney granted by one Purchased Entity to one or more of the other Purchased Entities or the Entity Employees or as may have been provided under the Title and Operating Documents and the Material Contracts.

4.16                        Futures Transactions

At the Closing Time, none of the Purchased Entities will be party to any Futures Transaction, either as principal or surety, except as described, referred to or listed in Schedule 4.16.

4.17                        Certain Material Obligations and Authorizations for Expenditure

(a)                           Except as described, referred to or listed in Schedule 4.17, and except in respect of any Permitted Pre-Closing Actions, activities in the Ordinary Course of Business and obligations under Material Contracts, none of the Purchased Entities is a party to or bound by any Contract:

(i)                                    to acquire any shares or other securities of any corporation, partnership interests in any partnerships or any other equity interests in any other Person,

(ii)                                 to merge or consolidate with any other Person,

(iii)                              to sell or acquire any assets relating to the Business having a fair market value, individually, in excess of U.S.$1,000,000, or

(iv)                             to otherwise capitalize or invest in any business.

(b)                           Except as described, referred to or listed in Schedule 4.17, and except for those individual authorizations for expenditure relating to the Business which do not require expenditures by any of the Purchased Entities in an amount in excess of U.S.$1,000,000 (net to any Purchased Entity), as at the date of this Agreement, none of the Purchased Entities is in receipt of any outstanding authorization for expenditure in respect of jointly owned assets pursuant to which expenditures are required to be made in respect of the Business.

4.18                       Guarantees

Except as described or referred to in Schedule 4.18, at the Closing Time, none of the Purchased Entities will be a party to any Guarantee.

4.19                        Borrowed Money

Except as described or referred to in Schedule 4.19, and except for any indebtedness owed to another Purchased Entity at the Closing Time, none of the Purchased Entities will, at the Closing Time, have any indebtedness for borrowed money.

4.20                        Minute Books

The minute books of each of the Purchased Entities are complete and accurate in all material respects.

4.21                        Environmental Matters

(a)                           Except as described or referred to in Schedule 4.21(a):

(i)                                    as at the date hereof, neither Vendor nor any of the Purchased Entities has received any outstanding Environmental Order which gives rise to Purchaser Indemnified Environmental Liabilities and which either requires any work, repairs, construction or capital expenditures or has not been complied with in all material respects, except, in either such case, for any Environmental Orders the failure with which to have complied, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect,

(ii)                                 the Purchased Entities are in compliance with Environmental Laws in respect of the operation of the Entity Assets and the Business except to the extent failure to be in compliance would not reasonably be expected to have a Material Adverse Effect,

(iii)                              all known spills or similar incidents pertaining to or affecting the Entity Assets or the Business have been reported to the appropriate Governmental Authority to the extent required by Applicable Law except to the extent failure to have done so would not reasonably be expected to have a Material Adverse Effect, and

(iv)                             all waste disposal pertaining to or affecting the Entity Assets or the Business has been and is being conducted in accordance with Environmental Laws except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                           Except as specifically set forth in this Section 4.21, Vendor makes no representations or warranties with respect to any Environmental Matters, any Environmental Liabilities or any Abandonment and Reclamation Obligations, and no other provision of this Agreement shall in any way be interpreted as providing for or making any such representations or warranties.

4.22                        Litigation and Unsatisfied Judgements (other than Tax)

(a)                           As of November 30, 2011, Schedule 1.1H and Schedule 4.22(a), together, set forth a list of all open litigation Claims, other than Tax Claims, that have been served on, or, to Vendor’s knowledge, that are threatened in writing against, any of the Purchased Entities where the amounts claimed or threatened exceeds or could reasonably be expected to exceed $300,000.  Vendor makes no representation or warranty with respect to the validity or potential outcome of any of those Claims.

(b)                           There are no unsatisfied judgments against any of the Purchased Entities or any consent decrees or injunctions to which any of the Purchased Entities is subject.

4.23                        Employee Matters

(a)                           (i) All material terms of all Employment Agreements with the Purchased Entities or their Affiliates with respect to all of the Entity Employees have been disclosed or made available to Purchaser other than those terms contemplated by Section 4.23(a)(ii),  (ii) Vendor will, not later than thirty (30) days after the date of this Agreement, have provided Purchaser with all material current information related to the terms of employment of the Entity Employees, including without limitation for each Entity Employee their salary or wage, vacation entitlement and accumulated but unused vacation entitlement under the Employee Benefit Arrangements of Vendor and its applicable Affiliates, to enable the Purchaser to form and communicate to the Entity Employees terms of employment from and after Closing that meet the terms of Schedule 9.10 Part A and Schedule 9.10 Part B;  historical information, including but not limited to, performance, disciplinary, attendance, medical records and personnel files generally will only be provided for Canadian Entity Employees at Closing and will not be provided for U.S. Entity Employees, (iii) copies of all written Employment Agreements between the Purchased Entities and Entity Employees which contain a fixed term of employment (but not including, for clarity, employment agreements in letter form with employees which do not contain a fixed term of employment) have been made available to Purchaser, and (iv) none of the Employment Agreements between the Purchased Entities and the Entity Employees provide for change of control payments (which, for clarity, shall not include safety and operations bonuses payable on closing of the Purchase).

(b)                           All material terms of all Employee Benefit Arrangements of Vendor and its applicable Affiliates have been disclosed to or made available to Purchaser.

(c)                            At the Closing Time, the Purchased Entities will be in compliance in all material respects with all Employee Obligations.

(d)                           The Purchased Entities are not party to or bound by or subject to any collective bargaining agreement or similar arrangement with any labour union or employee association other than any agreement or arrangement, or a description of the material terms thereof, which has been disclosed or made available to Purchaser.

(e)                            No collective bargaining agreement is being negotiated by any of the Purchased Entities and there are no labour certification proceedings outstanding in respect of any of the employees of any of the Purchase Entities, and, to the knowledge of Vendor, there are no attempts to organize or certify any Entity Employees.

(f)                             There are no material claims or complaints, other than those in the Ordinary Course of Business, against any of the Purchased Entities relating to employment standards, occupational health and safety, human rights, privacy, labour relations, workers compensation, pay equity or employment equity, and none of the Purchased Entities is subject to any strikes, labour disputes or grievances.

(g)                            The Purchased Entities have complied in all material respects with all Applicable Laws relating to employment and occupational health and safety, and there are no material liens or trust obligations of the Purchased Entities arising in connection with workers’ compensation, employment insurance, or pension or employment Laws.

(h)                           Appendix A of Part A of Schedule 9.10 and Appendix B of Part B of Schedule 9.10 contain, as of the date hereof, a complete and accurate record in all material respects of all the information listed in such Appendices with respect to the Entity Employees.

4.24                       Intellectual Property

(a)                           Schedule 4.24(a) describes, refers to or lists (i) all material Intellectual Property that will be owned by a Purchased Entity at the Closing Time, and (ii) all material Intellectual Property that will be used by a Purchased Entity under a license agreement between a Purchased Entity and a Person other than Vendor or any of its Affiliates at the Closing Time (collectively, “Entity IP”).  Vendor shall be entitled to revise Schedule 4.24(a) from time to time prior to Closing to reflect changes in Entity IP made in the Ordinary Course of Business by Vendor and its Affiliates and, upon delivery of a revised Schedule 4.24(a) to Purchaser, the revised Schedule 4.24(a) shall supersede and replace the Schedule 4.24(a) so revised, provided that such changes in Entity IP shall not result in material reductions or alterations in the functionality of the Dedicated ERP Environment.

(b)                           Except for Excluded IP, the Entity IP is all of the material Intellectual Property that will be required by the Purchased Entities to carry on the Business immediately following Closing substantially as such Business was carried on by the Purchased Entities immediately prior to Closing.

(c)                            Except as set forth in Schedule 4.24(c), as at the date hereof:

(i)                                    neither Vendor nor any of its Affiliates is party to any action or proceeding which involves a Claim by any of them that the use of any Intellectual Property by a third party infringes or misappropriates any Entity IP,

(ii)                                 neither Vendor nor any of its Affiliates is a party to any action or proceeding, and, to Vendor’s knowledge, no such action or proceeding is threatened, which involves a Claim by a third party that the use of any Entity IP infringes or misappropriates the Intellectual Property of such third party, and

(iii)                              neither Vendor nor any of its Affiliates is party to any action or proceeding and, to Vendor’s knowledge, no such action or proceeding is threatened, which involves a Claim by a third party challenging the validity or enforceability of any Entity IP.

4.25                        Taxes

For the Purchased Entities that are incorporated or formed in Canada (the “Canadian Purchased Entities”), the representations and warranties in this Section 4.25: (i) apply only in respect of taxation years or periods ending before the Closing Date that are within the “normal reassessment period”, as defined in subsection 152(3.1) of the Tax Act, of a Purchased Entity, and (ii) in respect of taxation years for any period ending before the Closing Date that are beyond the “normal reassessment period” of a Purchased Entity, apply only if the person filing a

Tax Return of a Purchased Entity in respect of such taxation year has made a misrepresentation or committed a fraud described in subparagraph 152(4)(a)(i) of the Tax Act, filed a waiver under subparagraph 152(4)(a)(ii) of the Tax Act, or if the assessment is made within the period and conditions specified under subparagraph 152(4)(b)(ii) or 152(4)(b)(iii) or the Tax Act.  For Dome Petroleum LLC and 123456 Delaware LLC, the representations and warranties in this Section 4.25 apply only in respect of any period for which the applicable period of limitations has not expired.

(a)                           Vendor has caused the Purchased Entities to duly and timely:

(i)                                    file all Tax Returns required to be filed by them and those Tax Returns are true, complete and accurate in all material respects,

(ii)                                 pay all Taxes (including instalments) due and payable by them, and

(iii)                              collect or withhold and timely remit to the appropriate Governmental Authorities all Taxes required to be collected or withheld by them,

and, except as provided in Schedule 4.25(a), as at the date hereof, there are no audits pending or threatened in writing by any Governmental Authority against any of the Purchased Entities in respect of Taxes.

(b)                           Each of the Purchased Entities, other than Dome Petroleum LLC and 123456 Delaware LLC, is a taxable Canadian corporation (as defined in the Tax Act).  No election has been filed under U.S. Treasury Reg. §301.7701-3(c) to classify Dome Petroleum LLC or 123456 Delaware LLC as an association for U.S. tax purposes.

(c)                            Each of the Purchased Entities, other than Dome Petroleum LLC and 123456 Delaware LLC, is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and similar applicable provincial or territorial Tax legislation.

(d)                           Except as provided in Schedule 4.25(d), as at the date hereof, no material matter is under objection or appeal with any Governmental Authority relating to Taxes of any of the Purchased Entities.

(e)                            Vendor has disclosed to Purchaser all known contingent Tax liabilities that, as at the date hereof, would be reflected in the financial statements of any of the Purchased Entities prepared in accordance with IFRS and that could prompt a material assessment or reassessment of Taxes with respect to the Purchased Entities.

(f)                             The Purchased Entities have paid all material amounts to applicable Governmental Authorities required to be paid under the Canada Pension Plan and applicable employment insurance, employment pension plan and employee health insurance legislation in the relevant provinces and territories of Canada and any relevant foreign jurisdiction, and have withheld or collected and remitted in a timely manner to the applicable Governmental Authorities all material amounts of Taxes required to be withheld or collected and remitted by them.  None of the Purchased Entities has received any requirement from any Governmental Authority pursuant to section 224 of the Tax Act which remains unsatisfied in any respect.

(g)                            None of the Purchased Entities has, or will have, an obligation to file any Tax Return or to pay any Tax under the laws of any jurisdiction other than Canada or the United States as a result of Entity Assets owned or activities conducted on or before the Closing Date in Canada or the United States.

(h)                           Vendor is not a foreign person for purposes of Section 1445 of the Code.

4.26                        Treaty-Protected Property

The Shares are Treaty-Protected Property in respect of which Vendor will provide a Treaty Exemption Certificate or Certificate of Proposed Disposition as contemplated in Schedule 3.2(d).

4.27                        Commissions and Fees

Neither Vendor nor any of the Purchased Entities has incurred any liability or obligation, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation with respect to the transactions contemplated hereby for which Purchaser or any of its Affiliates or the Purchased Entities may be liable.

4.28                        [*****].

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Vendor that:

5.1                               Incorporation

(a)                           Purchaser is a duly incorporated corporation and is as at the date hereof validly existing under the laws of the Province of Alberta and will as at the Closing Date validly exist under the laws of the Province of Nova Scotia.

(b)                           Purchaser Guarantor is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

5.2                               Due Authorization

(a)                           Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.

(b)                           Purchaser Guarantor has all necessary power, authority and capacity to enter into the Purchaser Parent Guarantee and to carry out its obligations under the Purchaser Parent Guarantee.

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

(c)                            The execution and delivery of this Agreement and the performance of Purchaser’s obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser.

(d)                           The execution and delivery of the Purchaser Parent Guarantee and the performance of Purchaser Guarantor’s obligations under the Purchaser Parent Guarantee have been duly authorized by all necessary partnership action on the part of Purchaser Guarantor.

(e)                            Subject to the receipt of all Required Approvals, neither the execution and delivery of this Agreement by Purchaser, nor the performance of Purchaser’s obligations under this Agreement will conflict with, or result in the violation or breach of, or render Purchaser in default of, or result in the termination or cancellation or in a right of termination or cancellation of, or accelerate the performance required by, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     the Constating Documents of Purchaser,

(ii)                                  any material Contract to which Purchaser is a party or by which Purchaser is bound, or

(iii)                               any Applicable Laws, Environmental Laws or Governmental Authorizations applicable to Purchaser.

(f)                             Neither the execution and delivery of the Purchaser Parent Guarantee by Purchaser Guarantor, nor the performance of Purchaser Guarantor’s obligations under the Purchaser Parent Guarantee will conflict with, or result in the violation or breach of, or render Purchaser Guarantor in default of, or result in the termination or cancellation or in a right of termination or cancellation of, or accelerate the performance required by, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     the Constating Documents of Purchaser Guarantor,

(ii)                                  any material Contract to which Purchaser Guarantor is a party or by which Purchaser Guarantor is bound, or

(iii)                               any Applicable Laws, Environmental Laws or Governmental Authorizations applicable to Purchaser Guarantor.

5.3                               Enforceability of Obligations

(a)                           This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally and to general principles of equity.

(b)                           The Purchaser Parent Guarantee constitutes a legal, valid and binding obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally and to general principles of equity.

5.4                               Investment Canada Act

Purchaser is a non-Canadian within the meaning of the Investment Canada Act.

5.5                               Governmental Authorizations

Except for the Required Approvals, no Governmental Authorizations are required on the part of Purchaser or Purchaser Guarantor in connection with the Purchase or on the part of Purchaser in connection with the performance of its obligations under this Agreement or on the part of Purchaser Guarantor in connection with the performance of its obligations under the Purchaser Parent Guarantee.

5.6                               Commissions and Fees

Purchaser has not incurred any liability or obligation, contingent or otherwise, for any brokerage fees, finder’s fees, agent’s commissions or similar forms of compensation with respect to this Agreement or the transactions contemplated hereby for which Vendor or any of Vendor’s Affiliates may be liable.

5.7                               Purchaser as Principal

Purchaser is an accredited investor as defined in National Instrument 45-106 — Prospectus and Registration Exemptions and is acquiring the Shares in its capacity as principal, and is not purchasing the Shares for the purpose of resale or distribution to a third party.

5.8                               Sufficient Funds

Purchaser now has, and will at the Closing Time have, immediately available funds which, together with funds available to Purchaser pursuant to committed credit facilities, in respect of which complete and accurate copies of all publicly available agreements pertaining thereto have been made available to Vendor, are sufficient to pay all amounts payable by Purchaser hereunder.  The Purchase by Purchaser is not contingent or dependent on any financing.

5.9                               Purchaser Guarantor

Purchaser Guarantor has long term senior unsecured debt outstanding (being senior unsecured debt with a maturity of no less than one (1) year from the date on which such debt was incurred) rated not less than Investment Grade by two of S&P, Fitch and Moody’s, or an equivalent issuer rating.  “Investment Grade” means at least “BBB-”, with respect to Standard & Poors and Fitch, and “Baa3”, with respect to Moody’s.  “S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., “Fitch” means Fitch Ratings Ltd. and “Moody’s” means Moody’s Investors Service, Inc.

ARTICLE 6
REGARDING MATERIAL CLAIMS, REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1                               Material Claims

(a)                           For purposes of this Agreement, “Material Claim” means, in respect of any single incorrect or inaccurate representation or warranty made by Vendor in this Agreement or any single breach of any single covenant, that there has occurred or there could reasonably be expected to occur, as a result thereof, Losses to Purchaser or the Purchased Entities in excess of U.S.$1,000,000.  For purposes of determining whether any single incorrect or inaccurate representation or warranty or any single breach of any single covenant is a Material Claim, Purchaser may aggregate individual Claims, Liabilities or Losses if such Claims, Liabilities or Losses arise out of the same incident, including any single incident, the Loss in respect of which continues over a period of time; provided that incidents of the same kind that occur at different times or at different locations, for purposes of this Section 6.1(a), may not be aggregated.

(b)                           Other than in respect of:

(i)                                    the Vendor Fundamental Representations (and the indemnity in Section 10.1(a) related thereto),

(ii)                                 the representations and warranties contained in Section 4.25 and Section 4.26 (and the indemnity in Section 10.1(a) related thereto),

(iii)                              the indemnities in Section 10.4(a), Section 10.4(c) and Section 10.5,

(iv)                             the indemnity and other provisions in Article 11,

(v)                                payments under Section 3.3(e) (as a result of adjustments to the Working Capital Statement) and payments under Section 3.4(e) (as a result of adjustments to the final Interim Period Cash Flow Statement), and

(vi)                             payment or reimbursement of out of pocket costs or expenses by Vendor to Purchaser contemplated in Sections 9.7, 9.13, 9.14, 10.7(b), 10.7(c), 10.7(d), 10.13(b), 11.7(b), 11.7(e) and 11.8(b).

Purchaser and the other Purchaser Indemnified Parties shall not be entitled to make any Claim (including under any indemnity of Vendor herein) against Vendor under this Agreement or in respect of the transactions contemplated hereby (whether now existing or hereafter arising and whether in contract, tort or equity, or under statute, or for breach of other duties or obligations) unless each such Claim is a Material Claim.

(c)                            For purposes of Section 6.1(a), including for purposes of:

(i)                                     determining whether any breach of a representation or warranty of Vendor has occurred, and

(ii)                                  calculating the amount of any Losses relating thereto,

Vendor’s representations and warranties shall be read and applied without regard to, and shall be deemed not to be qualified by, any reference in the text thereof to “materiality”, “material”, “materially”, “material respects”, “Material Adverse Effect” or similar materiality qualifiers set forth herein (other than the word “Material” in the expressions “Material Claim”, “Material Consent”, “Material Contract” or “Material Facility”, as part of the defined term); provided, however, that the term “material respects” or the word “material”, as applicable, shall continue to apply as a modifier with respect to the required content of the Schedules contemplated by Section 4.23(h) and Section 4.24(a).

6.2                               Deductible in respect of Claims

(a)                            Other than in respect of:

(i)                                     the Vendor Fundamental Representations (and the indemnity in Section 10.1(a) related thereto),

(ii)                                  the representations and warranties contained in Section 4.25 and Section 4.26 (and the indemnity in Section 10.1(a) related thereto),

(iii)                               the indemnities in Section 10.4(a), Section 10.4(c) and Section 10.5,

(iv)                              the indemnity and other provisions in Article 11,

(v)                                 payments under Section 3.3(e) (as a result of adjustments to the Working Capital Statement) and payments under Section 3.4(e) (as a result of adjustments to the final Interim Period Cash Flow Statement),

(vi)                              payment or reimbursement of out of pocket costs or expenses by Vendor to Purchaser contemplated in Sections 9.7, 9.13, 9.14, 10.7(b), 10.7(c), 10.7(d), 10.13(b), 11.7(b), 11.7(e) and 11.8(b), and

(vii)                           any payments required to be made by Vendor pursuant to Section 6.10(f).

Purchaser and the other Purchaser Indemnified Parties shall not be entitled to make any Claim under this Agreement or in respect of the transactions contemplated hereby (whether now existing or hereafter arising and whether in contract, tort or equity, or under statute, or for breach of other duties or obligations) unless the aggregate amount of all Material Claims as a result of all incorrect or inaccurate representations and warranties and all breaches of covenants of Vendor contained in this Agreement (including any Material Claims for indemnity arising out of those incorrect or inaccurate representations or warranties and those breaches of covenants) is equal to or greater than 2% of the Base Price, in which case Purchaser shall only be entitled (subject to Section 6.3) to recover the Losses related to those Material Claims in excess of 2% of the Base Price.

(b)                           For purposes of Section 6.2(a), including for purposes of:

(i)                                     determining whether any breach of a representation or warranty of Vendor has occurred, and

(ii)                                  calculating the amount of any Losses relating thereto,

Vendor’s representations and warranties shall be read and applied without regard to, and shall be deemed not to be qualified by, any reference in the text thereof to “materiality”, “material”, “materially”, “material respects”, “Material Adverse Effect” or similar materiality qualifiers set forth herein (other than the word “Material” in the expressions “Material Claim”, “Material Consent”, “Material Contract” or “Material Facility”, as part of the defined term); provided, however, that the term “material respects” or the word “material”, as applicable, shall continue to apply as a modifier with respect to the required content of the Schedules contemplated by Section 4.23(h) and Section 4.24(a).

6.3                               Limitation of Liability

Notwithstanding anything in this Agreement to the contrary, except in respect of:

(a)                            Claims under the indemnities contained in Section 10.1(a) for a breach of the representations and warranties set forth in Sections 4.25 and 4.26 only,

(b)                           Claims under the indemnities contained in Section 10.4(a), Section 10.4(c) and Section 10.5, and

(c)                            Claims under the indemnity and other provisions in Article 11, including in respect of Tax Claims,

none of which shall be subject to the following limitation on liability in this Section 6.3, the maximum cumulative Liability of Vendor in the aggregate in respect of:

(d)                           all Material Claims relating to incorrect or inaccurate representations and warranties that are Vendor Fundamental Representations (and the indemnities related thereto) shall be limited to an amount equal to the Purchase Price minus the amount of all Liabilities of Vendor referred to in Section 6.3(e), and

(e)                            all Material Claims relating to:

(i)                                     incorrect or inaccurate representations and warranties in this Agreement (other than Vendor Fundamental Representations (and the indemnities related thereto)); and

(ii)                                  breaches of covenants, including the covenant in Section 6.10 (and the indemnities related thereto);

shall be limited to U.S.$400,000,000.

6.4                               Survival of Vendor’s Representations, Warranties, Covenants and Indemnities and Limitations on Claims

(a)                            The representations and warranties of Vendor set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.28 (collectively, the “Vendor Fundamental Representations”) shall survive the Closing indefinitely.  The representations and warranties of Vendor set forth in Article 4, other than Vendor Fundamental Representations and subject to the proviso in this Section 6.4(a) in respect of Section 4.25 and Section 4.26, shall survive the Closing for the benefit of Purchaser for a period of eighteen (18) months from Closing (the “Warranty Notice Period”), after which time they shall terminate and, unless Purchaser shall have delivered to Vendor within the Warranty Notice Period a notice setting forth in reasonable detail the alleged inaccuracies in such representations and warranties and Purchaser’s good faith estimate of the Losses arising therefrom, Purchaser shall no longer be entitled to rely upon those representations and warranties, and indemnities related thereto, in any manner whatsoever in the assertion of any Material Claim against Vendor hereunder or otherwise, provided that, in respect of the representations and warranties set forth in Sections 4.25 and 4.26 and the indemnities related thereto, the Warranty Notice Period shall be 120 days after the later of:

(i)                                    the last date on which an assessment or reassessment for Taxes under the Tax Act or under any other Applicable Laws or Environmental Laws imposing Taxes can be made against the applicable Purchased Entity in respect of the dates or periods covered by those representations and warranties,

(ii)                                the date on which the period for an appeal from an assessment, reassessment or other determination of those Taxes has expired and that appeal has not been filed,

(iii)                             the date on which an agreement to settle an assessment, reassessment or other determination of those Taxes becomes binding, and

(iv)                              the date on which a judgment of a court of competent jurisdiction in respect of those Taxes becomes final and from which no right of appeal exists.

(b)                           The covenants of Vendor set forth in Sections 9.1, 9.2, 9.5, 9.6, 9.8, 9.9 and 9.16 and the indemnity in Section 10.4(b) shall survive the Closing for the benefit of Purchaser for a period of eighteen (18) months from Closing (the “Covenant Notice Period”) after which time they shall terminate and, unless Purchaser shall have delivered to Vendor within the Covenant Notice Period a notice setting forth in reasonable detail the alleged breaches of such covenants by Vendor and Purchaser’s good faith estimate of the Losses arising therefrom, Purchaser shall no longer be entitled to rely upon those covenants, and indemnities related thereto, in any manner whatsoever in the assertion of any Material Claim against Vendor hereunder or otherwise.  The covenants of Vendor contained in this Agreement, other than those set forth in Sections 9.1, 9.2, 9.5, 9.6, 9.8, 9.9 and 9.16 and the indemnity in Section 10.4(b), shall survive the Closing and shall continue in full force and effect for the benefit of Purchaser in accordance with the terms thereof.

6.5                               Survival of Purchaser’s Representations, Warranties, Covenants and Indemnities

The representations and warranties of Purchaser set forth in Sections 5.1, 5.2 and 5.3 (collectively, the “Purchaser Fundamental Representations”) shall survive the Closing indefinitely.  The representations and warranties of Purchaser set forth in Article 5, other than Purchaser Fundamental Representations, shall survive the Closing for the benefit of Vendor for a period of eighteen (18) months from Closing (the “Notice Period”), after which time they shall terminate and, unless Vendor shall have delivered to Purchaser within the Notice Period a notice setting forth in reasonable detail the alleged breaches of or inaccuracies in such representations and warranties and Vendor’s good faith estimate of the Losses arising therefrom, Vendor shall no longer be entitled to rely upon those representations and warranties, and indemnities related thereto, in any manner whatsoever in the assertion of any Claims against Purchaser hereunder or otherwise.  The covenants of Purchaser contained in this Agreement shall survive the Closing and shall continue in full force and effect for the benefit of Vendor in accordance with the terms thereof.

6.6                               No Consequential Damages

Neither Party will, in any circumstances whatsoever, be liable under this Agreement to the other Party or any of its Affiliates for indirect, incidental, consequential, exemplary or punitive damages suffered, sustained, paid, incurred or claimed by the other Party or the other Party’s Related Parties.  However, nothing in this Agreement shall in any way limit the right of any Indemnified Party to be indemnified pursuant to Article 10 for any and all indirect, incidental, consequential, exemplary or punitive damages of any nature or kind whatsoever that are part of any Third Party Claim.

6.7                              No Other Representations, Warranties or Covenants of Vendor

Purchaser acknowledges to and agrees with Vendor as follows:

(a)                            Neither Vendor, nor any Purchased Entity, nor anyone acting on its or their behalf (including any of its or their Related Parties) has made or makes any representation, warranty, covenant or agreement, express or implied, to or with Purchaser except as expressly set forth in this Agreement and the Closing Documents delivered by Vendor, and this Agreement and such Closing Documents contain all the representations, warranties, covenants and agreements of Vendor relating to the Purchase, including with respect to the Shares, the Purchased Entities, the Entity Assets, the Previously Owned Assets and the Business.

(b)                           No oral or other statements or representations (whether express or implied) by any Person have induced or influenced Purchaser to enter into this Agreement or to agree to any of its terms, or have been relied on in any way by Purchaser as being accurate or have been taken into account by Purchaser as being important to Purchaser’s decision to enter into this Agreement or agree to any of its terms.

(c)                            Except for those representations, warranties or covenants set forth herein or in any Closing Documents, without limiting the generality of Sections 6.7(a) or (b), no representation, warranty, covenant or agreement has been made by Vendor, any of the

Purchased Entities or anyone acting on its or their behalf (including any of its or their Related Parties) in or in relation to:

(i)                                   any data or information provided or made available to Purchaser by Vendor’s Investment Bankers, on plant or site visits, in management presentations, in meetings with management or employees or otherwise, including, any statement contained in the Information Memorandum, the KPMG Report, the Data Room or any other written material made available to Purchaser or its Related Parties,

(ii)                                any forecasts, projections or estimates (including any contained in the Information Memorandum, management presentations or any related break-out sessions) as to the future of the Business (including any revenue or profits which may be derived from the Business or the Entity Assets) provided by Vendor or any of the Purchased Entities or any of their Related Parties to Purchaser or any of Purchaser’s Representatives,

(iii)                               any oral statement by any Person,

(iv)                              the value of the Business, the Shares, the Purchased Entities, the Entity Assets or the future cash flow from the Business, the Purchased Entities or the Entity Assets,

(v)                                 the Environmental condition of any Entity Asset or Previously Owned Asset, any Environmental Matter, any Environmental Liability or any Abandonment and Reclamation Obligation,

(vi)                              any operations information or any economic evaluations,

(vii)                           title to the Entity Assets,

(viii)                      Liabilities, including Environmental Liabilities, Abandonment and Reclamation Obligations, Claims related to the Entity Assets or the Previously Owned Assets or any operations related to the Entity Assets or the Previously Owned Assets,

(ix)                                the past, present or future exercise of any regulatory, administrative or ministerial discretion under any Applicable Law, Environmental Law or Governmental Authorization,

(x)                                   the past, present or future performance, operation, ownership or profitability of the NGLs industry in North America,

(xi)                              the existence of any present or future business opportunities of any of the Purchased Entities of any type whatsoever, including in respect of the NGLs industry in North America, or

(xii)                           the state or condition of the Entity Assets (which are acknowledged by Purchaser to be on an “as-is” basis), including the physical condition, the fitness for a particular purpose or the merchantability thereof, the existence or absence of latent or patent defects therein, the quality thereof, the Environmental condition thereof, or any other aspect or characteristic thereof or relating thereto.

(d)                           Subject to the provisions of this Agreement, and except for the Confidential Contracts, Vendor has provided Purchaser with the opportunity to conduct all such enquiries, investigations and due diligence regarding the Shares, the Purchased Entities, the Entity Assets and the Business and all such other matters as Purchaser considered necessary or desirable in connection with the completion of the Purchase in accordance with this Agreement and Purchaser has entered into this Agreement as a result of its own due diligence, investigations, enquiries, advice and knowledge and the representations, warranties and covenants contained only in this Agreement.  Except as otherwise expressly provided herein, Purchaser assumes full business and financial risk in connection with the Purchase, including in respect of the Entity Assets and the Business.

(e)                            Purchaser has knowledge and experience in the NGLs industry generally and is capable of evaluating the merits associated with entering into and performing its obligations under this Agreement.

(f)                              Except for its rights under this Agreement, any Contract to which Purchaser or any of its Affiliates is a party and the Closing Documents, Purchaser hereby waives all rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against Vendor, Vendor’s Related Parties and the Purchased Entities in respect of the Shares, the Purchased Entities, the Entity Assets, the Previously Owned Assets and the Business, any and all representations or statements or information or data made or furnished to Purchaser or anyone acting on Purchaser’s behalf, and any other matter pertaining to or otherwise relating to the transactions contemplated hereby (whether made or furnished by or on behalf of Vendor and whether made or furnished orally or by electronic, faxed, written or other means).

6.8                               No Other Representation, Warranties or Covenants of Purchaser

Vendor acknowledges to and agrees with Purchaser that neither Purchaser nor anyone acting on its behalf (including any of its Related Parties) has made or makes any representation, warranty, covenant or agreement, express or implied, to or with Vendor except as expressly set forth in this Agreement and in the Closing Documents delivered by Purchaser, and this Agreement and such Closing Documents contain all the representations, warranties, covenants and agreements of Purchaser relating to the Purchase.  No oral or other statements or representations (whether express or implied) by any Person have induced or influenced Vendor to enter into this Agreement or to agree to any of its terms, or have been relied on in any way by Vendor as being accurate or have been taken into account by Vendor as being important to Vendor’s decision to enter into this Agreement or agree to any of its terms.

6.9                               Restrictions on Claims

(a)                            Purchaser acknowledges to and agrees with Vendor that Vendor will not be liable for, and Purchaser will not make or advance, any Claim (other than a Tax Claim) under this

Agreement or in respect of the transactions contemplated hereby to the extent that the Claim is based on or arises from:

(i)                                   any fact, matter, circumstance or event which is disclosed herein or in any Material Contract that is listed, described or referred to on Schedule 4.14(a),

(ii)                                any fact, matter, circumstance or event, which, as of the date hereof, to the actual knowledge of the individuals named in Clause (a) of Part 2 of Schedule 1.3, (i) constituted a breach of any of Vendor’s representations or warranties, or (ii) was a material error in, or material omission from, the Schedules or other disclosure made in writing to Purchaser by Vendor for purposes of this Agreement, and which Purchaser failed to disclose to Vendor prior to the date hereof,

(iii)                             any fact, matter, circumstance or event for which and to the extent that an adequate provision therefor has been made in the Financial Statements or Working Capital Statement,

(iv)                            any fact, matter, circumstance or event which is, or is the basis for, a Permitted Encumbrance,

(v)                               any breach of this Agreement which would not have occurred but for the retrospective application of any change in Applicable Law or Environmental Law enacted subsequent to the date hereof, provided that the foregoing shall not relieve Vendor or any of the Purchased Entities from complying with Applicable Law or Environmental Law, or

(vi)                              any act, omission, transaction or arrangement or matter by, of or on behalf of, or in relation to Purchaser or any of the Purchased Entities on or after the Closing Date, or

(vii)                         anything done or not done with Purchaser’s written consent (including by email) after the date hereof.

(b)                           Subject to Article 11 in respect of Taxes and Tax Claims, any and all Claims under this Agreement or otherwise in respect of the transactions contemplated hereby shall only be made, and any and all remedies related thereto shall only be available, under, in accordance with and subject to the provisions of Article 10 and Article 12.

(c)                            All disclosures in this Agreement (including in the Schedules to this Agreement), are to be taken as relating to each of Vendor’s representations, warranties, covenants and agreements in this Agreement to the extent that the relationship is reasonably apparent, and to Vendor’s indemnities provided in this Agreement.

6.10                        Acknowledgement Regarding Scope of Entity Assets

(a)                            Vendor acknowledges to and agrees with Purchaser that the Entity Assets together with certain Excluded Assets comprise substantially all of the assets, tangibles, contracts, intangibles, properties, rights and interests used to generate the cash flows reflected in the Financial Statements.  If within eighteen (18) months of Closing, Purchaser notifies Vendor in writing that it believes one or more of the assets, tangibles, contracts, intangibles, properties, rights and interests used to generate any portion of the cash flows reflected in the Financial Statements was not owned by a Purchased Entity at Closing (“Non-Transferred Entity Asset”), the following provisions shall apply:

(i)                                     if such Non-Transferred Entity Asset can be transferred or conveyed to the Corporation or applicable Purchased Entity with minimal cost or burden to Vendor, Vendor will cause such Non-Transferred Entity Asset to be so transferred or conveyed; and

(ii)                                 if Section 6.10(a)(i) is not applicable and the Loss to Purchaser or the Purchased Entities of not owning or being in possession of such Non-Transferred Entity Asset at Closing is or is reasonably expected to be U.S.$1,000,000 or more,

Vendor will use all commercially reasonable efforts to execute and deliver, or to cause to be executed and delivered, to the Purchased Entities such instruments of conveyance and take such other actions as Purchaser may reasonably request to convey title to and ownership of, and to put Purchaser or the Purchased Entities in possession of, such Non-Transferred Entity Asset.

(b)                           If Vendor is unable, after all commercially reasonable efforts, to convey title to and ownership of, and to put Purchaser or the Purchased Entities in possession of, any Non-Transferred Entity Asset described in Section 6.10(a)(ii) above, then Vendor and Purchaser will attempt to agree on a reasonable amount of compensation due Purchaser, subject to the limitations in Article 6, as a result of the fact that the Non-Transferred Asset was not owned by a Purchased Entity at Closing, taking into account, without limitation, the loss of net benefit to the Purchased Entities.  If the Parties are unable to agree on the foregoing matters of compensation, then the matter shall be referred to arbitration in accordance with Section 9.20.  Any compensation paid to Purchaser pursuant to this Section shall be an adjustment to the Purchase Price.

(c)                            If Vendor is able to convey title to and ownership of, and to put Purchaser or the Purchased Entities in possession of, such Non-Transferred Entity Asset, then Vendor and Purchaser will attempt to agree on a reasonable amount of compensation due Purchaser, subject to the limitations in Article 6, as a result of the fact that the Non-Transferred Asset was not owned by a Purchased Entity at Closing, taking into account, without limitation, the loss of net benefit to the Purchased Entities.  If the Parties are unable to agree on the foregoing matters of compensation, then the matter shall be referred to arbitration in accordance with Section 9.20.  Any compensation payable as a result of this provision will be treated as a Purchase Price adjustment.

(d)                           Except as provided in Section 6.10(f) below, nothing in this Section 6.10 shall, however, have the effect of providing Purchaser with any additional right or remedy with respect to any defect in title to any Entity Asset consisting of real property interests described in Schedule 4.11 and Purchaser’s rights with respect to any such defect in title shall be limited to such rights as Purchaser may have for breach of the representation and warranty of Vendor in Section 4.11.

(e)                            Purchaser acknowledges and agrees that the following shall not form part of the Entity Assets and shall not be subject to the covenant in Section 6.10(a): Commodity Sales & Marketing Services currently provided by Purchased Entities’ Integrated Supply & Trading Division; All rail logistics & support services provided to the Business by any Affiliate of the Purchased Entities; All technical, engineering and other support services or arrangements provided to the Business by any Affiliate of the Purchased Entities relating to wells; All pipeline services or arrangements provided to the Business by any Affiliate of the Purchased Entities, including but not limited to regulatory compliance guidance, regulatory filings and aviation patrols; All engineering services arrangements provided to the Business by any Affiliate of the Purchased Entities, including but not limited to the technical expertise provided from time-to-time for project management, decision-making and technical standards support.

(f)                              With respect to the matters described on Schedule 6.10(f), Vendor shall: (a) use commercially reasonable efforts to cure or resolve such matters; and (b) with respect to any such matters that have been or are hereafter cured or resolved, provide evidence of such cure or resolution to Purchaser. The Purchaser will not do or omit to do anything that would have the effect of preventing or frustrating the Vendor from curing or resolving any matter described in Schedule 6.10(f). With respect to any such matters that Vendor is unable to cure or resolve by the first anniversary of the Closing Date or such other date as Vendor and Purchaser may agree upon with respect any of the matters described in Schedule 6.10(f) (herein referred to as an “Uncured Matter”), Vendor and Purchaser agree as follows:

(i)                                   Vendor and Purchaser will attempt to agree on the amount of the Loss suffered since the Closing Date by Purchaser or the Purchased Entities attributable to such Uncured Matter, which Loss shall be determined taking into account all factors that are relevant to the financial losses and diminution in value suffered by the applicable Purchased Entity as a result of such Uncured Matter, including the extent, if any, to which such Uncured Matter (A) has or will negatively impact the cash flows from the facility to which the applicable property relates, (B) prevents the applicable Purchased Entity from using and enjoying the applicable real property in the same fashion that it has been used and enjoyed in connection with the normal operation of the Business prior to the date hereof, (C) constitutes a matter that would be viewed by a reasonable and prudent operator of a similar business in the applicable geographic area as a matter that impacts the value of the applicable property and (D) adversely impacts the resale value of the affected property;

(ii)                                  If the amount of such Loss is U.S. $1,000,000 or more, such Uncured Matter shall be treated as a Material Claim hereunder and as a Material Claim described in Section 6.3(e)(ii) for the purpose of Section 6.3 (except that the limitation set forth in Section 6.2 shall not apply to any such Material Claims) and Vendor and Purchaser will attempt to agree on a reasonable amount of compensation due Purchaser as a result of such Uncured Matter and the Loss associated therewith;

(iii)                               If Vendor and Purchaser are unable to agree upon the amount of Loss of an Uncured Matter or the amount of compensation due Purchaser or the applicable Purchased Entity in connection therewith, the matter shall be referred to arbitration in accordance with Section 9.20;

(iv)                              Any amounts paid to Purchaser pursuant to this Section shall be treated as an adjustment to the Purchase Price; and

(v)                                 This Section 6.10(f) shall be the sole and exclusive remedy of Purchaser with respect to the matters set forth in Schedule 6.10(f) and the Purchaser shall have no rights or remedies for breach of the representation and warranty in Section 4.11 with respect to the matters described in Schedule 6.10(f). Purchaser acknowledges that nothing in this Section shall obligate Vendor to cure any matters constituting Permitted Encumbrances.

ARTICLE 7
PURCHASER’S CONDITIONS

Subject to Section 12.2, the obligation of Purchaser to complete the Purchase in accordance with this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions (collectively, the “Purchaser’s Conditions”) in this Article 7, each of which is acknowledged to be inserted for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part.

7.1                               Correctness and Accuracy of Representations and Warranties

Subject to Section 12.2,

(a)                            the Vendor Fundamental Representations shall be true and correct in all respects as at the Closing Time with the same effect as if made at and as of the Closing Time except to the extent any such representation and warranty is affected by actions or omissions consented to or waived by Purchaser or otherwise permitted or contemplated by this Agreement including the Permitted Pre-Closing Actions, and

(b)                           the representations and warranties of Vendor, other than the Vendor Fundamental Representations, shall be true and correct in all material respects as at the Closing Time with the same effect as if made at and as of the Closing Time (unless any such representation and warranty is expressly made as of the date hereof or as of a specific date, in which case such representation and warranty shall have been true and correct, in all material respects, as of the date hereof or such specific date only, as the case may be, and except to the extent any such representation and warranty is affected by actions or omissions consented to or waived by Purchaser or otherwise permitted or contemplated by this Agreement including the Permitted Pre-Closing Actions).

7.2                               Performance of Obligations

Subject to Section 12.2, Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement required to be performed or complied with by Vendor at or before the Closing Time (except as to such obligations, covenants and agreements qualified by materiality, in which case Vendor shall have performed or complied with such obligations, covenants and agreements in all respects), except for the obligation in Section 3.2(e), which must be fully performed without exception or qualification.

7.3                               Required Approvals Obtained

The Required Approvals shall have been obtained and shall not have been revoked and, if applicable, the waiting period required by the HSR Act shall have expired or the applicable Governmental Authority of the United States shall have otherwise agreed to permit Closing to occur (the “Regulatory Condition”).

7.4                               Material Consents Obtained

All Material Consents shall have been obtained on terms and conditions that shall not reasonably be expected to result in a Material Adverse Effect.

7.5                              No Legal Impediment to Closing

There shall not be in effect any Applicable Law or Environmental Law which enjoins, materially restricts, prohibits or makes illegal the Purchase provided the Regulatory Condition has been satisfied.

7.6                               No Injunctions or Restraints

No restraining order, injunction or other order or decree issued by any Governmental Authority of competent jurisdiction enjoining, restraining or otherwise preventing the completion of the Purchase in accordance with this Agreement shall be in effect, provided however, that Purchaser shall use commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order or decree and to cause any such restraining order, injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect, provided however, neither Purchaser nor its Affiliates shall be required to sell, divest, dispose of, or hold separate any material portion of its or their business or assets.

7.7                               Completion of the Reorganization

Before the Closing Date, the Reorganization, including all steps and transactions contemplated thereby (other than any filing or other matter that would routinely be completed after closing of the Reorganization), shall have been completed substantially in accordance with its terms.

7.8                               IT Related Matters

All matters contemplated by Schedule 9.17 to be completed on or prior to Closing shall have been completed in all material respects (the “IT Condition”).

7.9                               Vendor’s Closing Deliveries

Subject to Section 2.1(b), at or before the Closing Time, Vendor shall have delivered to Purchaser the following, in form and substance satisfactory to Purchaser, acting reasonably:

(a)                           one or more share certificates representing the Shares, duly endorsed in blank for transfer, or accompanied by irrevocable stock transfer powers of attorney duly executed in blank by the holder of record, together with evidence satisfactory to Purchaser (acting reasonably) that Purchaser or its nominee(s) has been entered on the books of the Corporation as the registered holder of the Shares (collectively, the “Share Documents”),

(b)                           certified copies of:

(i)                                     the Constating Documents of Vendor, each of the Purchased Entities and Vendor Guarantor,

(ii)                                all resolutions of the board of directors of Vendor approving the entering into of this Agreement and the completion of the Purchase, resolutions of the Vendor Guarantor approving the entering into of the Vendor Parent Guarantee and resolutions of the board of directors of the Corporation approving the transfer of the Shares, and

(iii)                               an incumbency certificate of Vendor and Vendor Guarantor in respect of the individuals executing this Agreement on behalf of Vendor and the Vendor Parent Guarantee on behalf of Vendor Guarantor and any Closing Documents delivered by Vendor or Vendor Guarantor, together with their specimen signatures,

(c)                            certificates of status issued by the appropriate Governmental Authority with respect to Vendor and each of the Purchased Entities which are corporations and in respect of which certificates of status are obtainable from the applicable Governmental Authority in the jurisdiction in which Vendor or such Purchased Entity is incorporated,

(d)                           a certificate from a Senior Officer of Vendor confirming the matters set forth in Sections 7.1(a) and (b) and Section 7.2, subject to Section 12.2, except to the extent otherwise described in such certificate, which certificate shall be given by such Senior Officer in his capacity as a Senior Officer of Vendor and not in his personal capacity and without personal liability on the part of such Senior Officer,

(e)                            a duly executed release and resignation, effective as of the Closing Time, of each director and officer of the Purchased Entities,

(f)                             a receipt for payment of the Closing Consideration,

(g)                            copies of the Required Approvals obtained by Vendor,

(h)                           a copy of the Litigation Support Agreement duly executed by Vendor,

(i)                               a copy of the Transition Services Agreement duly executed by Vendor,

(j)                              a DVD containing the contents of the virtual Data Room as at the date hereof,

(k)                           a list of any bank accounts or bank arrangements relating to or used in connection with the Business not closed or assigned to Vendor’s Affiliates other than the Purchased Entities at or prior to Closing and such documents as Purchaser shall reasonably request to evidence that the directors, officers and other signing authorities in respect of such bank accounts have relinquished control over any such bank accounts, together with such reasonable supporting documentation as may be required by the banks or other financial institutions with which such bank accounts are maintained as are requested by Purchaser, and

(l)                               any other documents reasonably required to be delivered by Vendor to Purchaser at the Closing Time pursuant to this Agreement.

7.10                        Payment of Interim Cash Flow Amount

The Vendor shall have caused to be paid to the Corporation the Interim Cash Flow Amount, if a positive amount, contemplated by Section 3.2(e).

7.11                        No Damage or Destruction Event

Subject to Section 12.2, there shall have been no Damage or Destruction Event in relation to the Entity Assets.

ARTICLE 8
VENDOR’S CONDITIONS

The obligation of Vendor to complete the Purchase in accordance with this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions (collectively, the “Vendor’s Conditions”) in this Article 8, each of which is acknowledged to be inserted for the exclusive benefit of Vendor and may be waived by Vendor in whole or in part.

8.1                               Correctness and Accuracy of Representations and Warranties

The representations and warranties of Purchaser contained in Article 5 shall be correct and accurate in all material respects (except as to such representations and warranties qualified by materiality, in which case such representations and warranties shall be correct and accurate in all respects) as at the Closing Time with the same effect as if made at and as of the Closing Time (unless any such representation and warranty is made as of a date other than the date hereof, in which case such representation and warranty shall be correct and accurate in all material respects or correct and accurate in all respects, as the case may be, as of such other date and except to the extent any such representation and warranty is affected by actions or omissions consented to or waived by Vendor or permitted or contemplated by this Agreement).

8.2                               Performance of Obligations

Purchaser shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement required to be performed or complied with by Purchaser prior to or at the Closing Time in all material respects (except as to such obligations, covenants and agreements qualified by materiality, in which case Purchaser shall have performed or complied with such obligations, covenants and agreements in all respects).

8.3                               Required Approvals Obtained

The Regulatory Condition shall have been satisfied.

8.4                               Material Consents Obtained

All Material Consents shall have been obtained on terms and conditions that shall not reasonably be expected to result in a Material Adverse Effect.

8.5                               No Legal Impediment to Closing

There shall not be in effect any Applicable Law or Environmental Law which enjoins, materially restricts, prohibits or makes illegal the Purchase provided the Regulatory Condition has been satisfied.

8.6                               No Injunctions or Restraints

No restraining order, injunction or other order or decree issued by any Governmental Authority of competent jurisdiction enjoining, restraining or otherwise preventing the completion of the Purchase in accordance with this Agreement shall be in effect, provided however, that Vendor shall use commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order or decree and to cause any such restraining order, injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect, provided however, neither Vendor nor its Affiliates shall be required to sell, divest, dispose of, or hold separate any material portion of its or their business or assets.

8.7                               Completion of the Reorganization

All steps and transactions necessary to give effect to the Reorganization prior to the Closing Date (other than any filing or other matter that would routinely be completed after closing of the Reorganization) that are dependent on the actions of Persons other than the Vendor and its Affiliates, shall have been completed so as to permit the Reorganization to be completed substantially in accordance with its terms.

8.8                               IT Related Matters

The IT Condition shall have been satisfied.

8.9                               Purchaser’s Closing Deliveries

Subject to Section 2.1(b), at or before the Closing Time, Purchaser shall have delivered to Vendor the following, in form and substance satisfactory to Vendor, acting reasonably:

(a)                           the Closing Consideration by wire transfer in accordance with Section 2.3 and the wire transfer instructions contemplated by Section 3.2(d),

(b)                           a receipt acknowledging the delivery of the certificate for the Shares,

(c)                            certified copies of:

(i)                                     the Constating Documents of Purchaser and Purchaser Guarantor,

(ii)                                all resolutions of the board of directors of Purchaser approving the entering into of this Agreement and the completion of the Purchase contemplated by this Agreement and resolutions of the Purchaser Guarantor approving the entering into of the Purchaser Parent Guarantee, and

(iii)                               incumbency certificates of Purchaser and Purchaser Guarantor in respect of the individuals executing this Agreement on behalf of Purchaser and the Purchaser Parent Guarantee on behalf of Purchaser Guarantor and any Closing Documents delivered by Purchaser or Purchaser Guarantor, together with their specimen signatures,

(d)                           certificates of status with respect to Purchaser and Purchaser Guarantor issued by the appropriate Governmental Authority,

(e)                            a certificate from a Senior Officer of Purchaser confirming the matters set forth in Sections 8.1 and 8.2, except to the extent otherwise described in such certificate, which certificate shall be given by such Senior Officer in his capacity as a Senior Officer of Purchaser and not in his personal capacity and without personal liability on the part of such Senior Officer,

(f)                             releases of each of the directors and officers of each of the Purchased Entities from any liability to any of the Purchased Entities and Purchaser,

(g)                            copies of the Required Approvals obtained by Purchaser,

(h)                           a copy of the Litigation Support Agreement duly executed by Purchaser,

(i)                               a copy of the Transitions Services Agreement duly executed by Purchaser, and

(j)                              any other documents reasonably required to be delivered by Purchaser to Vendor at the Closing Time pursuant to this Agreement.

ARTICLE 9
OTHER COVENANTS

9.1                               Conduct of Business Prior to Closing

Except for Permitted Pre-Closing Actions and except as otherwise contemplated or permitted by this Agreement, Vendor shall, from the date of this Agreement until the Closing Time, cause the Purchased Entities to do the following:

(a)                           conduct the Business in the Ordinary Course of Business,

(b)                           except as to any continuing non-compliance referred to in Schedule 4.21(a) and provided the Vendor causes the Purchased Entities to use reasonable efforts to remedy such non-compliance, comply in all material respects with all Applicable Laws and Environmental Laws applicable to the Business, and

(c)                            comply in all material respects with all Material Contracts and notify Purchaser upon the entering into of any new Material Contracts.

9.2                               Negative Covenants

Except for:

(a)                           Permitted Pre-Closing Actions,

(b)                           any act or omission to act undertaken in the Ordinary Course of Business,

(c)         any act or omission to act undertaken pursuant to and in accordance with Material Contracts or any other Contract pertaining to the Business,

(d)                           anything contemplated or permitted by this Agreement,

(e)                            any act or omission to act undertaken in an emergency in order to prevent loss of life, injury to persons or damage to or loss of property,

(f)                             any act or omission to act undertaken with the written consent of Purchaser, and

(g)                            anything required to be done or not done by Applicable Law, Environmental Law or Governmental Authorizations,

(h)                           any cash transfers from a Purchased Entity to Vendor or any Affiliate of Vendor, and

(i)                               anything done or not done in relation to the Excluded Assets or the Non-NGL Business,

any and all of which shall be permitted notwithstanding Sections 9.2(j) to (u) below, Vendor shall not permit any of the Purchased Entities to do, or agree to do, any of the following from the date of this Agreement until the Closing Time:

(j)                              carry on the Business otherwise than in the Ordinary Course of Business or in a manner that will result in a violation of any Applicable Laws or Environmental Laws;

(k)                           amend, in any material respect, the Constating Documents or bylaws of the Purchased Entities,

(l)                               except exclusively as among or between the Purchased Entities:

(i)                                     issue any shares or other securities in the capital thereof,

(ii)                                  issue any securities convertible, exchangeable or exercisable into, or issue or grant any rights, options or warrants to purchase or otherwise acquire, any unissued shares or other securities in the capital thereof,

(iii)                             sell or otherwise dispose of any shares or other ownership interests it may hold in the capital of any other Purchased Entity,

(iv)                              issue any securities convertible, exchangeable or exercisable into, or issue or grant any rights, options or warrants to purchase or otherwise acquire, any shares or other ownership interests it may hold in the capital of any other Purchased Entity, or

(v)                                 merge, amalgamate or consolidate with or into any other Person,

(m)                       except as among or between the Purchased Entities, dispose of any of the Entity Assets having a fair market value, individually, in excess of $1,000,000,

(n)                           except as among or between the Purchased Entities, acquire any assets which, when acquired become Entity Assets, having a fair market value, individually, in excess of $1,000,000 or have the Purchased Entities incur or assume, or agree to have the Purchased Entities to incur or assume, any liabilities, other than in the Ordinary Course of Business,

(o)                           create or permit the creation of any new Encumbrance on the Entity Assets other than Permitted Encumbrances,

(p)                           except as required under a mail ballot or similar procedure under any Contract, make any single capital expenditure in relation to the Business in excess of $1,000,000, provided that, in the event Vendor seeks Purchaser’s consent to any capital expenditure, in seeking Purchaser’s consent, Vendor shall be entitled to seek consent for related groups of expenditures and submit investment memos or other documentation supporting the business case for such expenditures and Purchaser shall respond to Vendor’s request within five (5) Business Days or be deemed to have granted its consent, and also provided that, if Purchaser withholds its consent for an expenditure and Vendor deems that the expenditure is necessary to maintain the safety and integrity of the Entity Assets, then the Purchased Entities may, acting reasonably, make such necessary expenditure and the making of such expenditure shall not be a breach of this Section 9.2(p),

(q)                           amend in any material respect or terminate before the end of the term thereof any Material Contract or any Title and Operating Document,

(r)                              enter into any Contract relating to the Business:

(i)                                     with an Affiliate of Vendor (other than another Purchased Entity) unless the terms thereof are at least as favourable to the Purchased Entity as those terms that would generally be available from unrelated third parties, or

(ii)                                  with a term in excess of one (1) year,

(s)          quitclaim, decommission, abandon or allow to expire any of the Entity Assets except:

(i)                                     Entity Assets which have become obsolete, or

(ii)                                  where the rights of any of the Purchased Entities to those Entity Assets have expired or terminated,

(t)                              take any action which would result in the resignation or replacement of any Purchased Entity as operator of any of the Entity Assets, or

(u)                           settle any Claims or litigation other than any Claims or litigation for or in respect of which Vendor has the obligation to indemnify Purchaser hereunder.

If any of the Purchased Entities makes expenditures or takes actions necessary to prevent loss of life or injury to individuals, damage to or loss of property, Vendor shall give notice to Purchaser of those expenditures or actions and Vendor’s estimate of the amounts expended or to be expended in connection therewith as soon as reasonably possible in the circumstances.

9.3                               Credit Support Obligations

(a)                           Vendor shall be entitled to arrange for the release of any and all letters of credit, guarantees, credit support or other financial assurance (“Credit Support”) outstanding at the Closing Time provided by Vendor or any of its Affiliates (other than the Purchased Entities) to any Person (“Credit Support Counterparty”) for the benefit of any of the Purchased Entities (“Existing Credit Support Obligations”).

(b)                           To facilitate Vendor’s arrangement for the release of any Existing Credit Support Obligations, at Vendor’s request, Purchaser shall, at or prior to the Closing Time, use commercially reasonably efforts to furnish such Credit Support as may be required by the Credit Support Counterparties as a condition for the release of Vendor or any of its Affiliates (other than the Purchased Entities) from the Existing Credit Support Obligations provided in connection with or relating to the Business.

(c)                            Notwithstanding Section 9.3(a) or (b), if any Credit Support Counterparty refuses, for any reason, to release Vendor or any of its Affiliates (other than the Purchased Entities) from any Existing Credit Support Obligation provided in connection with or relating to the Business, Purchaser shall be liable for and indemnify and hold Vendor and its Affiliates harmless from and against any and all Loss or Liability incurred by Vendor or its Affiliates (other than the Purchased Entities) arising under or in respect of such Existing Credit Support Obligations provided in connection with or relating to the Business.

(d)                           Not later than (30) Business Days after the date hereof, Vendor shall provide Purchaser with a list of all Existing Credit Support Obligations in connection with or relating to the Business.

9.4                               Bank Accounts

(a)                           Vendor shall be entitled to cause the Purchased Entities to close or assign to any of Vendor’s Affiliates, at any time at or prior to Closing, any and all bank accounts and other banking arrangements of or made by any of the Purchased Entities.

(b)                           With respect to any bank accounts or banking arrangements relating to or used in connection with the Business not so closed or assigned at or prior to Closing, Vendor shall provide Purchaser at Closing with a list of such accounts and arrangements and such documents as Purchaser may reasonably request at least five (5) Business Days prior to the Closing Date so as to evidence the fact that any individual having signing authority in respect of such accounts prior to Closing shall not have such signing authority after Closing.

9.5                               Access to Material Facilities

(a)                           Vendor shall cause the Purchased Entities to permit Purchaser and its Representatives, between the date of this Agreement and the Closing Time, on reasonable notice to the Senior Officers of the Corporation, to have reasonable access during normal business hours to the Material Facilities to the extent the Purchased Entities are permitted to grant access thereto and to senior personnel employed in connection with the operation of such facilities provided that:

(i)                                     such access shall not unreasonably interfere with the operation of the Business in the Ordinary Course of Business,

(ii)                                  such access shall be supervised by personnel of the Purchased Entities,

(iii)                               such access shall be in accordance with the rules, regulations and policies of the Purchased Entities,

(iv)                              such access shall be subject to the terms of the Confidentiality Agreements and subject to any releases or other agreements required by the operator of any of the Material Facilities,

(v)                                 Purchaser and its Representatives shall not operate equipment, conduct testing, sample materials, perform Phase II environmental audits or conduct any invasive activities during such access,

(vi)                              Purchaser shall be responsible for arranging, at its own cost, transportation to and from the Material Facilities, and

(vii)                           such access shall be at the sole risk and expense of Purchaser and its Representatives.

Purchaser hereby releases Vendor Indemnified Parties from, and shall be liable for and indemnify, defend and hold harmless Vendor Indemnified Parties from and against, any and all Liability, Losses and Claims arising out of or connected with such access by Purchaser and its Representatives to the Material Facilities or employees or travel to or from, or presence on, the Material Facilities in connection with the transactions contemplated by this Agreement.

(b)                           Notwithstanding Section 9.5(a), Vendor shall not be required to cause any of the Purchased Entities to provide access to any Material Facilities or employees:

(i)                                     where doing so is prohibited by any Applicable Law (including the Competition Act), Environmental Law or Governmental Authorizations,

(ii)                                  where doing so would present a safety concern in the reasonable opinion of personnel of Vendor or of any of the Purchased Entities, or

(iii)                            where doing so would cause Vendor or any of its Affiliates, including the Purchased Entities, to be in violation of any confidentiality or other obligation to another Person provided that Vendor shall use commercially reasonable efforts to obtain the consent of any such Person that may be required in relation to the grant of access to the Material Facilities or employees.

9.6                               Actions to Satisfy Closing Conditions

Without derogating from any Party’s rights or obligations under this Agreement, it is agreed that Vendor shall act in good faith and use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the Conditions set forth in Article 7, and Purchaser shall act in good faith and use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the Conditions set forth in Article 8.  Each of Purchaser and Vendor shall act in good faith in determining whether or not a Condition in its favour has been satisfied.

9.7                               Preservation of Records

Purchaser shall take all reasonable steps to preserve and keep the Books and Records until the later of:

(a)                                 the seventh (7th) anniversary of the date of this Agreement,

(b)                                 the date on which all Claims for which Vendor has any liability hereunder have been finally settled, and

(c)                                  the date after which such Books and Records are no longer required to be preserved or kept under any Applicable Law, Environmental Law or Governmental Authority or pursuant to Section 11.8,

Purchaser shall make those Books and Records available to Vendor and its Representatives (and allow Vendor and its Representatives to make copies thereof at Vendor’s expense) as may be reasonably required by Vendor and its Representatives in connection with a Claim by Purchaser or any other Person against Vendor or any of its Affiliates under or relating to this Agreement, the Purchase or the other transactions contemplated hereby.

9.8                               Filings for Required Approvals

Without limiting the provisions of Section 9.6:

(a)                                 Purchaser shall be primarily responsible for the carriage of applications for the Required Approvals,

(b)                                 Purchaser and Vendor shall, and shall use all commercially reasonable efforts to cause their respective directors, officers, employees and Representatives to:

(i)                                     within fourteen (14) Business Days after the date of this Agreement make the filings required of Purchaser, Vendor, any of the Purchased Entities or any of their Affiliates to obtain the Required Approvals,

(ii)           comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, Vendor, any of the Purchased Entities or any of their Affiliates from the applicable Governmental Authority, and

(iii)          consult and cooperate in connection with any investigation, review or other inquiry in each case concerning the Purchase commenced by any Governmental Authority,

(c)           each Party shall:

(i)            promptly give notice to the other Party of any material communication received by that Party or its Affiliates from any Governmental Authority regarding the Purchase,

(ii)           promptly, upon request, furnish to the other Party such information and assistance as the other Party may reasonably request in connection with its preparation of any filing or submission which is necessary to receive any Required Approval,

(iii)          keep the other Party reasonably informed as to the status of the proceedings related to obtaining the Required Approvals, including providing the other Party with copies of all related applications and notifications,

(iv)          where necessary and appropriate in the circumstances, furnish the other Party in advance with a copy of any material correspondence, filings and communication between it and its Affiliates and their respective Representatives, on the one hand, and the applicable Governmental Authority, on the other hand, with respect to this Agreement and the Purchase, and provide the other Party a reasonable opportunity to comment thereon and consider those comments in good faith, and

(v)           not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Purchase, whether oral or in person, unless it consults with the other Party in advance and, to the extent permitted by the applicable Governmental Authority, gives the other Party the opportunity to attend and participate at any such meeting or discussion and if that participation is either declined or not permitted, to furnish promptly thereafter a memorandum setting forth the material terms of that meeting or those discussions,

(d)           Purchaser shall be responsible for any filing fee, along with any applicable Taxes, to a Governmental Authority required in relation to obtaining a Required Approval,

(e)           Purchaser shall advise Vendor promptly in advance of any understandings, undertakings or agreements which Purchaser proposes to make or enter into with any Governmental Authority (other than in relation to the Investment Canada Act Approval or with the Commissioner) in connection with the Purchase,

(f)            without limiting the foregoing provisions of this Section 9.8, Purchaser agrees to use commercially reasonable efforts to obtain the Required Approvals as soon as practicable,

(g)           notwithstanding the foregoing provisions of this Section 9.8:

(i)            competitively sensitive information of a Party will be provided on a privileged and confidential basis only to the external legal counsel or external expert of the other Party and shall not be shared by such counsel or expert with any other Person, and

(ii)           the plans of Purchaser as set forth in the application for review and other information filed with Industry Canada in connection with securing the Investment Canada Act Approval, including draft and final undertakings, and communications concerning the substance of the plans and undertakings will not be provided to Vendor or Vendor’s Counsel, provided however that if the Minister designated pursuant to the Investment Canada Act either (A) sends a notice to Purchaser pursuant to subsection 23(1) of the said Act that he is not satisfied that the Purchase is likely to be of net benefit to Canada or (B) sends a Notice to Purchaser pursuant to subsection 22 (1) of the said Act extending the 45 day waiting period and has not within the time period ending 15 days prior to the expiry of the extended waiting period issued the Investment Canada Act Approval, Purchaser will promptly disclose that it has received the said notice pursuant to subsection 23 (1) or has not received the Investment Canada Act Approval, as the case may be, and Purchaser’s Counsel shall provide to Vendor’s Counsel, on a privileged and confidential “external counsel only” basis:

(A)          the last draft of Purchaser’s undertakings proposed to the Investment Review Division in connection with obtaining the Investment Canada Act Approval, and

(B)           a synopsis of relevant communications on Behalf of Purchaser and the Investment Review Division relating to the said proposed undertakings.

(iii)          proposed consent agreements, undertakings or remedies the Purchaser proposes to the Commissioner in order to obtain the Competition Act Approval including draft and final forms, and communications concerning the substance thereof will not be provided to Vendor or Vendor’s Counsel provided however if the Competition Act Approval has not been issued by the Commissioner within a time period ending at the earlier of:

(A)          45 days after the date of the commencement of the service standard designated for the Purchase by the Commissioner in accordance with the Fee and Service Standards Handbook for Mergers and Merger-Related Matters, and

(B)           the date on which the Commissioner advises of her preliminary conclusions with respect to the Purchase,

then Purchaser will promptly disclose that a Competition Act Approval has not been received and Purchaser’s Counsel shall Provide to Vendor’s Counsel, on a privileged and confidential “external counsel only” basis:

(C)           the last draft of Purchaser’s consent agreements, undertakings or remedies proposed, if any, to the Commissioner in connection with obtaining the Competition Act Approval; and

(D)          a synopsis of relevant communications on behalf of Purchaser and the Commissioner relating to the said proposed consent agreements, undertakings or remedies.

9.9          HSR Filings

If a filing is required pursuant to the HSR Act in connection with the transactions contemplated by this Agreement, as promptly as practicable and in any event not more than fourteen (14) Business Days after the date of this Agreement, both Parties shall file with the U.S. Federal Trade Commission and the U.S. Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith.  Purchaser shall direct, but the Parties shall cooperate with each other concerning, all proceedings in connection with obtaining the termination of the HSR waiting period, if applicable. Each Party shall bear its own costs associated with compliance with the HSR Act.  Purchaser will bear any filing fees in connection with any filings required pursuant to the HSR Act for the purposes of this Section 9.9,

Notwithstanding the foregoing provisions of this Section 9.9 and the obligations of Vendor and Purchaser in Section 9.6, neither Purchaser, Vendor nor any of their respective Affiliates shall be required to sell, divest, dispose of, or hold separate any material portion of its or their business or assets or enter into or terminate any material contract or agreement, or otherwise make a material modification to their respective business conduct to satisfy their obligations to act in good faith and take commercially reasonable efforts to have the waiting period expire under the HSR Act.

9.10        Employee Related Matters

Each of the Parties agrees to the terms and conditions set forth in Schedule 9.10.

9.11        Insurance

Purchaser acknowledges that the insurance set forth in Schedule 9.11 is maintained or provided by the Purchased Entities (“Vendor’s Insurance”) and that, from and after Closing, in respect of events occurring after Closing, the Purchased Entities may no longer have the benefit of Vendor’s Insurance.  Purchaser acknowledges that certain Entity Assets, pursuant to agreements applicable to such assets, are required to be insured in accordance with such agreements.  Vendor shall use all reasonable commercial efforts to maintain such Vendor’s Insurance until Closing.

9.12        Purchase Not Conditional on Financing

Nothing in this Agreement shall make Purchaser’s obligation to complete the Purchase, including Purchaser’s obligation to make the payments referred to in Sections 2.1, 3.2 or 3.3 on a timely basis, conditional on Purchaser being able to obtain or complete any financing for the Purchase.

9.13        Reorganization

Purchaser acknowledges that the Reorganization will be concluded a short time prior to the Closing Date and that specific conveyances, notices of assignment, assignment and novation agreements, notices to and filings with Governmental Authorities and other documents required for, or of advantage to, Vendor and its Affiliates in connection with the Reorganization (“post-Closing documents”) will be prepared and circulated by Vendor or the applicable Affiliate of Vendor for execution by the Purchased Entities or their successors who are Affiliates of a Purchased Entity and, as necessary, filed after Closing.  Purchaser will, upon the request of Vendor or its Affiliates, and at Vendor’s sole expense, after Purchaser has been afforded a reasonable opportunity to review such post-Closing documents, grant a limited power of attorney to an individual designated by Vendor who will execute such post-Closing documents on behalf of the Purchased Entities or their successors who are Affiliates of a Purchased Entity and Purchaser will permit Vendor and its Affiliates to file or deliver such documents in the name of the Purchased Entities or their successors who are Affiliates of a Purchased Entity as required to consummate the Reorganization.

9.14        Return of Excluded Assets

Purchaser acknowledges that it is the intention of the Parties that all Excluded Assets owned or held by the Purchased Entities shall be conveyed or otherwise transferred by the Purchased Entities to Vendor or one or more of Vendor’s Affiliates (other than the Purchased Entities) prior to Closing.  Purchaser shall cause each of the Purchased Entities and its and their Affiliates to fully cooperate with Vendor after Closing to effect such intention, including promptly executing and delivering to Vendor any and all conveyances or transfers or other documents required by Vendor or any of its Affiliates in connection therewith.  Purchaser hereby, on its own behalf and on behalf of each of the Purchased Entities, grants to Vendor and Vendor’s Affiliates an irrevocable power of attorney to prepare, execute, deliver and file any such conveyances, transfers and other documents as are or may be required or advisable in accordance with industry practice to give effect to the foregoing.

In the event that Purchaser or any of its Affiliates becomes aware of the fact (in respect of which Purchaser shall forthwith advise Vendor), or is advised by Vendor or any of its Affiliates in writing, that any Excluded Assets remain in the possession of any of the Purchased Entities or any of their Affiliates after Closing, Purchaser shall cause the Purchased Entities or their Affiliates, as the case may be, to forthwith put any and all such Excluded Assets into the possession of Vendor or an Affiliate of Vendor designated by Vendor, and Vendor shall fully reimburse Purchaser or its applicable Affiliate for all actual out of pocket costs, including Taxes payable, incurred in doing so.

Purchaser shall and shall cause its Affiliates (including the Purchased Entities) to forthwith return, or at Vendor’s request, destroy in a secure manner, any and all documents, data and records in its or their possession reflecting or comprising Excluded Assets, including Excluded Books and Records (together with all copies thereof), and, in the event of a request for such destruction, promptly provide Vendor with a certificate of a Senior Officer of Purchaser confirming such destruction.

9.15        Delivery of Books and Records

Except as otherwise provided in Schedule 9.17, Vendor shall deliver to Purchaser:

(a)         as soon as reasonably practicable, but no later than the earlier of the 90th day following the date hereof and the 15th Business Day prior to Closing:

(i)            upon the reasonable request of Purchaser, copies of Canadian Tax Returns for the Canadian Purchased Entities pertaining to the Business for the fiscal year of 2010 and copies of the U.S. Tax Records for the Purchased Entities incorporated or formed in the United States (the “U.S. Purchased Entities”) pertaining to the Business for the fiscal year of 2010;

(ii)           subject to Section 9.19 and Vendor’s policies, and the communication to the Entity Employees listed in Appendix A to Schedule 9.10 Part A of their terms and conditions commensurate with Schedule 9.10 Part A, such payroll information for Entity Employees listed in Appendix A to Schedule 9.10 Part A as Purchaser reasonably requires;

(iii)          copies of active land records for any surface right or storage leases requiring payment within six months of Closing; and

(iv)          all Material Contracts (other than Confidential Contracts and confidential Material Contracts executed after the date hereof) that have not been provided to Purchaser prior to the date hereof and any Material Contract entered into on or after the date hereof.

(b)         within 15 days following Closing, Vendor shall deliver to Purchaser, in respect of each of the Purchased Entities, financial accounting records including general ledger detail support for the month end immediately preceding Closing and balance sheet account reconciliations for all balance sheet account balances for the month immediately preceding the month in which the Closing occurs, provided Purchaser has provided Vendor and its Affiliates with such access to books and records and cooperation of personnel of the Purchased Entities as Vendor may reasonably request to do so,

(c)         within 10 Business Days after a Tax Return is filed for a Purchased Entity, copies of Canadian Tax Returns for a Canadian Purchased Entity in respect of that Tax Return and copies of U.S. Tax Records for a U.S. Purchased Entity in respect of that Tax Return relating to any period after 2010,

(d)         within 90 days following Closing, the Books and Records (other than those books and records described in Sections 9.15(a) and 9.15(b)), and

(e)         within 10 Business Days of a request by Purchaser, copies of all Tax Records of the Purchased Entities prior to Closing that Purchaser reasonably requests in connection with any dispute relating to such periods, or for the purpose of preparing audited financial statements in accordance with U.S. GAAP.

Vendor shall be entitled to retain copies of any of the Books and Records delivered pursuant to this Section 9.15.  The Books and Records may be delivered to Purchaser in electronic format stored on computer-related or other electronic media, provided however, that Vendor shall only be required to deliver data comprising Books and Records in the format in which such data is stored or maintained by Vendor or its applicable Affiliate at the time such data is delivered to Purchaser.  Vendor shall use commercially reasonable efforts to provide such Books and Records as are in paper format at the date hereof to Purchaser as soon as reasonably practicable following Closing.

9.16        Excluded Owned IP License

On or before the Closing Date, at the request of Purchaser, Vendor or its applicable Affiliate will grant to the Purchased Entities a non-exclusive, paid-up right and license to access and use Excluded Owned IP (including source code) solely in connection with the operation of the Business by the Purchased Entities, provided however, that no license shall be required to be granted under this Section 9.16 to any such Excluded Owned IP which Vendor in its sole discretion and in good faith determines provides Vendor or any of its Affiliates (other than the Purchased Entities) significant competitive advantage to the businesses or operations of Vendor or any of its Affiliates (other than the Purchased Entities).  Such license will be made effective on Closing and shall be substantially in the form of Exhibit B.

9.17        IT Related Matters

Each of the Parties agrees to the terms and conditions set forth in Schedule 9.17. At Closing, each of Vendor and Purchaser shall enter into the Transition Services Agreement.

9.18        Confidentiality

(a)         After Closing, Vendor shall, and shall cause each of its Related Parties to, except to the extent otherwise expressly permitted by this Agreement, maintain in strict confidence all, and not use for commercial purposes (commercial purposes to not include any use thereof in connection with the preparation or audit of the financial statements of Vendor or any of its Affiliates after Closing or any such similar uses) or disclose any, Confidential Information concerning the Entity Assets and the Business.  It is understood that Vendor shall not have any liability hereunder with respect to information that (i) is in or, through no fault of Vendor or any of its Related Parties, comes into the public domain, (ii) Vendor or any of its Related Parties is required to disclose by Applicable Law, Environmental Law or Governmental Authority, (iii) is or becomes available to Vendor or any of its Related Parties from a source (other than Purchaser or any of its Related Parties) which, to Vendor’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iv) is disclosed by Vendor or any of its Related Parties with the consent of Purchaser or any of its Related Parties.

(b)         Notwithstanding Section 9.18(a), Purchaser acknowledges that: (i) Vendor and its Affiliates are involved in widespread oil and gas activities and receive information and data from many different sources relating thereto, (ii) Vendor makes no representation or covenant that Vendor or its Affiliates will not continue such activities and continue to pursue opportunities involving such activities including activities and opportunities to which the Confidential Information referred to in Section 9.18(a) relates, (iii) Vendor’s or its Affiliates’ knowledge of such Confidential Information will not preclude Vendor or its Affiliates from such activities or from pursuing opportunities involving such activities, and (iv) the respective directors, officers, employees, agents and other representatives of Vendor and its Affiliates may retain mental impressions of such Confidential Information and shall not be precluded from working on projects involving any such activities or opportunities including activities and opportunities to which such Confidential Information relates because of their mental impressions.  However, Vendor acknowledges that the intent of this Agreement is to ensure the confidentiality of such Confidential Information and to preclude the intentional use of such Confidential Information other than for the purposes permitted elsewhere in this Agreement.

(c)         In the event that Vendor or any of its Related Parties is required by Applicable Law, Environmental Law or Governmental Authority to disclose any information contemplated by Section 9.18(a), Vendor shall, if permitted by Applicable Law, Environmental Law or Governmental Authority, promptly notify Purchaser in writing so that Purchaser may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, or such disclosure is in any event so required, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of Vendor’s outside legal counsel, is required by Applicable Law, Environmental Law or Governmental Authority to be disclosed (provided that the Person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information).  Vendor shall continue to be bound by its obligations pursuant to this Section 9.18 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

(d)         Purchaser shall, and shall cause each of its Related Parties to, maintain in strict confidence all, and not use or disclose any, Confidential Information concerning Vendor or any of Vendor’s Related Parties (other than the Purchased Entities) which is not related to the Business or the Entity Assets and which Purchaser is not purchasing in connection with the transactions contemplated by this Agreement, which, for greater certainty, shall include any and all Confidential Information relating to the Excluded Assets and the operation thereof.  It is understood that Purchaser shall not have any liability hereunder with respect to information that (i) is in or, through no fault of Purchaser or any of its Related Parties, comes into the public domain, (ii) Purchaser or any of its Related Parties is required to disclose by Applicable Law, Environmental Law or Governmental Authority, (iii) is or becomes available to Purchaser or any of its Related Parties from a source (other than Vendor or any of its Related Parties) which, to the best of Purchaser’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iv) is disclosed by Purchaser or any of its Related Parties with the consent of Vendor or any of its Related Parties.

(e)         In the event that Purchaser or any of its Related Parties is required by Applicable Law, Environmental Law or Governmental Authority to disclose any information contemplated by Section 9.18(d), Purchaser shall, if permitted by Applicable Law, Environmental Law or Governmental Authority, promptly notify Vendor in writing so that Vendor may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, or such disclosure is in any event so required, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of Purchaser’s outside legal counsel, is required by Applicable Law, Environmental Law or Governmental Authority to be disclosed (provided that the Person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information).  Purchaser shall continue to be bound by its obligations pursuant to this Section 9.18 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

(f)          Notwithstanding anything to the contrary contained herein, the obligations set forth in this Section 9.18:

(i)            shall survive the Closing or the termination of this Agreement, and

(ii)           shall continue for a period of four (4) years from the date hereof and shall then terminate.

(g)         Nothing herein shall derogate from the rights and obligations of the Parties under the Confidentiality Agreements which shall continue in full force and effect, notwithstanding the provisions hereof, in accordance with its terms.

(h)         This Section 9.18 shall not be applicable to disclosure, communication or provision of information to a Governmental Authority pursuant to a Tax audit, appeal or litigation.

9.19        Compliance with Privacy Laws

(a)         Vendor acknowledges and confirms that Vendor and the Purchased Entities have complied, in all material respects, with Privacy Laws which govern the collection, use and disclosure of Personal Information disclosed to Purchaser pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).  Vendor hereby covenants and agrees, until Closing, to advise Purchaser of all purposes for which Disclosed Personal Information was initially collected from or in respect of the Entity Employees to whom that Disclosed Personal Information relates and all additional purposes where Vendor has notified the applicable Entity Employee of that additional purpose and disclosure of Personal Information, if any, unless that use or disclosure is permitted or authorized by law without notice to, or consent from, that Entity Employee, provided however, in such case, Vendor shall have advised Purchaser of the legislative provisions on which Vendor is relying.

(b)         Before Closing, neither of the Parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Purchase.

(c)         Each of the Parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Purchase and that the disclosure of Personal Information relates solely to the carrying on of the Business or the completion of the Purchase.

(d)         Purchaser shall at all times keep strictly confidential all, and not disclose any, Disclosed Personal Information provided to it, and shall instruct those employees responsible for processing such Disclosed Personal Information to protect the confidentiality of that information.  Purchaser shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or service providers of Purchaser who have a bona fide need to access that information in order to fulfil their obligations in the course of their employment or in providing services to Purchaser.

(e)         The Parties shall fully co-operate with one another, with the Entity Employees to whom the Personal Information relates, and any Governmental Authority charged with enforcement of Privacy Laws, in responding to inquiries, complaints, requests for access, and Claims in respect of Disclosed Personal Information.

(f)          Purchaser undertakes, after Closing, to utilize, and to cause the Purchased Entities to utilize, the Disclosed Personal Information only for those purposes for which the Disclosed Personal Information was initially collected from or in respect of the Entity Employees.

(g)         If Closing does not occur, Purchaser shall forthwith cease all use of the Disclosed Personal Information acquired by Purchaser in connection with this Agreement and will return to Vendor or, at Vendor’s request, destroy in a secure manner the Disclosed Personal Information (and any copies thereof) and, in the event of a request for such destruction, promptly provide Vendor with a certificate of a Senior Officer of Purchaser confirming such destruction.

(h)         Purchaser acknowledges and agrees that Vendor and its Affiliates shall not be required to provide or disclose to Purchaser any Personal Information to the extent that doing so is not permitted under the internal data privacy rules or policies of Vendor or any of its Affiliates.

9.20        Dispute Resolution

(a)           Subject to Section 3.5, if any Claim, controversy or dispute arises out of, pursuant to or in connection with this Agreement, including any question regarding its existence, breach, termination or validity and any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”), a party shall give the other party written notice of such Dispute (a “Dispute Notice”).  If the parties are unable, within 30 days of the date of service of the Dispute Notice, to resolve the Dispute by management level good faith negotiations, any party may refer the Dispute to arbitration for final resolution under the Arbitration Rules of the LCIA (London Court of International Arbitration) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Section 9.20.

(b)           The tribunal shall constitute of three arbitrators.  Vendor or Vendor and Vendor Guarantor together (if Vendor Guarantor is also a party) shall be entitled to nominate one arbitrator and Purchaser or Purchaser and Purchaser Guarantor together (if Purchaser Guarantor is also a party) shall be entitled to nominate one arbitrator.

(c)           The third arbitrator, who shall act as chairman in accordance with the LCIA Rules, shall be nominated by the two arbitrators nominated by or on behalf of the parties to the arbitration.  If the third arbitrator is not so nominated within 30 days of the date of nomination of the later of the two arbitrators appointed by the parties, the third arbitrator shall be appointed by the LCIA Court.

(d)           The legal place or seat of arbitration shall be Calgary, Alberta, Canada.  The language to be used in the arbitration shall be English.

(e)           The tribunal’s award shall be final and binding on the parties.

(f)            Notwithstanding Section 3.5(e)(xi), to the extent permitted by the LCIA Rules, any party may seek interim and/or conservatory measures from any court of competent jurisdiction.

Purchaser irrevocably appoints Bennett Jones LLP (the “Purchaser’s Process Agent”), with an office on the date hereof at 4500 Bankers Hall East, 855 2nd Street SW Calgary, Alberta, T2P 4K7, for the attention of Donald E. Greenfield, as its agent to receive on its behalf service of copies of a statement of claim and any other process which may be served in any Claim.  That service may be made by delivering a copy of that statement of claim or other process to Purchaser in care of Purchaser’s Process Agent at Purchaser’s Process Agent’s address above or at such other address as Purchaser’s Process Agent shall have last notified Vendor by giving notice of such address in accordance with Section 13.4.

Vendor irrevocably appoints Fraser Milner Casgrain LLP (the “Vendor’s Process Agent”), with an office on the date hereof at 15th Floor, Bankers Court 850 — 2nd Street SW Calgary, Alberta, T2P OR8, for the attention of Mike Hurst, as its agent to receive on its behalf service of copies of a statement of claim and any other process which may be served in any Claim.  That service may be made by delivering a copy of that statement of claim or other process to Vendor in care of Vendor’s Process Agent at Vendor’s Process Agent’s address above or at such other address as Vendor’s Process Agent shall have last notified Purchaser by giving notice of such address in accordance with Section 13.4.

9.21        Vendor Standards

(a)           The Parties acknowledge that prior to Closing the Business had access to and used in the conduct of the Business certain Excluded IP, including documents defining and describing Vendor’s standards, processes, procedures, practices and policies related to (i) Vendor’s Operating Management System (“OMS”) and related documentation, and (ii) Vendor’s Engineering Technical Practices (“ETPs”) and related documentation (collectively, the “Vendor Standards”).

(b)           Notwithstanding the fact that Vendor Standards are generally Excluded IP, Vendor hereby grants Purchaser a nonexclusive, paid-up, perpetual and irrevocable right and license to continue to access and use, and to make copies of (in hardcopy or electronic form), those Vendor Standards which the Business has in its possession at Closing.

(c)           The Vendor Standards, and all portions thereof, shall be used solely for the purpose of operating the Business, and shall not be used in connection with operating or conducting any other business.

(d)           Vendor makes no representations or warranties, express or implied, and expressly disclaims any liability and responsibility for any use, interpretation or application by Purchaser or any of its Affiliates of any Vendor Standard at any time (including after the termination of the Agreement), or any advice, recommendations, consultations or opinions, in whatever form, provided to or acquired by Purchaser at any time in connection with the Vendor Standards (including from any of Vendor’s employees, agents or contractors).

(e)           Vendor Standards shall be deemed to be Vendor Confidential Information subject to the confidentiality provisions of Section 9.18 of this Agreement (except only to the extent the provisions of Section 9.18 are inconsistent with the right and license granted to Purchaser in Section 9.21(b)).

(f)            After Closing, Vendor will not provide updates, improvements, amendments or otherwise support Vendor Standards.

9.22        Additional Contracts and Litigation Updates

Vendor shall report in reasonable detail to Purchaser no less often than once every month and in any event no later than five (5) Business Days prior to Closing regarding steps taken and other developments in regards to all:

(i)            open litigation Claims described in Schedule 1.1H or Schedule 4.22(a), and

(ii)           all litigation Claims involving any of the Purchased Entities that are commenced after October 1, 2011 where the amounts claimed or threatened exceeds or could reasonably be expected to exceed $300,000, provided that doing so shall not risk the loss of privilege pertaining to the matter or otherwise prejudice Vendor or any of the Purchased Entities in respect of the matter or contravene any confidentiality obligations owed by any of the Purchased Entities to another Person.

9.23        Contracts for NGL Extraction Rights and Gas Supply

On or before the Closing Date, Vendor shall have caused the Corporation and the entity that will, at and after Closing, run the business currently being run by the Corporation’s Integrated Supply and Trading Division, to enter into contracts in respect of all of the agreements, understandings and arrangements referred to in paragraph (c)(vii) of the definition of “Material Contracts”, which contracts shall be on the same terms as are comprised in the said agreements, understandings and arrangements and shall also include such other terms (including without limitation provisions related to credit support) as would be customary in contracts between Persons dealing at arm’s length in regard to similar agreements, understandings and arrangements for the sale and purchase of gas in Canada.

9.24        Additional Financial Information

(a)         Vendor shall deliver to Purchaser the financial statements, adjustments and other information described in Schedule 9.24(a), no later than 35 days from the date hereof. Such financial statements shall be prepared in accordance with IFRS consistently applied.

(b)         Vendor shall deliver the financial statements, adjustments and other information described in the column entitled “Incremental Information Requirement” in Schedule 9.24(b), no later than the corresponding date specified in the column entitled “Date Required” in Schedule 9.24(b).  Such financial statements shall be prepared in accordance with IFRS consistently applied.

(c)         Except in respect of Material Claims under the indemnity contained in Section 10.1(a) for a breach of the representation and warranty set forth in Section 4.9 only, Vendor shall not have any liability to Purchaser or its Affiliates or any other Person in respect of the completeness or accuracy of any of the financial statements, adjustments and other information referred to in Sections 9.24(a) or (b), and Purchaser shall be liable for and shall indemnify and save harmless Vendor and the other Vendor Indemnified Parties against any and all Claims, including Third Party Claims, Liabilities and Losses suffered or incurred by or made against Vendor or any of the other Vendor Indemnified Parties as a result of any use of or reliance upon such financial statements, adjustments and other information by Purchaser or a third party who receives such financial statements, adjustments and other information from or through Purchaser or its Affiliates provided that Purchaser shall not be liable for and shall have no obligation to indemnify and save harmless Vendor and the other Vendor Indemnified Parties against any and all Claims, including Third Party Claims, Liabilities and Losses suffered or incurred or made against Vendor or any of the other Vendor Indemnified Parties as a result of the use of or reliance upon such financial statements, adjustments and other information by Vendor, the other Vendor Indemnified Parties or third parties who receive such financial statements, adjustments and other information from or through Vendor or its Affiliates.

(d)         The costs of KPMG incurred by Vendor or its Affiliates in support of preparing pro forma adjustments as outlined in Schedule 9.24(a) and the costs KPMG and Ernst & Young incurred by Vendor or its Affiliates in connection with the preparation of any of the financial statements, adjustments and other information referred to in Sections 9.24(a) or (b) (other than the costs of Ernst & Young incurred in connection with their review of the Interim Financial Statements which costs shall be for the account of Vendor) shall be deducted from “Net Cash Provided by Operating Activities” as defined in or contemplated by section 2A of Schedule 1.1M.  In the event Closing does not occur all such costs shall be paid by Purchaser to Vendor at the earlier of the time of termination of this Agreement and the Outside Date.

(e)           Vendor and Purchaser shall cooperate to the extent reasonably required in connection with the preparation of the financial statements, adjustments and other information referred to in Sections 9.24(a) or (b).

9.25        Post Closing Cooperation and Access

(a)         Within a period of twenty-four (24) months after Closing, Purchaser agrees, and agrees to cause Purchaser’s Affiliates, including the Purchased Entities, to provide Vendor and its Affiliates with reasonable access after Closing to the Purchased Entities, the Books and Records, the Entity Assets and personnel for purposes of accounting, regulatory and other matters arising out of Vendor’s prior direct and indirect ownership of the Purchased Entities, including for the preparation and filing of documents with Governmental Authorities.

(b)         Within a period of twenty-four (24) months after Closing, Vendor agrees, and agrees to cause Vendor’s Affiliates to provide Purchaser and its Affiliates, including the Purchased Entities, with reasonable access after Closing to the Excluded Books and Records (but only to extent such Excluded Books and Records reflect transactions that have occurred within a period of five (5) years prior to the date hereof and relate exclusively to the Business as conducted by the Purchased Entities) for purposes of accounting, regulatory and other matters arising out of Vendor’s prior direct and indirect ownership of the Purchased Entities, including for the preparation and filing of documents with Governmental Authorities.

(c)         In the event that, after Closing, any property, including any payment or correspondence, is delivered to Purchaser or its Affiliates and such property relates to the Excluded Assets, the Previously Owned Assets or the Non-NGL Business or otherwise properly belongs to Vendor or its Affiliates, then Purchaser shall hold such property in trust for, and cause its Affiliate to hold such property in trust for, Vendor and its Affiliates, promptly notify Vendor in accordance with Section 13.4 of the existence thereof and at the expense of Vendor promptly deliver such property to Vendor or its Affiliate.  In the event that, after Closing, any property, including any payment or correspondence, is delivered to Vendor or its Affiliates and such property relates to the Entity Assets or the Business or otherwise properly belongs to Purchaser or its Affiliates, then Vendor shall hold such property in trust for, and cause its Affiliates to hold such property in trust for, Purchaser and its Affiliates, promptly notify Purchaser in accordance with Section 13.4 of the existence thereof and at the expense of Purchaser promptly deliver such property to Purchaser or its Affiliate.

9.26        Leased Rail Cars

Each of the Parties agrees to the terms and conditions set forth in Schedule 1.1L.

9.27        Regulatory Matter

The Parties acknowledge that BP Canada Energy Company and BP Canada Energy Resources Company have intervened in the “TCPL Mainline Application” to the National Energy Board of Canada (“NEB”) which is described by the NEB as follows:

NOVA Gas Transmission Ltd. and Foothills Pipe Lines Ltd. (TransCanada)

Application for Approval of Restructuring and Mainline Final Tolls for 2012

and 2013 Hearing Order RH-003-2011.

The Parties acknowledge that BP Canada Energy Company and BP Canada Energy Resources Company intend to intervene in TCPL’s “NEXT Application” to the NEB described by the NEB as follows:

NOVA Gas Transmission Ltd. (NGTL)

Natural Gas Liquids Extraction (NEXT) Model

Implementation Application dated 5 October 2011 (the Application)

The Parties agree that, if at the time of Closing either or both of the TCPL Mainline Application or the NEXT Application are still pending before the NEB, and BP Canada Energy Company or BP Canada Energy Resources Company did not intervene in such applications solely on the basis of their ownership of the Business, Vendor or an Affiliate of Vendor (other than the Purchased Entities) shall have the right to continue such interventions, or either of them, in its own name and own right by writing to the NEB to advise the NEB that it will be continuing the interventions commenced in the names of BP Canada Energy Company and BP Canada Energy Resources Company.  For greater certainty, Purchaser shall be entitled to assume or continue any intervention that was made solely on the basis of the applicant’s ownership of the Business.

9.28        Litigation Matter

In respect of the litigation Claim referred to as BP Canada Energy Resources Company v.  ATCO Midstream (Court of Queen’s Bench of Alberta Action No. 1001-15944) and notwithstanding anything to the contrary herein, any proceeds by way of judgment, settlement or otherwise, in favour of the Purchased Entities from such litigation shall, as to the amount of such proceeds applicable to the period prior to the Effective Date, be for the sole account of Vendor, and as to the amount of such proceeds applicable to the period on and after the Effective Date, be for the sole account of Purchaser.

9.29        Covenants in Schedules

Each Party agrees to perform the covenants and other agreements, and to discharge any obligations, in each case, on its part contained in any of the Schedules hereto in accordance with the terms thereof.

9.30        Contracts in Non-Purchased Entities

To the extent such Contracts are not held by a Purchased Entity, before Closing Vendor shall, or shall cause its Affiliates to:

(a)           transfer all Futures Contracts listed in Schedule 4.16 to a Purchased Entity; and

(b)           other than the Contracts referenced in clause 8(a) of Schedule 1.1B, and only if assignable, transfer to a Purchased Entity the contracts relating to any contractor whose prior duties under such contract have been exclusively utilized by the Business.

ARTICLE 10

INDEMNIFICATION

10.1        Mutual Indemnities for Breaches of Representations, Warranties and Covenants; Other Matters

(a)         From and after the Closing, Vendor covenants and agrees to be liable for and to indemnify, defend and hold harmless Purchaser and its Related Parties (collectively, the “Purchaser Indemnified Parties”), and Purchaser covenants and agrees to be liable for and to indemnify, defend and hold harmless Vendor and its Related Parties (collectively, the “Vendor Indemnified Parties”) (the Party covenanting and agreeing to indemnify the other Party and its Related Parties being called in this Agreement the “Indemnifying Party” and the Party or Related Party being indemnified being called in this Agreement the “Indemnified Party”), from and against any Claims which may be made or brought against any of the Indemnified Parties and any Liabilities and Losses which they may suffer or incur, in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to any breach of any covenant on the part of the Indemnifying Party under this Agreement or any inaccuracy or incorrectness of any representation or warranty of the Indemnifying Party contained in this Agreement or any Closing Document delivered by the Indemnifying Party.

(b)         Any obligation of indemnification pursuant to this Article 10 shall be subject to:

(i)            the limitations and other provisions set forth in Article 6,

(ii)           the provisions of this Article 10,

(iii)          the limitation that, for Claims made or Liabilities or Losses incurred in connection with any inaccuracy or incorrectness of any representation or warranty contained herein or breach of any covenant contained herein, the Indemnifying Party shall not be required to pay any such amount until the aggregate amount is finally adjudicated or agreed as being payable by that Indemnified Party and, if applicable, that final amount exceeds the thresholds set out in Article 6, and is then subject to the limits set forth in Article 6, and

(iv)          the limitation that, for any Claim, Liability or Loss in respect of which a Purchaser Indemnified Party is the Indemnified Party, if specific provision or reserve was made for that Claim, Liability or Loss in the Financial Statements or the Working Capital Statement, then the amount of that provision or reserve shall also be deducted from that Claim, Liability or Loss before determining the amount of that Claim, Liability or Loss which may be subject to indemnification under this Agreement.

(c)         Without derogating from Sections 6.1, 6.2 and 6.3, for purposes of calculating the amount of any Losses for which indemnification is available under Sections 10.1(a), 10.4 and 10.5, Vendor’s representations and warranties shall be read and applied without regard to, and shall be deemed not to be qualified by, any reference in the text thereof to “materiality”, “material”, “materially”, “material respects”, “Material Adverse Effect” or similar materiality qualifiers set forth herein (other than the word “Material” in the expressions “Material Claim”, “Material Consent”, “Material Contract” or “Material Facility”, as part of the defined term); provided, however, that the term “material respects” or the word “material”, as applicable, shall continue to apply as a modifier with respect to the required content of the Schedules contemplated by Section 4.23(h) and Section 4.24(a).

10.2        Purchaser Indemnity Relating to Environmental Liabilities and Abandonment and Reclamation Obligations

In addition to and without limiting its other obligations to indemnify Vendor Indemnified Parties from and after the Closing, and without in any way limiting the rights of Purchaser hereunder in respect of a breach of Section 4.21 by Vendor or the obligations of Vendor pursuant to Sections 10.4 and 10.5, Purchaser covenants and agrees with Vendor to be liable for and to indemnify, defend and hold harmless Vendor Indemnified Parties from and against any and all:

(a)         Purchaser Indemnified Environmental Liabilities regardless of whether such Purchaser Indemnified Environmental Liabilities arose or accrued, or are attributable to time periods, prior to, on or subsequent to the Closing Date, and

(b)         Purchaser Indemnified Abandonment and Reclamation Obligations regardless of whether such Purchaser Indemnified Abandonment and Reclamation Obligations occurred, arose or accrued, or are attributable to time periods, prior to, on or subsequent to the Closing Date.

Purchaser, on its behalf and on behalf of its Affiliates, including the Purchased Entities, does hereby release, remise and forever discharge each and every Vendor Indemnified Party from any and all Claims, Liabilities and Losses of any kind in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to Purchaser Indemnified Environmental Liabilities and Purchaser Indemnified Abandonment and Reclamation Obligations, including all Claims for contribution or indemnity under Applicable Laws or Environmental Laws or in equity or otherwise, which may be asserted or incurred now or in the future (or both) and that in any way relate to or arise out of Purchaser Indemnified Environmental Liabilities or Purchaser Indemnified Abandonment and Reclamation Obligations, regardless of whether those Purchaser Indemnified Environmental Liabilities or Purchaser Indemnified Abandonment and Reclamation Obligations occurred, arose or accrued, or are attributable to time periods, prior to, on or subsequent to the Closing Date; and Purchaser covenants on its behalf, and on behalf of its Affiliates, including the Purchased Entities, not to make any Claim or other demand, or institute any action or other proceeding against any Vendor Indemnified Party for indemnity or contribution for or in respect of any of those Purchaser Indemnified Environmental Liabilities or Purchaser Indemnified Abandonment and Reclamation Obligations or against a Person where a Claim by that Person for contribution or indemnity may be brought against a Vendor Indemnified Party.  Purchaser represents and warrants that it has the authority to bind its Affiliates as herein provided.

Neither Purchaser nor any of its Affiliates, including the Purchased Entities, shall have any rights to recovery, indemnification or contribution from or against any Vendor Indemnified Party for Purchaser Indemnified Environmental Liabilities or Purchaser Indemnified Abandonment and Reclamation Obligations under this Agreement, under Applicable Laws or any past, present or future Environmental Laws, in equity or otherwise, and all rights and remedies which Purchaser and its Affiliates, including the Purchased Entities, may have at or under Applicable Law or any past, present or future Environmental Law or in equity or otherwise, including any right of contribution or reimbursement, against any Vendor Indemnified Party with respect to any such Purchaser Indemnified Environmental Liabilities or Purchaser Indemnified Abandonment and Reclamation Obligations are expressly waived.

10.3        Purchaser Indemnity Relating to the Business and Other Matters

In addition to and without limiting its other obligations to indemnify Vendor Indemnified Parties from and after the Closing, Purchaser covenants and agrees with Vendor to be liable for and to indemnify, defend and hold harmless Vendor Indemnified Parties from and against any and all past, present and future Liabilities (and any and all Losses associated with or relating to such Liabilities), in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to:

(a)         the Business, any of the Purchased Entities or any of the Entity Assets,  in each case other than those Claims, Liabilities or Losses which are the subject of indemnification provided by Vendor as set out in Sections 10.1(a), 10.4, 10.5 or Article 11,

(b)         any Existing Credit Support Obligations provided by Vendor or any of its Affiliates (other than the Purchased Entities) to any Credit Support Counterparty for the benefit of any of the Purchased Entities or their predecessors or successors in interest in connection with or relating to the Business, and

(c)         any indemnities, whether by Contract or otherwise, provided by Vendor or any of its Affiliates (other than the Purchased Entities) to any Person for the benefit of any of the Purchased Entities or their predecessors or successors in interest in connection with or relating to the Business, and any and all Claims associated with or relating to any of the foregoing.

10.4        Vendor Indemnity Relating to Certain Liabilities

(a)         In addition to, and without limiting its other obligations to indemnify Purchaser Indemnified Parties from and after the Closing, Vendor covenants and agrees with Purchaser to be liable for and to indemnify, defend and hold harmless Purchaser Indemnified Parties from and against any and all:

(i)            Vendor Indemnified Environmental Liabilities,

(ii)           Vendor Indemnified Abandonment and Reclamation Obligations,

(iii)          Vendor Indemnified Litigation Claims,

(iv)          fines or penalties, or Claims relating thereto, relating to Vendor’s or its Affiliates’ operation of the Entity Assets prior to Closing, and

(v)           other than any Liabilities arising directly and solely as a result of changes to the Reorganization that would not have been made, or that would not in the future be made, but for the request of Purchaser, Liabilities arising out of or attributable directly and solely to the conduct of the Reorganization but only to the extent such Liabilities would not have arisen but for the Reorganization.

(b)         In addition to, and without limiting its other obligations to indemnify Purchaser Indemnified Parties from and after the Closing, Vendor covenants and agrees with Purchaser to be liable for and to indemnify, defend and hold harmless Purchaser Indemnified Parties from and against any and all Environmental Liabilities, other than future Environmental Liabilities and Environmental Liabilities arising or accruing on or after the Closing Date, and Liabilities for which provision has been made in the Financial Statements, that would, but for this Section 10.4(b), be Purchaser Indemnified Environmental Liabilities, of which, as at the date hereof, Vendor was aware (as contemplated by Section 1.3(a)) but which Vendor had not disclosed to Purchaser in the environmental section of a Data Room to which Purchaser has had access on or before the date hereof provided such disclosure is sufficient to put a reasonable environmental professional on notice as to the existence of a potential Environmental Liability.

(c)         In addition to, and without limiting its other obligations to indemnify Purchaser Indemnified Parties from and after the Closing, Vendor covenants and agrees with Purchaser to be liable for and to indemnify, defend and hold harmless Purchaser Indemnified Parties from and against litigation Claims, other than Tax Claims, that are not described, referred to or listed on Schedule 4.22(a) that have been served on any of the Purchased Entities after the date hereof where the amounts claimed exceeds or could reasonably be expected to exceed $300,000 to the extent the Loss attributable thereto is as a result of:

(i)            events or circumstances that have taken place or occurred prior to the Effective Time, but in any case this indemnity shall only apply to Loss attributable thereto to the extent incurred prior to the Effective Date, or

(ii)           events or circumstances that have taken place or occurred after the Effective Time but prior to the Closing Time, unless the acts or omissions that resulted in or gave rise to such events or circumstances were consented to by Purchaser, but in any case this indemnity shall only apply to Loss attributable thereto to the extent caused by the gross negligence or wilful misconduct of any of the Purchased Entities.

10.5        Vendor Indemnity Relating to the Non-NGL Business

In addition to and without limiting its other obligations to indemnify Purchaser Indemnified Parties from and after the Closing, Vendor covenants and agrees with Purchaser to be liable for and to indemnify, defend and hold harmless Purchaser Indemnified Parties from and against any and all past, present and future Liabilities of any of the Purchased Entities or any of their successors in interest (and any and all Losses associated with or relating to such Liabilities) in any way, directly or indirectly, caused by, arising from, incurred in connection with or relating to the Non-NGL Business, the Previously Owned Assets or the Excluded Assets and any and all

Claims associated with or relating to the Non-NGL Business, the Previously Owned Assets or the Excluded Assets, provided however, notwithstanding the foregoing or anything else herein contained Vendor shall not have any obligation to indemnify Purchaser or any other Purchaser Indemnified Party in relation to: (i) any Environmental Liabilities or Abandonment and Reclamation Obligations incurred under Previously Owned Asset Agreements that relate to Entity Assets,  and (ii) any pension plan for the benefit of any current or former employee of any of the Purchased Entities, including any of the pension and other Employee Benefit Arrangements referred to in Part C of Schedule 1.1G, provided further however, that the foregoing shall not derogate from the indemnity contemplated to be provided, at the election of Vendor, in Part C of Schedule 1.1G.   For the avoidance of doubt, the indemnity set forth in this Section 10.5 with respect to the Previously Owned Assets covers and includes any Liabilities and Losses of the Purchased Entities arising out of or related to [*****], subject to clause (i) above.

10.6        Procedures Relating to Indemnification Between Vendor and Purchaser

Except in respect of Third Party Claims (which shall be governed by Section 10.7), following the discovery of any facts or conditions which could reasonably be expected to give rise to a Claim, Liability or Loss for which indemnification is provided under this Agreement, the Indemnified Party shall, as promptly as reasonably possible thereafter, provide written notice (“Indemnification Notice”) to the Indemnifying Party, setting forth the specific facts and circumstances, in reasonable detail, relating to that Claim, Liability or Loss and the amount of that Claim, Liability or Loss (or a reasonable, good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation), provided however, that failure to give that Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of that failure.  Notwithstanding the foregoing:

(a)         a Purchaser Indemnified Party shall not be entitled to make a Claim against Vendor under this Article 10 in respect of a breach of any covenant or any inaccuracy or incorrectness of any representation or warranty (a “default”) unless and until:

(i)            Purchaser shall have provided Vendor written notice of the default, and

(ii)           if that default is of a nature capable of being cured, Vendor shall have failed to cure it within 60 days after Vendor’s receipt of such Purchaser’s notice, and

(b)         a Vendor Indemnified Party shall not be entitled to make a Claim against Purchaser under this Article 10 in respect of a default unless and until:

(i)            Vendor shall have provided Purchaser written notice of the default, and

(ii)           If that default is of a nature capable of being cured, Purchaser shall have failed to cure it within 60 days after Purchaser’s receipt of such Vendor’s notice.

10.7        Indemnification Procedures for Third Party Claims (other than Tax Claims)

(a)         In the case of Third Party Claims with respect to which indemnification is sought hereunder, the Indemnified Party shall give prompt written notice of any such Claim

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

made on it, and in any event within 10 days after it receives notice of any such Claim, to the Indemnifying Party stating the nature and basis for that Claim and the nature and basis of the Claim by Purchaser or Vendor, as the case may be, for indemnification hereunder.  A failure to give that notice within that period shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification shall be reduced to the extent that any such delay materially prejudiced the defence of the Claim or materially increased the amount of liability, whether determined through adjudication or settlement, or cost of defence.

(b)         The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 15 days after its receipt of the notice described in Section 10.7(a), to assume the control of the defence, compromise and settlement of that Claim so long as (i) the Indemnifying Party conducts the defence of the Claim in good faith, and (ii) such assumption shall, by its terms, be without material cost to the Indemnified Party, provided however, if the Claim involves the seeking of an injunction or other similar equitable non-monetary relief against the Indemnified Party, the Indemnified Party shall have the right to control the defence of that part of the Claim.  If the Indemnifying Party assumes the control of the defence, compromise and settlement of such Claim, as against the Indemnified Party, it will be conclusively established for the purposes of this Agreement that those Claims are within the scope of the indemnification set out in this Article 10 and the Indemnifying Party shall reimburse the Indemnified Party for all reasonable legal fees and expenses on a solicitor and its own client basis in connection therewith incurred by the Indemnified Party prior to that assumption by the Indemnifying Party.  The Indemnifying Party shall thereafter keep each Indemnified Party reasonably informed with respect to the status of that Claim.  If the Indemnified Party is required to respond to, or take any action in respect of, a Claim prior to the Indemnifying Party electing to assume control of the defence of such Claim, such response or action shall not affect the Indemnifying Party’s right to assume control of the defence of such Claim.  If the Indemnifying party assumes control of the defence of such Claim, the response or action of the Indemnified Party shall be deemed ratified by the Indemnifying Party provided such response or action was taken in good faith consistent with the interests of the Indemnifying Party.

(c)         On the assumption of control of any Claim by the Indemnifying Party pursuant to Section 10.7(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of that Claim at its sole risk, cost and expense and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct that defence.  The Indemnifying Party shall not settle that Claim unless that settlement includes, as a term thereof: (i) the giving by the claimant or the plaintiff of a full and complete release of the Indemnified Party from any and all liability with respect to that Claim; and (ii) other than with respect to the Non-NGL Business related litigation Claims or litigation Claims identified as Non-NGL in Schedule 1.1H, if Purchaser or the Purchaser Indemnified Parties are the Indemnified Party and any terms of the proposed settlement will significantly impact the Business following Closing, the consent of

Purchaser, which consent shall not be unreasonably withheld. As long as the Indemnifying Party is contesting any such Claim in good faith and on a timely basis, the Indemnified Party shall not pay or settle any such Claim without the consent of the Indemnifying Party. If the defendants in any such Claim shall include both an Indemnified Party and the Indemnifying Party and such Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest or that, because of the availability of different or additional defences to that Indemnified Party, the interests of the Indemnified Party are best served by having separate defence counsel, that Indemnified Party shall have the right to select separate counsel to participate in the defence of that Claim on its behalf at the expense of the Indemnifying Party (to the extent only that the fees and expenses of such separate counsel are reasonably allocable to that part of the Claim for which the Indemnifying Party is liable hereunder), but only to the extent such Claim gives rise to indemnification hereunder, and provided further, that the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties. Notwithstanding anything to the contrary contained herein, an Indemnifying Party may not, without the consent of the Indemnified Party (which consent may be withheld in its sole discretion) agree to any kind of non-monetary relief which would burden the Indemnified Party or its assets.

(d)                           If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume control of the defence, compromise or settlement of any Claim within the period of time prescribed above in Section 10.7(b), or shall notify the Indemnified Party that it will not assume control of the defence, compromise or settlement of any such Claim, then the Indemnified Party may assume the control of the defence, compromise and settlement of any such Claim, at the expense of the Indemnifying Party, in which event it may do so in such manner as it may deem appropriate and the Indemnifying Party shall be bound by any determination made in that Claim or any settlement thereof effected by the Indemnified Party, provided that any such determination or settlement shall not affect the right of the Indemnifying Party to otherwise dispute the Indemnified Party’s claim for indemnification. The Indemnifying Party shall be permitted to join in the defence of that Claim and to employ counsel at its own expense.

(e)                            The final determination of any Claim governed by this Section 10.7 will be binding and conclusive on the Parties as to the validity or invalidity, as the case may be, of that Claim.

(f)                              Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Claims for which the Indemnified Party is entitled to indemnification under this Section 10.7 shall be payable by the Indemnifying Party as incurred by the Indemnified Party.

(g)                           This Section 10.7 shall not apply to Tax Claims.

10.8                        Holding of Indemnities

Vendor and Purchaser shall hold the indemnities contained in this Article 10 in trust for the benefit and on behalf of Vendor Indemnified Parties or Purchaser Indemnified Parties, respectively, and may enforce those indemnities on their behalf.

10.9                        Claims Net of Insurance

The amount of any and all Claims, Liabilities and Losses under this Article 10 and elsewhere under this Agreement shall be determined net of any amounts recovered at any time pursuant to valid claims by the Indemnified Party (such amounts to be reduced by any Tax payable by the Indemnified Party in respect of such amounts) under insurance policies, other indemnities and other reimbursement arrangements (other than self insurance) with respect to those Claims, Liabilities and Losses, which claims and recoveries the Indemnified Party shall use all commercially reasonable efforts to fully pursue and collect. Provided that the Indemnifying Party has satisfied its indemnification obligations under Article 10, each Indemnified Party hereby waives, or will use reasonable commercial efforts to procure the waiver of, any subrogation rights that its insurer or such other Person may have against the Indemnifying Party and any of the Indemnifying Party’s Related Parties with respect to any indemnifiable Claims, Liabilities and Losses in respect of which the Indemnifying Party has fulfilled its indemnity obligations hereunder.

10.10                 Mitigation

Each Indemnified Party shall take all reasonable steps and use all commercially reasonable efforts to mitigate any and all Claims, Liabilities and Losses. Without limiting the generality of the foregoing, if Vendor has agreed to indemnify a Purchaser Indemnified Party hereunder for any Claim, Liability or Loss and such Claim, Liability or Loss can be mitigated by the execution and delivery of any instrument in writing or other document or the filing thereof with any Governmental Authority or other Person, Purchaser will, and will cause the Purchased Entities and other Purchaser Indemnified Parties to, as applicable, execute and deliver any such instrument or document or file such instrument or document with any such Governmental Authority or other Person, in each such case, as directed by Vendor in writing. Vendor agrees to indemnify Purchaser for all Liability incurred by Purchaser or the Purchased Entities in connection therewith.

10.11                 Adjustment to Purchase Price

Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price.

10.12                 Subrogation

Each Indemnified Party shall assign to the Indemnifying Party and subrogate the Indemnifying Party to all its rights and remedies against any Person (other than, with respect to rights and remedies of Vendor and Purchaser, any such rights and remedies against its Related Parties, and, in respect of any other Indemnified Party, any rights and remedies against its Affiliates) in respect of any payment made by the Indemnifying Party to the Indemnified Party pursuant to this Agreement. Each Indemnified Party shall provide all reasonable cooperation and assistance required by the Indemnifying Party in making and prosecuting any Claim for recovery against that Person to the extent that payment is made by the Indemnifying Party. No Indemnified Party shall knowingly take any action to impair any such right or remedy of the Indemnifying Party to recover any such payment.

10.13                 Access and Co-operation in Respect of Vendor Indemnified Matters

(a)                            Purchaser agrees, and agrees to cause Purchaser’s Affiliates, including the Purchased Entities, to provide Vendor and its Affiliates with reasonable access after Closing to the Purchased Entities, the Books and Records, the Entity Assets and personnel for purposes of addressing Claims for which indemnity is provided hereunder by Vendor, including Vendor Indemnified Matters, and Tax, accounting, regulatory and other matters arising out of Vendor’s prior direct and indirect ownership of the Purchased Entities.

(b)                           Purchaser further agrees, and agrees to cause Purchaser’s Affiliates, including the Purchased Entities, to allow Vendor and its Affiliates and its and their representatives to have access to personnel of Purchaser and Purchaser’s Affiliates, including the Purchased Entities, familiar with matters relating to Vendor Indemnified Matters to assist in the defence or prosecution of Claims related to such Vendor Indemnified Matters and in connection with Tax, accounting, regulatory and other matters arising out of Vendor’s prior direct and indirect ownership of the Purchased Entities. Vendor shall reimburse Purchaser for Purchaser’s out of pocket expenses in connection therewith.

(c)                            At Vendor’s reasonable request, and provided Vendor has acknowledged its indemnification obligation with respect to the relevant Vendor Indemnified Matter, Purchaser shall deliver to Vendor or its designee one or more irrevocable powers of attorney from Purchaser or Purchaser’s Affiliates, including the Purchased Entities, authorizing Vendor or its designee to take such actions and execute and deliver such documents for and on behalf of Purchaser and its Affiliates, including the Purchased Entities, as Vendor reasonably requires in connection with the prosecution or defence of any Vendor Indemnified Matters including the filing of claims and the conduct of all legal proceedings relating thereto. The intent and purpose of this Section 10.13(c) is to provide Vendor with all reasonable power and authority to limit or otherwise manage its Liability in connection with any Vendor Indemnified Matter provided Purchaser is held harmless in respect thereof.

(d)                           In respect of all Vendor Indemnified Litigation Vendor or its Affiliates shall have the exclusive right to control the defence, compromise and settlement of such litigation and the settlement or compromise of any Claim in connection therewith, provided that, other than with respect to the Non-NGL Business related litigation Claims or litigation Claims identified as Non-NGL in Schedule 1.1H, if Purchaser or the Purchaser Indemnified Parties are the Indemnified Party and any terms of the proposed settlement will significantly impact the Business following Closing, Vendor shall obtain the consent of Purchaser, which consent shall not be unreasonably withheld. The Litigation Support Agreement shall apply to the Vendor Indemnified Litigation.

10.14                 Assignment of Benefits under Indemnified Litigation Claims

In connection with any Indemnified Litigation Claim, Vendor shall be entitled to any and all proceeds and benefits arising in connection with or under the litigation related to such Claim, including the proceeds of any counterclaim, third party or other claim over or any award of costs, and Purchaser shall, and shall cause each of Purchaser Indemnified Parties, including the

Purchased Entities, as necessary, to, execute and deliver all such documents, including documents of assignment, as may be reasonably requested by Vendor to give full effect to this Section 10.14.

10.15                 Litigation Support Agreement

At Closing, each of Vendor and Purchaser shall enter into the Litigation Support Agreement.

10.16                 No Waiver of Indemnification Rights

Notwithstanding anything to the contrary contained herein, if Closing occurs, Closing shall not be considered or deemed to be a waiver by either Party of its rights to indemnification for a breach of this Agreement by the other Party.

ARTICLE 11
TAX MATTERS

11.1                       Liabilities for Taxes

(a)                            After Closing, and subject to the terms of this Article 11, Vendor shall be liable for, shall pay and shall indemnify, defend and hold harmless Purchaser and the Purchased Entities from and against:

(i)                                     all income Taxes or amounts related to income Taxes payable by a Purchased Entity, in excess of amounts paid by the Purchased Entity prior to Closing or Vendor or any of its Affiliates (other than a Purchased Entity) at any time on account of such Taxes, for taxation years of the Purchased Entity ending before the Closing Date, or, for a taxation year that does not end before the Closing Date, all such income Taxes attributable to the period before the Closing Date, for greater certainty, including income taxes payable by a Purchased Entity for taxation years ending before Closing Date that are attributable to or arise directly or indirectly therefrom from the Permitted Pre Closing Actions,

(ii)                                  all other Taxes (and for greater certainty, excluding amounts that are, or relate to, income Taxes) payable by a Purchased Entity, in excess of amounts paid by the Purchased Entity prior to Closing or Vendor or any of its Affiliates (other than a Purchased Entity) at any time on account of such Taxes, attributable to periods ending before the Closing Date (whether or not such periods coincide with the end of a taxation year), but excluding all other Taxes in respect of the Business and the Entity Assets after the Effective Time, and excluding Taxes that have been included in the computation of the Working Capital Amount, and

(iii)                               all Taxes of Vendor and any Affiliate thereof (other than the Purchased Entities) for any taxation year or period,

in all such cases:

(iv)                              to the extent that such Taxes are not attributable to actions or omissions by, or at the direction of, Purchaser or any of its Affiliates, provided that for greater certainty, Taxes that are attributable to or arise because of a reasonable position taken by a Purchased Entity in a Tax return filed in respect of any Taxation year or period that ends after the Closing Date will not, in and of itself, be considered to be attributable to the actions or omissions of, or at the direction of, of Purchaser or any of its Affiliates.

(b)                           After Closing, and subject to the terms of this Article 11, Purchaser shall be liable for, shall pay and shall indemnify, defend and hold harmless Vendor and its Affiliates from and against all Taxes payable by the Purchased Entities for taxation years or periods other than those referred to in Section 11.1(a)(i) or (ii).

(c)                            Vendor shall be liable for, shall pay and shall indemnify, defend and save harmless Purchaser and its Affiliates from and against all stock transfer, sales, use, documentary, stamp and other similar Taxes (“Transfer Taxes”) incurred in connection with the sale and transfer of the Shares to Purchaser. Purchaser shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and Vendor shall cooperate with Purchaser with respect thereto and, if required by Law, execute Tax Returns related thereto.

(d)                           If there is any change on or after the Closing Date to an item of income, gain, loss, deduction or credit that results in an increase in any Tax in respect of which Vendor has an indemnification obligation under Section 11.1(a)(i) or (ii), and that change results in a Tax Benefit to Purchaser or any of the Purchased Entities in one or more taxation years or periods in respect of which Purchaser has an indemnification obligation under Section 11.1(b), Vendor’s liability pursuant to Section 11.1(a)(i) or (ii) shall be reduced to the extent of such Tax Benefit.

“Tax Benefit” means the net present value, calculated by discounting at an interest rate of 3%, the sums of the Tax Rate multiplied by each amount that becomes deductible in computing taxable income of a Purchased Entity (each such sum being a “Tax Savings Amount”) or successors thereto in taxation years or periods in respect of which Purchaser has an indemnification obligation under Section 11.1(b) (a “Timing Difference”) where such deductible amounts arise because of a change to an item of income, gain, loss, deduction or credit that results in an increase in Tax in respect of which Vendor has an indemnification obligation under Section 11.1(a)(i); and “Tax Rate” means, in respect of the Canadian Purchased Entities and successors thereto, the Canadian federal corporate rate of Tax on income plus the arithmetic mean of the applicable corporate income Tax rates for the provinces of Alberta and Ontario, for any relevant period of time, and for all other entities, zero.

In determining the amount of any Tax Savings Amounts under this Section 11.1(d), deductible amounts in computing taxable income shall be calculated on the basis that the Purchased Entity is able to deduct amounts arising from the Timing Difference at the earliest time permissible under the Tax Act and realizes a reduction of tax or obtains a refund at that time.

11.2                        Tax Returns

(a)                            Vendor shall cause to be prepared and filed on a timely basis all Tax Returns (if any) for the Purchased Entities for taxation years which end before the Closing Date. Vendor shall be entitled, in preparing such Tax Returns, to claim the maximum allowable amount in respect of discretionary deductions. Vendor and Purchaser agree that an election pursuant to Subsection 256(9) of the Tax Act shall not be made with respect to the Purchase.

(b)                           Purchaser shall be responsible for filing all Tax Returns for the Purchased Entities for taxation years or periods which end on or after the Closing Date.

(c)                            After Closing, Purchaser shall, and shall cause the Purchased Entities to cooperate fully with Vendor and Vendor’s Affiliates and make available to Vendor and Vendor’s Affiliates in a timely fashion such data and other information as may reasonably be required for the preparation of any of the Tax Returns referred to in Section 11.2(a) and shall preserve that data and other information until the expiration of any applicable limitation period under any Applicable Laws with respect to Taxes.

(d)                           Purchaser shall not, and shall not allow any of its Affiliates including the Purchased Entities to, amend, refile or otherwise modify or grant an extension of any statute of limitations with respect to any Tax Return or election for any of the Purchased Entities for any taxation years or periods referred to in Section 11.1(a)(i) or (ii) and shall not request, and shall not allow any of the Purchased Entities to request, an audit or assessment of any such Tax Return or election, in either case, without prior written consent of Vendor, which consent may be arbitrarily withheld.

(e)                            After Closing Vendor shall make available to Purchaser, on a timely basis, all information relating to potential Tax liabilities of the Purchased Entities that Purchaser requires to meet its financial reporting obligations for its audited financial statements prepared in accordance with U.S. GAAP.

11.3                        Remittance of Tax

(a)                            Vendor or an Affiliate of Vendor shall pay and remit, within the statutory limitation periods applicable to the payment of Taxes, to the appropriate Tax Authority:

(i)                                     the full amount of all Taxes owed to the applicable Tax authority as a result of any assessment or reassessment in respect of any taxation year or period in respect of which Vendor has an indemnification obligation under Section 11.1(a)(i) or (ii), and

(ii)                                  any Taxes due in respect of the Tax Returns referred to in Section 11.2(a),

whether or not the full amount is required to be paid and whether or not Vendor intends to contest the amount of such Taxes, any such payment or remittance being an adjustment to the Purchase Price hereunder.

(b)                           Purchaser and its Affiliates including the Purchased Entities shall not request that any Tax authority apply any amount of Tax paid by a Purchased Entity prior to the Closing Date, or by Vendor or an Affiliate of Vendor on or after the Closing Date pursuant to Section 11.3(a), to any Tax year or period for which Purchaser is responsible pursuant to Section 11.2(b) without written consent from Vendor or an Affiliate of Vendor, which consent may be arbitrarily withheld. Where any Tax authority applies an amount of Tax paid by a Purchased Entity prior to the Closing Date or by Vendor or an Affiliate of Vendor after the Closing Date pursuant to Section 11.3(a) to a Tax year or period for which Purchaser is responsible pursuant to Section 11.2(b), such amount shall be paid to Vendor pursuant to the terms of Section 11.4.

11.4                        Tax Refunds

(a)                            Vendor shall be entitled to any refund of (or credit for) Taxes and all related interest (less income Tax on that interest at a rate of 26% where the recipient is resident in Canada and 37% where the recipient is resident in the U.S. but only to the extent that such interest is taxable ) for any taxation year or period in respect of which Vendor has an indemnification obligation under Section 11.1(a)(i) or (ii), whether as a result of an assessment, reassessment or otherwise. Purchaser shall promptly provide Vendor or an Affiliate of Vendor designated in writing by Vendor all notices of assessment or reassessment relating to the Purchased Entities in respect of any taxation years or periods referred to in Section 11.1(a)(i) or (ii).

(b)                           If Taxes in respect of any taxation year or period in respect of which Vendor has an indemnification obligation under Section 11.1(a)(i) or (ii) are less than the amount, in respect thereof remitted to a Tax authority by the Purchased Entities prior to the Closing Date or by Vendor or an Affiliate of Vendor on or after the Closing Date pursuant to Section 11.3(a), Purchaser shall pay or cause the Purchased Entities to pay the difference plus all related interest (less income Tax on that interest at a rate of 26% where the recipient is resident in Canada and 37% where the recipient is resident in the U.S. but only to the extent that such interest is taxable) to Vendor or an Affiliate of the Vendor designated in writing by the Vendor.

(c)                            Payments made pursuant to Section 11.4(b) shall be treated as an adjustment to the Purchase Price.

(d)                           Payments required to be made under Section 11.4(b) shall be paid to Vendor or an Affiliate of Vendor designated in writing by Vendor within 15 days of receipt by Purchaser or the applicable Purchased Entity of the refund of the Taxes or the application of the refund by the applicable Tax authority to a taxation year for which Purchaser has an indemnification obligation under Section 11.1(b).

11.5                        Confidentiality of Tax Information

Unless otherwise required by Applicable Laws, Environmental Laws or Governmental Authorities, each Party shall, and shall cause its Representatives to, keep confidential any non-public Tax information, records, and documents disclosed by the other Party, or to which that first mentioned Party has received or been granted access pursuant to this Article 11 and shall not use that Tax information for any purpose other than making the determinations and taking such other actions contemplated by this Article 11.

11.6                        No Section 338 Election

Purchaser shall not make, or cause or allow to be made, an election under section 338(g) of the Code with respect to the Purchase of the Shares or the deemed purchase of the shares of any eligible subsidiary.

11.7                        Tax Claims

(a)                            Each Party shall promptly notify the other Party in writing on receipt by that first mentioned Party or any of its respective Affiliates (including in respect of Purchaser, any of the Purchased Entities) or its or their Representatives of any notice or communication of any pending or threatened federal, provincial, state, local or foreign Tax audits, examinations, claims, assessments, appeals or other proceedings (a “Tax Claim”) relating to Taxes of any of the Purchased Entities in respect of which that first mentioned Party is entitled to seek, is seeking or intends to seek, indemnification from that other Party pursuant to Section 11.1.

(b)                           After Closing, Vendor or its Affiliates shall be entitled to assume control of any Tax Claim, and to exclusively represent the interests of the Purchased Entities in and with respect to any Tax Claim, relating to taxation years or periods ending before the Closing Date or relating to Taxes in respect of which Vendor or its Affiliates have an indemnification obligation under Section 11.1(a)(i) or (ii), and Vendor or an Affiliate of Vendor may employ counsel of its own choice, at its own expense, for that purpose so long as Vendor or its Affiliates provide Purchaser with a notice to such effect within thirty (30) days of being notified of such Tax Claim pursuant to Section 11.7(a). Vendor shall be liable for all professional fees and expenses incurred in respect of each such Tax Claim.

If Vendor or an Affiliate of Vendor assumes control of a Tax Claim, Vendor or that Affiliate of Vendor shall keep Purchaser reasonably apprised with respect to the status of such Tax Claim.

From and after the Closing, neither Purchaser nor a Purchased Entity nor any of their Affiliates or Representatives shall settle or compromise, or agree to settle or compromise, any Tax Claim which may be the subject of indemnification by Vendor under Section 11.1(a)(i) or (ii).

(c)                            After Closing, Vendor shall, in its sole discretion, be permitted to assume control or have an Affiliate of Vendor assume control, on behalf of the applicable Purchased Entity, of any and all objections and appeals identified in Schedule 4.25(d), and any and all other objections, appeals or other matters and proceedings that relate to or in respect of a taxation year or period of any of the Purchased Entities in respect of which Vendor has an indemnification obligation under Section 11.1(a)(i) or (ii), including the filing of objections and appeals on behalf of the applicable Purchased Entity. For clarity, all refunds or credits received by a Purchased Entity as a result of a successful objection or appeal (including as a result of litigation relating thereto) shall be for the account of Vendor in accordance with Section 11.4.

(d)                           If the settlement of any Tax Claim in respect of which Vendor or an Affiliate of Vendor has assumed control, might reasonably be expected to materially and adversely affect Purchaser or the Purchased Entities in respect of any taxation year ending on or after the Closing Date, then Vendor or its Affiliate shall only settle such Tax Claim with the consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                            Purchaser or a Purchased Entity shall have the right to control any Tax Claim relating to the Purchased Entities relating to taxation years or periods ending at or before the Closing Date if Vendor does not assume control of such Tax Claim in accordance with Section 11.7(b) and pay all Taxes that are the subject of the Tax Claim. If Vendor does not pay the Taxes assessed, Vendor shall be liable for and shall reimburse Purchaser for all professional fees and reasonable expenses incurred by Purchaser or any of the Purchased Entities in connection with such Tax Claim.

(f)                              With respect to any Tax Claim in respect of which the applicable Tax authority asserts that an amount is payable in respect of which, or in respect of part of which, Vendor has an indemnification obligation under Section 11.1(a)(i) or (ii) and which Vendor or an Affiliate of Vendor pays, on or before the date such Tax Claim is required to be paid to the applicable Tax authority, the amount thereof in respect of which Vendor has an indemnification obligation under Section 11.1(a)(i) or (ii), all costs and expenses incurred by Purchaser in contesting such Tax Claim, and all interest payable or receivable, in respect of the period after the date of payment shall be entirely for the account of Purchaser.

11.8                        Assistance and Cooperation

(a)                            After Closing, Vendor and Purchaser shall (and shall cause their respective Affiliates to):

(i)                                     cooperate in a timely manner in preparing for any audits of, or disputes with Tax authorities regarding, any Tax Returns of any of the Purchased Entities,

(ii)                                  provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of any of the Purchased Entities for taxation years or other periods in respect of which the other may have an indemnification obligation under this Article 11,

(iii)                               within 30 days of the receipt of a written request therefor, furnish the other with copies of all correspondence received from any Tax authority in connection with any Tax audit or information request with respect to any taxation years or other periods in respect of which the other may have an indemnification obligation under this Article 11,

(iv)                              Purchaser will, after Purchaser has been afforded a reasonable opportunity to review such documents, grant a limited power of attorney to an individual designated by Vendor who will timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 11.1, and

(v)                                 use reasonable efforts to properly retain and maintain accounting and Tax records and information, consistent with Tax authority guidelines, to the extent such records and information relate to any of the Purchased Entities or any of the Entity Assets or other properties of the Business carried on by the Purchased Entities until the expiration of the applicable period outlined in Section 6.4(a)(i) to Section 6.4(a)(iv), as applicable, and promptly notify the other Party prior to destruction of any such records or information and provide the other Party a reasonable opportunity to make and retain copies of any such records or information, provided however, nothing herein shall require Vendor or any of its Affiliates to deliver Tax Records or other Excluded Books and Records to Purchaser or any of its Affiliates (including the Purchased Entities).

(b)                           Purchaser shall, and shall cause the Purchased Entities to, grant to Vendor or its Affiliates access at all reasonable times to all Books and Records delivered to Purchaser pursuant to Section 9.15 and all other records, information and documents (including without limitation work papers and correspondence with Tax authorities) relating to any of the Purchased Entities, the Entity Assets or the other properties of the Business carried on by the Purchased Entities, and shall afford Vendor (or its designees) the right (at Vendor’s expense) to take extracts therefrom and to make copies thereof, and to make same available to relevant Tax authorities, to the extent reasonably necessary to permit Vendor (or its designees) to prepare the Tax Returns of Vendor or any of its Affiliates or the Tax Returns of the Purchased Entities for which Vendor is responsible, to conduct negotiations with Tax authorities and to investigate, prosecute or defend any Claims, including Tax Claims and including Claims arising between the Parties under Article 9.

(c)                            Vendor shall grant to Purchaser access at all reasonable times to all Tax Records, (including without limitation work papers and correspondence with Tax authorities) relating to any of the Purchased Entities, the Entity Assets or the other properties of the Business carried on by the Purchased Entities, and shall afford Purchaser (or its designees) the right to take extracts therefrom and to make copies thereof, and to make same available to relevant Tax authorities, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare the Tax Returns of Purchaser or any of its Affiliates or the Tax Returns of the Purchased Entities for which Purchaser is responsible, to conduct negotiations with Tax authorities and to investigate, prosecute or defend any Claims, including Tax Claims and including Claims arising between the Parties under Article 9 and to meet its financial reporting obligations in preparing audited financial statements in accordance with U.S. GAAP.

(d)                           Purchaser shall, and shall cause the Purchased Entities to, timely provide to Vendor or an Affiliate of Vendor designated by it, powers of attorney or similar authorizations reasonably required to carry out the intent and purpose of this Article 11.

11.9                       Coordination with Other Provisions

(a)                            If any provision of this Article 11, conflicts with any provision of Articles 6 or 10, the provisions of this Article 11 shall govern, provided however, the payment obligations and other obligations under this Article 11, including indemnity payments under Section

                                          11.1, payment of Tax refunds to Vendor and reimbursements for expenses, shall not be subject to Section 6.1.

(b)                           In this Article 11 references to Purchaser and the Purchased Entities shall include any successors and predecessors thereto, whether by merger, amalgamation, dissolution, reorganization or otherwise.

11.10                 Tax Changes Post-Closing

Purchaser agrees and confirms that, notwithstanding any provisions of this Agreement, Vendor shall not be liable for any inaccuracy in or breach of the representations and warranties contained in Section 4.25 to the extent that any change made after the Closing Time:

(a)                           in any accounting or taxation policies of a Purchased Entity,

(b)                           in any federal, state or provincial Tax rates, or

(c)                            in a Tax statute or regulation that is effective prior to its announcement,

causes Vendor to be liable for breach of such representations and warranties.

11.11                 Certain Closing Day Transactions

(a)                           If any of the Purchased Entities is party to an amalgamation (as defined in subsection 87(1) of the Tax Act) that occurs on the Closing Date and after the Closing Time on the Closing Date, Purchaser and the Purchased Entities shall take such steps as are necessary to ensure that such amalgamation shall be specified to occur at a specific time on the Closing Date, and that time shall not be earlier than 12:01 a.m. on the Closing Date, and

(b)                           if control of any of the Purchased Entities is acquired on the Closing Date and after the Closing Time on the Closing Date (other than pursuant to the Purchase), such that the Purchased Entity has a deemed year end pursuant to subsection 249(4) of the Tax Act, Purchaser and the Purchased Entities shall take such steps as are necessary to ensure that an election pursuant to subsection 256(9) of the Tax Act is filed in respect of the transaction giving rise to that acquisition of control.

ARTICLE 12
TERMINATION AND CLOSING

12.1                        Termination

This Agreement may be terminated at any time before Closing:

(a)                           by mutual written consent of Vendor and Purchaser,

(b)                           subject to Section 12.2, by Purchaser, if any of Purchaser’s Conditions shall not have been fulfilled by the Closing Time (or such earlier time if so required herein) or shall have become incapable of fulfillment by the Outside Date (or such earlier time if so required herein) other than as a result of Purchaser’s breach of this Agreement, and shall not have been waived by Purchaser,

(c)                            by Vendor, if at any time the representation and warranty contained in Section 5.9 is or becomes untrue, it being agreed that this Section 12.1(c) shall constitute Vendor’s sole termination remedy with respect to a breach by Vendor of Section 5.9,

(d)                           by Vendor, if any of Vendor’s Conditions shall not have been fulfilled by the Closing Time (or such earlier time if so required herein) or shall have become incapable of fulfillment by the Outside Date (or such earlier time if so required herein) other than as a result of Vendor’s breach of this Agreement, and shall not have been waived by Vendor,

(e)                            by either Vendor or Purchaser, if the Regulatory Condition has not been satisfied on or before the Regulatory Condition Deadline, provided that, the right to terminate this Agreement under this Section 12.1(e) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has caused or resulted in the Regulatory Condition not being satisfied on or before the Regulatory Condition Deadline, and

(f)                             by either Vendor or Purchaser, if Closing does not occur on or before the Outside Date; provided that, the right to terminate this Agreement under this Section 12.1(f) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has caused or resulted in Closing not occurring by the Outside Date.

(g)                            Prior to exercising their respective rights to terminate pursuant to Section 12.1(b) or (d), Vendor and Purchaser agree to provide notice of the applicable breach to the other Party and allow 10 Business Days thereafter during which:

(i)                                     the Party in breach shall have the right to cure any defaults giving right to such termination, and

(ii)                                  the Parties will negotiate in good faith in and effort to avert a termination and complete the Purchase.

During such 10 Business Day period, neither Party shall exercise any other available termination rights hereunder.

12.2                        Walk Right Threshold

(a)                           Purchaser may not terminate this Agreement under Section 12.1(b) or otherwise refuse to complete the Purchase on the basis of any representations or warranties made by Vendor in this Agreement being incorrect or inaccurate, or any covenants of Vendor being breached, or any Damage or Destruction Event, unless, as a result thereof, the aggregate amount of all Losses to the Purchaser or the Purchased Entities of all uncured Material Claims and all Damage or Destruction Events exceeds U.S.$300,000,000 in the aggregate determined as at the Closing Time, provided that, notwithstanding the foregoing, Purchaser may not terminate this Agreement under Section 12.1(b) or otherwise refuse to complete the Purchase on the basis of any representations or warranties made by Vendor in Section 4.25 and Section 4.26 being incorrect or inaccurate. For clarity, this Section 12.2 shall apply to a determination as to whether the Purchaser’s Conditions in Sections 7.1, 7.2 and 7.11 have been satisfied or fulfilled.

(b)                           For the purposes of Section 12.2(a), including for purposes of:

(i)                                     determining whether a representation and warranty is incorrect or inaccurate or a covenant of Vendor has been breached, and

(ii)                                  calculating the amount of any Losses related thereto,

Vendor’s representations and warranties shall be read and applied without regard to, and shall be deemed not to be qualified by, any reference in the text thereof to “materiality”, “material”, “materially”, “material respects”, “Material Adverse Effect” or similar materiality qualifiers set forth herein (other than the word “Material” in the expressions “Material Claim”, “Material Consent”, “Material Contract” or “Material Facility”, as part of the defined term); provided, however, that the term “material respects” or the word “material”, as applicable, shall continue to apply as a modifier with respect to the required content of the Schedules contemplated by Section 4.23(h) and Section 4.24(a).

(c)                            For purposes of Section 12.2(a) and Section 7.11, any Loss attributable to a Damage or Destruction Event shall be calculated net of any proceeds of insurance paid or payable to any Purchased Entity or any Affiliate thereof in respect of such Damage or Destruction Event or any other monetary recovery or right to monetary recovery by or of any Purchased Entity in respect of such Damage or Destruction Event, including the proceeds paid or payable to any Purchased Entity or any Affiliate thereof in respect of any expropriation proceeding.

12.3                       Notice of Termination

Subject to Section 12.4, termination of this Agreement by Vendor or Purchaser pursuant to Section 12.1 shall be effective upon deemed receipt of written notice thereof given by the Party terminating this Agreement to the other Party whereupon this Agreement and the transactions contemplated by this Agreement (including the Parties’ obligation to consummate the Purchase) shall be terminated without further action by either Party.

12.4                        [*****]

(a)                           [*****].

(b)                           [*****].

(c)                            [*****].

(d)                           [*****].

(e)                            [*****].

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

(f)                             [*****].

(g)                            [*****].

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

12.5                        Deposit

(a)                           [*****].

(b)                           Upon termination of this Agreement, the Deposit, together with all interest accrued thereon less any amount in respect of withholding taxes, shall be forthwith paid by Vendor to Purchaser unless [*****].

12.6                        Remedies Exclusive; Specific Performance

(a)                           If Closing occurs, the indemnities provided in this Agreement constitute the sole and exclusive remedy of Purchaser or Vendor, respectively, against the other Party in respect of a breach of any representation, warranty, covenant or agreement of that other Party under this Agreement or otherwise in respect of the transactions contemplated hereby.

(b)                           [*****].

(c)                            Notwithstanding the foregoing or the termination of this Agreement, Section 9.18, Section 9.19, Section 9.20, this Article 12, Section 13.4 and Section 13.14 shall survive the termination of this Agreement. Nothing herein shall impair the right of a Party to seek specific performance or other equitable relief to enforce Section 9.18, this Article 12 or Section 13.14 or any remedy (including damages and equitable relief) in the event of breach of Section 12.4 or breach of any of the Confidentiality Agreements.

(d)                           In the event that the Agreement is terminated at any time before Closing by a Party pursuant to Section 12.1, Purchaser shall, as soon as reasonably practical in the circumstances, return to Vendor the books, records and other documents received by Purchaser pursuant to Section 9.15.

12.7                        Exception to Confidentiality Agreement

Notwithstanding the January 28, 2011 Confidentiality Agreement, but subject to compliance with the Confidentiality Agreements other than the January 28, 2011 Confidentiality Agreement, Purchaser may disclose Evaluation Material, as defined in the January 28, 2011 Confidentiality Agreement, to its financial, legal, taxation and other advisors and to current and prospective underwriters, securityholders, and lenders and other debtholders and their advisors in connection with financings by Purchaser and its Affiliates and in connection with the Purchase including the financing thereof, provided that any such Persons are required to comply with the January 28, 2011 Confidentiality Agreement as if they were Recipient’s Representatives, as contemplated in Section 1(ix) thereof.

12.8                        Confidential Information

If this Agreement is terminated under Section 12.1:

[*****] indicates redacted terms for which confidential treatment has been requested from the SEC. The redacted information has been filed separately with the SEC.

(a)                           Purchaser and its Related Parties shall return to Vendor all Confidential Information pertaining to Vendor or any of the Purchased Entities received from or on behalf of Vendor, whether so obtained before or after the execution hereof, and

(b)                           all such Confidential Information shall be treated in accordance with the terms and conditions of the Confidentiality Agreements, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 13
GENERAL

13.1                        Waiver

Any waiver given hereunder must be in writing and signed by the Party giving such waiver. No waiver of any condition or other provision or breach thereof, in whole or in part, shall constitute a waiver of any other condition or provision or breach thereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.2                        Public Notices

(a)                           Vendor and Purchaser shall keep, and shall cause their Affiliates to keep, the terms of this Agreement confidential, except to the extent disclosure is: (i) permitted by the terms of this Section 13.2 or the January 28, 2011 Confidentiality Agreement, (ii) subject to Section 13.2(b), required by Applicable Law, Environmental Law or Governmental Authority, including the rules of any securities regulatory authority, listing authority or stock exchange with which the disclosing Person or any Affiliate of the disclosing Person is bound to comply, or (iii) for financial reporting purposes or as otherwise provided herein; except that the Parties and their Affiliates may disclose those terms hereof to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses so long as those Persons agree to keep the terms of this Agreement confidential (it being agreed that the applicable disclosing Party or Affiliate thereof shall make such Representatives aware of the confidentiality obligations under this Section 13.2(a) and shall be responsible for any breach thereof by such Representatives).

(b)                           Notwithstanding Section 13.2(a), without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), neither Vendor nor Purchaser will make, or permit its respective Affiliates to make, any press release or other public announcement respecting this Agreement without the consent of the other Party, unless:

(i)                                     the Person desiring to make the press release or other public announcement is advised by its counsel that the release or announcement is required to comply with Applicable Law, Environmental Law or Governmental Authority, including the rules of any securities regulatory authority, listing authority or stock exchange with which the disclosing Person or any Affiliate of the disclosing Person is bound to comply, and

(ii)                                  that press release or other public announcement does not disclose more information regarding this Agreement or the subject matter hereof than is required to comply with Applicable Law, Environmental Law or Governmental Authority, including the rules of any securities regulatory authority, listing authority or stock exchange with which the disclosing Person or any Affiliate of the disclosing Person is bound to comply, provided that, prior to any such disclosure, the non-disclosing Party or its Affiliate is first provided with a copy of such proposed disclosure and a reasonable opportunity to comment on such disclosure.

(c)                            Notwithstanding the foregoing, but subject to Section 13.2(d), advance consent shall not be required in connection with, and nothing contained herein or in the January 28, 2011 Confidentiality Agreements shall prevent a Party or its Affiliates from:

(i)                                     furnishing any information to any Governmental Authority:

(A)                               if required by Applicable Law, Environmental Law or Governmental Authority, including the rules of a securities regulatory authority, listing authority or stock exchange, or

(B)                               if required to obtain the Required Approvals, or

(ii)                                  making a general announcement (without disclosing any commercially sensitive information (including the Base Price and the Purchase Price) concerning the transactions contemplated hereby that has not otherwise previously been disclosed pursuant to the terms hereof or the January 28, 2011 Confidentiality Agreement) regarding the Purchase to its employees (including the Entity Employees), or

(iii)                               making or hosting, as applicable, customary investor and analyst presentations, meetings and conference calls.

(d)                           If either Party or its Affiliates proposes to make any such disclosure as described in Sections 13.2(c), the applicable disclosing Party shall, to the extent reasonably possible, provide the non-disclosing Party with a draft of the applicable press release or other document containing the disclosure (including the script of any conference calls) at least two (2) Business Days before its release, filing or delivery to enable the other Party to review that draft and advise of any comments it may have with respect thereto. The Person proposing to make such disclosures will not unreasonably refuse to incorporate the requested changes of Vendor or Purchaser, as the case may be, to the applicable press release or other document.

13.3                        Assignment

Neither this Agreement nor any benefits, rights or obligations under this Agreement shall be assignable by Vendor, without the prior express written consent of Purchaser, or by Purchaser, without the prior express written consent of Vendor, which consents may be arbitrarily withheld.

Notwithstanding the foregoing prohibition on assignment, Purchaser may assign all of its benefits, rights and obligations under this Agreement to an Affiliate of Purchaser that is a resident of Canada for purposes of the Tax Act (but not if that assignment would extend the time for, or render less certain, the completion of the Purchase) provided that such assignment shall not release Purchaser from any of its obligations under this Agreement and provided further that such Affiliate enters into an agreement with Vendor, Purchaser and Purchaser Guarantor satisfactory to Vendor, pursuant to which that Affiliate expressly assumes all of Purchaser’s obligations under this Agreement and Purchaser Guarantor agrees to guarantee those obligations as provided in the Guarantee, mutatis mutandis, and, if that assignment occurs before the Closing, Purchaser and such Affiliate covenant with Vendor that such Affiliate will remain an Affiliate of Purchaser until Closing. Subject to the foregoing, this Agreement shall inure to the benefit of, be enforceable by and be binding on the Parties and their respective successors (including any successor by reason of amalgamation, merger, wind up or dissolution of any Party) and permitted assigns.

Notwithstanding the foregoing prohibition on assignment, Vendor may assign any of its rights hereunder to any of its Affiliates (but not if that assignment would extend the time for, or render less certain, the completion of the Purchase) on written notice thereof to Purchaser.

Any obligation of a Party hereto may be discharged by an Affiliate of such Party without, however, derogating in any way from the liability of such Party to discharge such obligation.

13.4                        Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section 13.4 referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered or transmitted by facsimile to:

(a)	in the case of a Notice to Vendor:

BP Canada Energy Group ULC
240 4 Avenue SW
PO Box 200
Calgary, Alberta T2P 2H8
	Attention:	Brian G. Selinger
	Fax:	(403) 233-1188

with a copy to:

Fraser Milner Casgrain LLP

15th Floor
Bankers Court
850 — 2nd Street SW
Calgary, Alberta
	Attention:	Mike Hurst
	Fax:	(403) 268-3100

(b)	in the case of a Notice to Purchaser:

Plains Midstream Canada ULC
607 — 8th Avenue S.W.
Calgary, Alberta
T2P 0A7
Attention:	Michael Callihoo
Fax:	(403) 233-0399

with a copy to:

Plains All American Pipeline, L.P.
Suite 1600 333 Clay Street
Houston, TX 77002-4622
U.S.A.
Attention:	Richard K. McGee
Fax:	(713) 646-4216

with a copy to:

Bennett Jones LLP
4500 Bankers Hall East
8500 2nd Street SW
Calgary, Alberta
T2P 4K7
Attention:	Donald E. Greenfield
Fax:	(403) 265-7219

or at such other address or fax number as the Person to whom that Notice is to be given shall have last notified the Person giving the same in the manner provided in this Section 13.4. Any Notice will be deemed to have been validly and effectively given (i) if personally delivered, on the date of that delivery if that date is a Business Day and that delivery was made before 4:30 p.m. (Calgary time), and otherwise on the next Business Day; or (ii) if transmitted by facsimile or similar means of recorded communication, on the Business Day following the date of transmission if receipt of the transmission has been confirmed back.

13.5                        Further Assurances

Each Party shall do all acts and things and execute and deliver all such further documents or instruments as are reasonably necessary to carry out the provisions and intent of this Agreement, whether before or after the Closing.

13.6                       No Recourse

Notwithstanding anything that may be expressed or implied in this Agreement, except as provided in Section 13.3, and except for equitable remedies to enjoin any breach of the confidentiality obligations herein contained, each Party covenants, agrees and acknowledges that no recourse under this Agreement shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any current, former or future shareholder (except pursuant to the Vendor Parent Guarantee or the Purchaser Parent

Guarantee), director, officer or employee of either Party or any of the Affiliates of either Party, whether by any legal or equitable proceeding, or by virtue of any Applicable Law or Environmental Law, provided that, all obligations of each Party shall be binding upon any successor of such Party, whether by agreement, amalgamation, liquidation, operation of law or otherwise.

13.7                        Time of the Essence

Time shall be of the essence of this Agreement.

13.8                        Amendment

This Agreement may not be amended or modified except by an express instrument in writing signed on behalf of each of the Parties.

13.9                        Invalidity

In the event that any one or more provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision of this Agreement or any other such instrument.

13.10                 Counterparts

This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument and a signed counterpart delivered by facsimile or other electronic means shall be considered as valid as an original counterpart.

13.11                 Enforcement

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

13.12                 No Third-Party Beneficiaries

This Agreement, other than as provided in Sections 13.3 and 13.6 and in the provisions of Article 10 relating to indemnification, is not intended to confer on any Person, other than the Parties, any rights or remedies.

13.13                 Expenses

Except as otherwise provided herein, each of the Parties, Purchaser Guarantor and Vendor Guarantor shall pay their respective legal, accounting and other professional advisory and all other fees, costs and expenses (including fees of investment bankers) incurred in connection with the Purchase and the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and all other costs and expenses incurred in connection therewith, provided, however, notwithstanding the foregoing, any such expenses of Vendor may be paid by the Purchased Entities.

13.14                 Removal of Name

(a)                           After Closing, but subject to Sections 13.14(b) and (c) with respect to the matters provided therein, Purchaser and its Affiliates, including the Purchased Entities, shall not be entitled to use and shall not use any service marks, trade names, trade dress, logos, designs or other indicia of origin of Vendor or any of its Affiliates (including the Purchased Entities), including (i) the words or letters “BP”, “British Petroleum”, “Amoco”, “Dome”, “Vastar”, “ARCO”, “Atlantic Richfield Company”, “The Standard Oil Company” or “Standard” or any such items that include such words or letters, (ii) the Standard/Amoco oval or torch and oval design, (iii) the phrase “BP Oil”, (iv) the BP shield or the BP Group Helios logo, (v) the ARCO Spark, and (vi) any variations or derivations of any of the foregoing (collectively, the “Prohibited Names and Marks”).

(b)                           In addition, as soon as reasonably practicable, but in any event by the earlier of (i) 60 days following Closing and (ii) the date required by Applicable Law or Environmental Law, Purchaser shall and shall cause each of the Purchased Entities to:

(i)                                     remove, obliterate or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any such Prohibited Names and Marks located on or appurtenant to any portion of the Entity Assets,

(ii)                                  cause the destruction, disposal or replacement of stationery, business cards, purchase orders and similar assets containing any such Prohibited Names and Marks, and

(iii)                               make all requisite filings with, and provide requisite notices to, the appropriate Governmental Authorities to place title or other evidence of operation or ownership in a name other than the Prohibited Names and Marks.

(c)                            Within five (5) Business Days of Closing, Purchaser shall cause each of the Purchased Entities to change its corporate name, by the filing of all necessary documents with such public officials as may be necessary, so as to remove from their corporate names all such Prohibited Names and Marks.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first written above.

AMOCO CANADA INTERNATIONAL HOLDINGS B.V. BP MANAGEMENT INTERNATIONAL B.V.

By:	/s/ Hendrik Muilerman
Authorized Signing Officer

By:	/s/ Marijke Paaijmans
Authorized Signing Officer

PLAINS MIDSTREAM CANADA ULC

By:	/s/ Ralph Cross
Authorized Signing Officer